UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A – 101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ONE Gas, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF
ANNUAL MEETING

AND PROXY STATEMENT

Annual Meeting of Shareholders

Thursday, May 25, 2017

MISSION

We deliver natural gas for a better tomorrow.

VISION

To be a premier natural gas distribution company creating exceptional value for our stakeholders.

STRATEGY

Becoming ONE:

•	ONE in Responsibility – safety, reliability and compliance

•	ONE in Value – employees, shareholders, customers and communities

•	ONE in Industry – recognized leader, processes and productivity

CORE VALUES

•	Safety: We are committed to operating safely and in an environmentally responsible manner.

•	Inclusion and Diversity: We embrace and promote diversity and collaboration; every employee makes a difference and contributes to our success.

•	Ethics: We are accountable to the highest ethical standards; honesty, trust and integrity matter.

•	Service: We set a standard of exceptional service and make continuous improvements in our pursuit of excellence.

•	Value: We create value for all stakeholders, including our employees, customers, investors and communities.

April 5, 2017

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of ONE Gas, Inc., which will be held at 9:00 a.m. Central Daylight Time on Thursday, May 25, 2017, at our company headquarters at ONE Gas, Inc., First Place Tower, 15 E. Fifth Street, 2nd Floor, Tulsa, Oklahoma 74103.

The matters to be considered and voted on at the meeting are set forth in the attached notice of annual meeting of shareholders and are described in the attached proxy statement. A copy of our 2016 annual report to shareholders is also enclosed. A report on our 2016 performance will be presented at the meeting.

We look forward to greeting as many of our shareholders as possible at the annual meeting. We know, however, that most of our shareholders will be unable to attend. Therefore, proxies are being solicited so that each shareholder has an opportunity to vote by proxy. You can authorize a proxy over the Internet or by telephone. Instructions for using these convenient services are included in the proxy statement and on the proxy card. Of course, if you prefer, you may vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are held by a broker, bank or other holder of record, unless you provide your broker, bank or other holder of record with your instructions on how to vote your shares, your shares will not be voted in the election of directors or in certain other important proposals as described in the accompanying proxy statement. Consequently, please provide your voting instructions to your broker, bank or other holder of record in a timely manner in order to ensure that your shares will be voted.

Regardless of the number of shares you own, your vote is important. I urge you to submit your proxy as soon as possible so that you can be sure your shares will be voted.

Thank you for your investment in ONE Gas and for your continued support.

Very truly yours,

John W. Gibson

Chairman of the Board

ONE GAS, INC.

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

Time and date: May 25, 2017, at 9:00 a.m. Central Daylight Time

Place: ONE Gas, Inc., First Place Tower, 15 E. Fifth Street, 2nd Floor, Tulsa, Oklahoma 74103

Items of business:

(1)	To consider and vote on the election of Class III director nominees named in the accompanying proxy statement to serve on our Board of Directors for a three-year term;
(2)	To consider and vote on the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONE Gas, Inc. for the year ending December 31, 2017;
(3)	To consider and vote on our executive compensation on a non-binding, advisory basis;
(4)	To consider and vote on the material terms of our Annual Officer Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”); and
(5)	To consider and vote on such other business as may come properly before the meeting, or any adjournment or postponement of the meeting.

These matters are described more fully in the accompanying proxy statement.

Record date: March 27, 2017. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

Proxy voting:

YOUR VOTE IS IMPORTANT

The vote of every shareholder is important. The Board appreciates the cooperation of shareholders in directing proxies to vote at the meeting. To make it easier for you to vote, Internet and telephone voting are available. The instructions in the accompanying proxy statement and attached to your proxy card describe how to use these convenient voting methods. Of course, if you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope. You may revoke your proxy at any time by following the procedures set forth in the accompanying proxy statement.

Whether or not you expect to attend the meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Voting your shares promptly, via the Internet, by telephone, or by signing, dating and returning the enclosed proxy card will save the expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding Internet Availability of Proxy Materials: This notice of annual meeting, proxy statement, form of proxy and our 2016 annual report to shareholders are available on our website at www.ONEGas.com. Additionally, and in accordance with the rules of the Securities and Exchange Commission, you may access this proxy statement and our 2016 annual report at http://shareholder.onegas.com, which does not infringe on the anonymity of a person accessing such website. The website does not employ “cookies” or other user-tracking features.

By order of the Board,

Brian K. Shore

Corporate Secretary

Tulsa, Oklahoma

April 5, 2017

ONE Gas, Inc.

First Place Tower

15 E. Fifth Street

Tulsa, OK 74103

PROXY STATEMENT

This proxy statement describes important issues affecting our company and is furnished in connection with the solicitation of proxies by our Board for use at our 2017 annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. The approximate date of the mailing of this proxy statement and accompanying proxy card is April 5, 2017.

Unless we otherwise indicate or unless the context indicates otherwise, all references in this proxy statement to “ONE Gas”, “we,” “our,” “us,” the “company” or similar references mean ONE Gas, Inc. and its subsidiary, references to “ONEOK” mean ONEOK, Inc. and its subsidiaries, and references to the “Board” or “Board of Directors” mean the Board of Directors of ONE Gas, Inc.

Summary Proxy Information	1
Proxy Statement Summary	1
Information About the Annual Meeting of Shareholders	1
Items of Business	1
Record Date	1
Internet Access to Proxy Materials	1
How to Vote if You Are a Shareholder of Record	1
How to Vote if Your Shares are Held by a Broker or Bank	2
Shareholder Actions – Matters to be Voted Upon	2
Proposals, How You May Vote and Board Recommendations	3
Votes Required for Approval of the Proposals	4
Director Nominees and Continuing Directors	5
Business Highlights	5
Compensation Highlights	6
Corporate Responsibility	9
Safety and Health	9
Environmental Performance	9
Community Investment	9
Political Advocacy and Contributions	9
Outstanding Stock and Voting	11
Voting	11
Quorum	11
Matters to be Voted Upon	11
Votes Required	12
Revoking a Proxy	12
Proxy Solicitation	12
Governance of the Company	13
Corporate Governance Guidelines	13
Code of Business Conduct and Ethics	13
Director Independence	13
Board Leadership Structure	14
Lead Independent Director	14
Succession Planning	14
Risk Oversight	14
Board and Committee Membership	15
Director Nominations	17
Director Compensation	19
Compensation Committee Interlocks and Insider Participation	21
Executive Sessions of the Board	21
Communications with Directors	21
Complaint Procedures	21
Proposal 1 – Election of Class III Directors	22
Election by Majority Vote	22
Board Qualifications	22
Director Nominees for Class III Directors	23
Class I Directors (continuing directors not up for re-election at the annual meeting)	25
Class II Directors (continuing directors not up for re-election at the annual meeting)	27
Proposal 2 – Ratify the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Year ending December 31, 2017	29
Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2017	29
Audit and Non-Audit Fees	29
Audit Committee Policy on Services Provided by the Independent Registered Public Accounting Firm	29
2017 Report of the Audit Committee	30
Stock Ownership	32
Holdings of Major Shareholders	32
Holdings of Officers and Directors	33
Section 16(a) Beneficial Ownership Reporting Compliance	34
Compensation Discussion and Analysis	35
Executive Summary	35
How We Determine Pay	36
Market Benchmarking	37

SUMMARY PROXY INFORMATION

To assist you in reviewing the company’s 2016 performance and voting your shares, we would like to call your attention to key elements of our 2017 proxy statement and our 2016 annual report to shareholders. The following is only a summary. For more complete information about these topics, please review the complete proxy statement and our 2016 annual report to shareholders.

PROXY STATEMENT SUMMARY

The following summary provides highlights contained in this proxy statement. You should carefully read and consider the information contained in the proxy statement as this summary does not contain all the information you should consider before voting.

INFORMATION ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

•	Date: Thursday, May 25, 2017

•	Time: 9:00 a.m., Central Daylight Time

•	Place: ONE Gas, Inc., First Place Tower, 15 E. Fifth Street, 2nd Floor, Tulsa, Oklahoma 74103

ITEMS OF BUSINESS

•	Election of two Class III director nominees to serve until 2020

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017

•	Approval, on a non-binding, advisory basis, of our executive compensation

•	Approval of the material terms of our Annual Officer Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code

•	Other business as may come properly before the meeting, or any adjournment or postponement of the meeting

RECORD DATE

•	March 27, 2017

INTERNET ACCESS TO PROXY MATERIALS

•	Please visit http://shareholder.onegas.com for online access to our proxy materials including this proxy statement and the company’s 2016 annual report.

HOW TO VOTE IF YOU ARE A SHAREHOLDER OF RECORD

Via the Internet

•   Go to the website at www.proxypush.com/ogs which is available 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 24, 2017.

•   Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder, and allows you to vote your shares and confirm that your instructions have been properly recorded.

•   Follow the simple instructions.

•  If you appoint a proxy via the Internet, you do not have to return your proxy card.

By telephone

•   On a touch-tone telephone, call toll-free 1.866.883.3382, 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 24, 2017.

•   Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder, and allows you to vote your shares and confirm that your instructions have been properly recorded.

•   Follow the simple recorded instructions.

•  If you appoint a proxy by telephone, you do not have to return your proxy card.

By mail

•  Mark your selections on the proxy card.

•   Date and sign your name exactly as it appears on your proxy card.

•  Mail the proxy card in the enclosed postage-paid envelope.

•   If mailed, your completed and signed proxy card must be received prior to the commencement of voting at the annual meeting.

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	1

HOW TO VOTE IF YOUR SHARES ARE HELD BY A BROKER OR BANK

•

This proxy statement and our 2016 annual report to shareholders should have been forwarded to you by your bank, broker or its nominee, together with a voting instruction card. You have the right to direct your bank, broker or its nominee how to vote your shares by using the voting instruction card you received from your bank, broker or its nominee, or by following any instructions provided by your bank, broker or its nominee for voting via the Internet or telephone.

SHAREHOLDER ACTIONS – MATTERS TO BE VOTED UPON

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Election of Class III Directors (Proposal 1). You will find in this proxy statement important information about the qualifications and experience of each of the Class III director nominees, each of whom is a current director. The Corporate Governance Committee performs an annual assessment of the performance of the Board to ensure that our directors have the skills and experience to effectively oversee our company. All of our directors have proven leadership, sound judgment, integrity and a commitment to the success of our company, and our Board recommends that shareholders vote in favor of each nominee for re-election.

•

Ratification of our Independent Registered Public Accounting Firm (Proposal 2). You will also find in this proxy statement important information about our independent registered public accounting firm, PricewaterhouseCoopers LLP. We believe PricewaterhouseCoopers LLP continues to provide high-quality service to our company, and our Board recommends that shareholders vote in favor of ratification.

•

Advisory Vote on Executive Compensation (Proposal 3). Our shareholders have the opportunity to cast a non-binding, advisory vote on our executive compensation program. In evaluating this “say on pay” proposal, we recommend that you review our Compensation Discussion and Analysis in this proxy statement, which explains how and why the Executive Compensation Committee and our Board arrived at decisions with respect to our 2016 executive compensation. Our Board recommends that shareholders vote in favor of our executive compensation program.

•

Approval of the Material Terms of our Annual Officer Incentive Plan for Purposes of Section 162(m) of the Internal Revenue Code (Proposal 4). To facilitate the intended deductibility of compensation paid under our Annual Officer Incentive Plan under Section 162(m) of the Internal Revenue Code, which benefits both the company and our shareholders, we are seeking shareholder approval of the material terms of our Annual Officer Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code. The material terms of our Annual Officer Incentive Plan for purposes of Section 162(m) consist of: (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that could be paid to any employee if the performance goal is attained, which are described in detail in the “Summary of the Proposal” in Proposal 4 below.

The sole effect of shareholder approval of the material terms of our Annual Officer Incentive Plan will be to facilitate the intended tax deductibility of compensation paid under the Annual Officer Incentive Plan in its current form. Whether or not shareholder approval of this proposal is obtained, we may or may not grant performance-based incentive awards to employees in the future pursuant to the Annual Officer Incentive Plan, which awards, if granted, may in certain instances not be fully tax deductible by the company. Our Board has determined that the proposal is in the best interests of our company and our shareholders and recommends that shareholders vote in favor of this proposal.

2	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

PROPOSALS, HOW YOU MAY VOTE AND BOARD RECOMMENDATIONS

Each of the proposals, how you may vote, and how the Board recommends that you vote, is set forth in the following table:

Proposal	How may I vote?	How does the Board recommend that I vote?	Page Reference
1. The election of the two Class III director nominees identified in this proxy statement, each for a three-year term.	You may vote FOR or AGAINST the approval of each of the two Class III director nominees, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR each of the two Class III director nominees.	22
2. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.	You may vote FOR or AGAINST the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.	29
3. An advisory vote on executive compensation.	You may vote FOR or AGAINST the advisory vote on executive compensation, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the approval, on an advisory basis, of the company’s executive compensation.	59
4. The approval of the material terms of our Annual Officer Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.	You may vote FOR or AGAINST the approval of the material terms of our Annual Officer Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the approval of the material terms of our Annual Officer Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.	61

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	3

VOTES REQUIRED FOR APPROVAL OF THE PROPOSALS

The votes required for each proposal is summarized below, together with how abstentions and broker non-votes will be treated for each proposal:

Proposal	Votes required for approval when quorum is present	Abstentions	Broker non-votes
1. The election of the two Class III director nominees identified in this proxy statement each for a three-year term.	Majority of the votes cast by the shareholders present in person or by proxy and entitled to vote	Do not count as votes cast	Do not count as votes cast and have no effect on the vote
2. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.	Affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote	Have the same effect as votes against this proposal	Voted at broker’s discretion
3. An advisory vote on executive compensation.	Affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote	Have the same effect as votes against this proposal	Do not count as votes cast and have no effect on the vote
4. The approval of the material terms of our Annual Officer Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.	Affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote	Have the same effect as votes against this proposal	Do not count as votes cast and have no effect on the vote

4	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

DIRECTOR NOMINEES AND CONTINUING DIRECTORS

The following table summarizes information about the two Class III director nominees and the five continuing directors. As noted, five of our seven directors have been determined to be independent in accordance with the New York Stock Exchange (“NYSE”) independence standards and our director independence guidelines.

Director Nominees – Class III

Name	Age	Director since	Occupation	Independent	Committee memberships/ positions
Robert B. Evans	68	2014	Retired, President and Chief Executive Officer of Duke Energy Americas	Yes	B**, C, D
Michael G. Hutchinson	61	2014	Retired, partner at Deloitte & Touche	Yes	A, B*, C, D**

Continuing Directors

Name	Age	Director since	Class/ Term	Occupation	Independent	Committee memberships/ positions
John W. Gibson	64	2014	I/2018	Retired, Chief Executive Officer of ONEOK, Inc.	No	A*
Pattye L. Moore	59	2014	I/2018	Chairman, Red Robin Gourmet Burgers	Yes	A, B, C*, D
Douglas H. Yaeger	68	2014	I/2018	Retired, Chairman, President and Chief Executive Officer of The Laclede Group, Inc. (now known as Spire Inc.)	Yes	B, C**, D
Pierce H. Norton II	57	2014	II/2019	President and Chief Executive Officer of ONE Gas, Inc.	No	A
Eduardo A. Rodriguez	61	2014	II/2019	President of Strategic Communications Consulting Group	Yes	A, B, C, D*

Committee memberships/positions key:

A	Executive Committee
B	Audit Committee
C	Executive Compensation Committee
D	Corporate Governance Committee
*	Committee chair
**	Committee vice chair

BUSINESS HIGHLIGHTS

•

Financial Performance. 2016 operating income increased to $269.1 million, compared with $239.1 million in 2015, which reflects primarily new rates in Oklahoma and Texas and residential customer growth, offset partially by lower sales and transportation volumes due to warmer weather, and a slight increase in operating expenses.

*	We were a business unit of ONEOK prior to January 31, 2014, and for the years ended December 31, 2013 and 2012.

•

Dividend. During 2016, we paid cash dividends of $1.40 per share. We paid total aggregate dividends to our shareholders of $73.2 million in 2016. In January 2017, we declared a dividend of 42 cents per share ($1.68 per share on an annualized basis), an increase of 7 cents per share compared with the previous cash dividend of 35 cents per share.

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	5

•

Total Shareholder Return. The market price of our common stock was $63.96 per share at December 30, 2016, reflecting a total shareholder return (stock price appreciation and dividends) of 30.5 percent and an increase of 27.5 percent from the closing price of $50.17 on December 31, 2015.

1	February 3, 2014 was the first day of “regular way” trading for ONE Gas, Inc. on the NYSE.

2	The ONE Gas peer group used in this graph is the same peer group that will be used in determining our level of performance under our 2016 performance units at the end of the three-year performance period and is comprised of the following companies: Alliant Energy Corporation; Atmos Energy Corporation; Avista Corporation; CMS Energy Corporation; New Jersey Resources Corporation; NiSource Inc.; Northwest Natural Gas Company; NorthWestern Corporation; South Jersey Industries, Inc.; Southwest Gas Corporation; Spire Inc.; Vectren Corporation; and WGL Holdings, Inc.

COMPENSATION HIGHLIGHTS

•

Compensation Philosophy. A principal feature of our compensation program is the determination of executive compensation by our Executive Compensation Committee (referred to as the “Executive Compensation Committee” or the “Committee”) and Board based on a comprehensive review of quantitative and qualitative factors designed to produce long-term business success. Our executive compensation program is designed to attract, motivate, reward and retain highly effective key executives who drive our success and who are leaders in the industry, to pay for performance and to align the long-term interests of our executive officers with those of our shareholders. We believe our program is designed effectively to meet or exceed our financial and operational performance goals, is well aligned with the interests of our shareholders and is instrumental to achieving our business goals. Our compensation philosophy and related governance features are complemented by several specific elements that are designed to achieve these objectives, as summarized below.

•	Program Design.

•	Our compensation program:

–	provides a competitive total pay opportunity;

–	establishes a pay mix that balances short- and long-term performance specifically consisting of significant equity-based (at-risk) compensation;

–	utilizes separate long-term and annual metrics to incentivize;

–	links a significant portion of total compensation to performance that we believe will create long-term shareholder value;

–	determines awards based on the executive officer’s contributions to business performance;

6	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

–	enhances retention by subjecting a significant portion of total compensation to multi-year vesting requirements;

–	does not encourage unnecessary or excessive risk taking;

–	rewards for accomplishing goals and also for how the goals are accomplished; and

–	restricts change in control cash benefits to double-trigger vesting.

•

We provide the following primary elements of compensation for our executive officers, including the named executive officers (“NEOs”) (as listed in the Compensation Discussion and Analysis at page 38): base salary, annual short-term cash incentive (“STI”) awards and long-term equity incentive (“LTI”) awards.

•	The Executive Compensation Committee references the median level of the market when determining all elements of compensation and targets the median level of total compensation.

•	Our STI program has a performance-based philosophy that provides for cash payments based on achievement of financial and operational goals established annually by our Executive Compensation Committee.

•

We encourage alignment of our executive officers’ interests with those of our shareholders through the grant of LTI awards, of which approximately 80 percent are performance stock units (“PSUs”) and approximately 20 percent are restricted stock units (“RSUs”).

•	Our executive officers, including our NEOs, receive no significant perquisites or other personal benefits.

•	We do not provide any “golden parachute” excise tax gross-ups to our NEOs.

•	The Executive Compensation Committee makes all compensation decisions regarding our NEOs and submits those decisions to the full Board for ratification.

•	The Executive Compensation Committee is composed solely of persons who qualify as independent directors under the listing standards of the NYSE.

•

We have market-competitive stock ownership guidelines for our executive officers and our non-management directors which provides them with a significant stake in our long-term success and aligns their interest with shareholder interests.

•

We have adopted compensation recovery (“clawback”) provisions that permit the Committee to use appropriate discretion to seek recoupment of grants of PSUs (including any shares earned and the proceeds from any sale of such shares) and STI awards paid to an employee in the event that fraud, negligence or individual misconduct by such employee is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

•

Officers, members of our Board and certain employees designated as insiders under our Securities/Insider Trading Policy are prohibited from engaging in short sale and other derivative or speculative transactions in our securities, and/or from purchasing or using, directly or indirectly through family members or other persons or entities, financial instruments (including puts or calls, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities.

•

Officers and directors are prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan. The Chief Executive Officer may grant an exception against pledging securities on a limited case-by-case basis. There is no exception to the prohibition against pledging with respect to the Chief Executive Officer.

•

The Executive Compensation Committee engages an executive compensation consultant that is independent under the Securities and Exchange Commission rules and NYSE listing standards to provide advice and expertise on our executive and director compensation program design and implementation and to lead discussions on trends within our industry.

•

Our say-on-pay vote in 2016 was 96.4 percent in agreement with our compensation paid to our NEOs. In reviewing our compensation program during 2016, our Executive Compensation Committee determined the only changes to our compensation program necessary in 2016 was to change the STI payout range to 50-150 percent from 0-200 percent and to add an additional safety measure to the STI calculation. Other than these changes, it was decided to continue to apply the same principles as have been historically applied in determining the nature and amount of our executive compensation.

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	7

•

Link between Executive Compensation and Performance. The Board awarded Pierce H. Norton II, our President and Chief Executive Officer, incentive compensation for 2016 that was commensurate with our business results and his position as our President and Chief Executive Officer, including payment of an annual STI award of $670,000 and a LTI award with a grant target value of $1,509,792. Consistent with our executive compensation philosophy, a significant majority of Mr. Norton’s total direct compensation of $2,879,792 for 2016 was incentive-based and at-risk, as illustrated by the following chart:

The compensation of our other NEOs further reflects both our 2016 performance and our pay-for-performance compensation philosophy:

Named Executive Officer	2016 Base Salary	2016 STI Award	2016 LTI Award	2016 Total Direct Compensation
Curtis L. Dinan	$435,000	$307,000	$432,493	$1,174,493
Caron A. Lawhorn	$360,000	$251,000	$432,493	$1,043,493
Robert S. McAnnally	$325,000	$243,000	$350,655	$918,655
Joseph L. McCormick	$310,000	$185,000	$324,005	$819,005

	2016
Name	Target STI Award as Percentage of Base Pay	Maximum STI Award as a Percentage of Base Pay
Pierce H. Norton II	90%	169%
Curtis L. Dinan	65%	122%
Caron A. Lawhorn	65%	122%
Robert S. McAnnally	65%	122%
Joseph L. McCormick	55%	103%

8	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

CORPORATE RESPONSIBILITY

For more than 100 years, our business has delivered natural gas to our customers. We will continue to focus on operating safely and responsibly, while creating shareholder value.

SAFETY AND HEALTH

The safety of our employees, our customers and the communities where we operate is at the forefront of each business decision we make. By monitoring the integrity of our assets and promoting the safety and health of our employees, customers and communities, we are investing in the long-term sustainability of our businesses.

A substantial part of our workforce is comprised of operations specialists who work regularly in the field. We continuously assess the risks our employees face in their jobs, and we work to mitigate those risks through training, appropriate engineering controls, work procedures and other preventive safety and health programs. Reducing incidents and improving our safety incident rates is important, but we are not focused only on statistics. Low incident rates alone cannot prevent a large-scale incident, which is why we continue to focus on enhancing our preventive safety programs, such as near-miss reporting, vehicle-safety monitoring, risk assessment and others.

2016 Safety and Health Performance Updates and Highlights

•	Since 2013 we have experienced a 51% reduction in our Total Recordable Incident Rate (“TRIR”) and are approaching the 1st quartile amongst our American Gas Association (“AGA”) peers.

•	Strains and sprains, our most prevalent type of injury, has declined by 42% since 2013.

•

Although we did not achieve 1st quartile performance amongst our AGA peers in Preventable Vehicle Incident Rate (“PVIR”) in 2016, we achieved 1st quartile performance in PVIR from 2013–2015. Since 2013, we have had no Preventable Significant Incidents or Fatalities (“SIFs”).

ENVIRONMENTAL PERFORMANCE

2016 Environmental Updates and Highlights

•

We retired or replaced approximately 390 miles of distribution and transmission facilities in 2016, including 22 miles of cast iron pipe, which will result in decreased emissions of methane. We have a total of 48 miles of cast iron pipe remaining to be replaced, which we have committed to replace by the end of 2019.

•

In 2016, our Energy Efficiency Program in Oklahoma and the Austin and Rio Grande Valley Conservation Programs in Texas combined to issue more than 111,000 rebates totaling approximately $11.59 million through energy-efficiency and conservation programs that offered customers rebates on natural gas appliances and energy-efficient home improvements.

•

We continue to be a partner in the Environmental Protection Agency’s (“EPA”) Natural Gas STAR Program and actively participated in the development of the EPA’s Methane Challenge program to voluntarily reduce greenhouse gas emissions.

COMMUNITY INVESTMENT

We are committed to being active members of the communities where we operate. Investing in the areas where we have operations and where our employees live and work is not only the right thing to do–it’s smart business. By contributing financially and through volunteer work, we can help build stronger communities and create a better environment for our employees, our customers and the general public.

We accomplish this in a number of ways, including grants from the ONE Gas Foundation, corporate sponsorships to nonprofit organizations and community volunteer efforts. Primary focus areas for our community investments are education, health and human services, arts and culture, environmental stewardship and community enrichment. We give priority consideration to educational programs and to health and human services organizations, particularly those with programs that help people become self-sufficient.

2016 Community Investment Updates and Highlights

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In 2016, we contributed approximately $2.7 million to nonprofit organizations through the ONE Gas Foundation and corporate sponsorships, and our employees volunteered more than 7,600 hours in our communities.

POLITICAL ADVOCACY AND CONTRIBUTIONS

We actively participate in the political process through the lobbying efforts of our government relations department, involvement in multiple business and industry trade organizations, and through the ONE Gas, Inc. Employee Political Action Committee (the “ONE Gas PAC”). In 2016, ONE Gas employees and members of the ONE Gas Board contributed approximately $73,689 to the ONE Gas PAC. During 2016, the ONE Gas PAC contributed approximately $110,900 to candidates for political office and other political action committees.

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As a company, we do not contribute corporate funds to political candidates, political action committees or so-called 501(c)(4) social welfare organizations. Employee and director contributions to the ONE Gas PAC are used to support candidates seeking federal or state offices who support the interests of the energy industry and business. A steering committee made up of senior management representatives and a contributions committee made up of employees from across our operating areas oversee all ONE Gas PAC contributions to political candidates.

10	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

OUTSTANDING STOCK AND VOTING

VOTING

Only shareholders of record at the close of business on March 27, 2017, are entitled to receive notice of and to vote at the annual meeting. As of that date, 52,446,983 shares of our common stock were outstanding. Each outstanding share entitles the holder to one vote on each matter submitted to a vote of shareholders at the meeting. No other class of our stock is entitled to vote on matters to come before the meeting.

Shareholders of record may vote in person or by proxy at the annual meeting. All properly submitted proxies received prior to the commencement of voting at the annual meeting will be voted in accordance with the voting instructions contained on the proxy. Shares for which signed proxies are properly submitted without voting instructions will be voted:

(1)	FOR the election of the two Class III director nominees named in this proxy statement to serve on our Board of Directors for a three-year term;

(2)	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017;

(3)	FOR the advisory proposal to approve our executive compensation; and

(4)	FOR the approval of the material terms of our Annual Officer Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.

While we know of no other matters that are likely to be brought before the meeting, in the event any other business properly comes before the meeting, proxies will be voted in the discretion of the persons named in the proxy. The persons named as proxies were designated by our Board.

To vote shares held “in street name” through a bank, broker or its nominee, a shareholder must provide voting instructions to his or her bank, broker or its nominee. Brokerage firms, banks and other fiduciaries are required to request voting instructions for shares they hold on behalf of their customers and others. We encourage you to provide instructions to your bank, broker or its nominee on how to vote your shares. If your shares are held “in street name,” to be able to vote those shares in person at the annual meeting, you must obtain a legal proxy, executed in your favor, from the holder of record of those shares as of the close of business on March 27, 2017.

The rules of the NYSE determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. Under the rules of the NYSE, Proposals 1, 3 and 4 are considered to be non-routine, and Proposal 2 is considered to be routine. Accordingly, if you do not provide voting instructions to your brokerage firm or other entity holding your shares, your brokerage firm or other entity holding your shares will not be permitted under the rules of the NYSE to vote your shares on Proposals 1, 3 and 4 and will be permitted under the rules of the NYSE to vote your shares on Proposal 2 at its discretion.

Please provide your voting instructions to your broker, bank or other holder of record so that your shares may be voted.

Representatives of our stock transfer agent, Wells Fargo Shareholder Services, a division of Wells Fargo Bank, N.A., will be responsible for tabulating and certifying the votes cast at the annual meeting.

QUORUM

The holders of a majority of the shares entitled to vote at the annual meeting, present in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. In determining whether we have a quorum, we count abstentions and broker non-votes as present.

If a quorum is not present at the scheduled time of the meeting, the shareholders who are present in person or by proxy may adjourn the meeting until a quorum is present. If the time and place of the adjourned meeting are announced at the time the adjournment is taken, no other notice will be given. However, if the adjournment is for more than 30 days, or if a new record date is set for the adjourned meeting, a notice will be given to each shareholder entitled to receive notice of, and to vote at, the meeting.

MATTERS TO BE VOTED UPON

At the annual meeting, the following matters will be voted upon:

(1)	the election of two Class III nominees for director named in this proxy statement to serve a three-year term;

(2)	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017;

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(3)	to consider and vote on our executive compensation on a non-binding, advisory basis;

(4)	to consider and vote on the material terms of our Annual Officer Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code; and

(5)	such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

VOTES REQUIRED

Proposal 1—Election of two Class III Directors. Our bylaws provide for majority voting for directors in uncontested elections. We expect that the election of directors at our 2017 annual meeting will be uncontested. Under the majority voting standard, to be elected a nominee must receive a number of “For” votes that exceeds 50 percent of the votes cast with respect to that director’s election. Abstentions and broker non-votes, if any, do not count as votes cast with respect to the election of directors.

Our corporate governance guidelines require that if an uncontested nominee for director does not receive more “For” than “Against” votes, he or she must promptly tender his or her resignation to our Board. The Board (excluding the director who tendered the resignation) will then evaluate the resignation in light of the best interests of our company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. The Board will announce publicly its decision regarding any tendered resignation.

Proposal 2—Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Year ending December 31, 2017. In accordance with our bylaws, approval of this proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal.

Proposal 3—Advisory Vote on Executive Compensation. In accordance with our bylaws, approval of the proposal to approve our executive compensation requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as entitled to vote for purposes of determining the outcome of the vote on this proposal. The vote on this proposal is advisory and non-binding on the company and our Board.

Proposal 4—Approval of the Material Terms of our Annual Officer Incentive Plan for Purposes of Section 162(m) of the Internal Revenue Code. In accordance with our bylaws, approval of the proposal to approve the material terms of our Annual Officer Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as votes cast and have no effect on the vote for purposes of determining the outcome of the vote on this proposal.

REVOKING A PROXY

Any shareholder may revoke his or her proxy at any time before it is voted at the meeting by (1) notifying our corporate secretary in writing (the mailing address of our corporate secretary is Corporate Secretary, ONE Gas, Inc., 15 East Fifth Street, Tulsa, Oklahoma 74103), (2) authorizing a later proxy via the Internet or by telephone, (3) returning a later dated proxy card, or (4) voting at the meeting in person. A shareholder’s presence without voting at the annual meeting will not automatically revoke a previously delivered proxy and any revocation during the meeting will not affect votes previously taken.

If your shares are held in a brokerage account or by a bank or other holder of record, you may revoke any voting instructions you may have previously provided in accordance with the revocation instructions provided by the broker, bank or other holder of record.

PROXY SOLICITATION

Solicitation of proxies will be primarily by mail and telephone. We have engaged Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to solicit proxies for a fee of $8,500 plus out-of-pocket expenses. In addition, certain of our officers, directors and employees may solicit proxies on our behalf in person or by mail, telephone, fax or email, for which such persons will receive no additional compensation. We will pay all costs of soliciting proxies. We will also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders.

12	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

GOVERNANCE OF THE COMPANY

Our Board and management are committed to maintaining strong corporate governance practices that allocate rights and responsibilities among our Board, management and our stakeholders in a manner that benefits the long-term interests of our stakeholders. Our corporate governance practices are designed not just to satisfy regulatory and stock exchange requirements but also to provide for effective oversight and management of our company.

Our Corporate Governance Committee engages in a regular process of reviewing our corporate governance practices, including comparing our practices with those recommended by various corporate governance authorities, the expectations of our stakeholders and the practices of other leading public companies. Our Corporate Governance Committee also regularly reviews our corporate governance practices in light of proposed and adopted laws and regulations, including the rules of the Securities and Exchange Commission and the rules and listing standards of the NYSE.

CORPORATE GOVERNANCE GUIDELINES

Our Board has adopted corporate governance guidelines that address key areas of our corporate governance, including: director qualification standards, including the requirement that a majority of our directors be “independent” under the applicable independence requirements of the NYSE; director responsibilities; director access to management; director compensation; management succession; evaluation of the performance of our Board; and the structure and operation of our Board. Our Board periodically reviews our corporate governance guidelines and may revise the guidelines from time to time as conditions warrant. The full text of our corporate governance guidelines is published on and may be printed from our website at www.ONEGas.com and is also available from our corporate secretary upon request.

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board has adopted a code of business conduct and ethics that applies to our directors, officers (including our principal executive and financial officers, controller and other persons performing similar functions) and all other employees. We require all directors, officers and employees to adhere to our code of business conduct and ethics in addressing the legal and ethical issues encountered in conducting their work for our company. Our code of business conduct and ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all applicable laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our company’s best interests. All directors, officers and employees are required to report any conduct that they believe to be an actual or apparent violation of our code of business conduct and ethics.

The full text of our code of business conduct and ethics is published on and may be printed from our website at www.ONEGas.com and is also available from our corporate secretary upon request. We intend to disclose on our website any future amendments to, or waivers from, our code of business conduct and ethics, as required by the rules of the Securities and Exchange Commission and the NYSE.

DIRECTOR INDEPENDENCE

Our corporate governance guidelines provide that a majority of our Board of Directors will be “independent” under the applicable independence requirements of the NYSE. These guidelines and the rules of the NYSE provide that, in qualifying a director as “independent,” the Board must make an affirmative determination that the director has no material relationship with our company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. In making this determination with respect to each director serving on the Executive Compensation Committee, under the rules of the NYSE, the Board is required to consider all factors specifically relevant to determine whether the director has a relationship to our company which is material to that director’s ability to be independent from management in connection with the duties of a member of that committee.

Our Board of Directors has also adopted director independence guidelines that specify the types of relationships the Board has determined to be categorically immaterial. Directors who meet these standards are considered to be “independent.” The full text of our director independence guidelines is published on and may be printed from our website at www.ONEGas.com and is also available from our corporate secretary upon request.

Our Board has determined affirmatively that members Robert E. Evans, Michael G. Hutchinson, Pattye L. Moore, Eduardo A. Rodriguez and Douglas H. Yaeger have no material relationship with our company, and each qualifies as “independent” under our corporate governance guidelines, our director independence guidelines and the rules of the NYSE. In determining whether certain of our directors qualify as “independent” under our director independence guidelines, our Board considered the receipt by certain directors or their immediate family members (or entities of which they are members, directors, partners, executive officers, or counsel) of natural gas service from us at regulated rates on terms generally available to all of our customers (and, in the case of an entity, in an amount that is less than the greater of $1 million or 2 percent of the entity’s gross revenue for its last fiscal year). In each case, the Board determined these relationships to be in the ordinary course of business at regulated rates or on substantially the same terms available to non-affiliated third parties and to be immaterial in amounts to both our company and the director.

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BOARD LEADERSHIP STRUCTURE

During 2016, our Board was led by John W. Gibson, who was the Chairman of the Board, and Eduardo A. Rodriguez, who was both our lead independent director and the chair of the Corporate Governance Committee. In addition, our Audit Committee and Executive Compensation Committee are each led by a chair and vice chair, each of whom is an independent director.

LEAD INDEPENDENT DIRECTOR

Our corporate governance guidelines vest the lead independent director who, under these guidelines, is also chair of our Corporate Governance Committee, with various key responsibilities. The guidelines provide that the lead independent director shall serve for a term of three to five years as determined by the Board, and that the duties of the lead independent director include but are not limited to:

•	presiding as the chair at all meetings of the Board at which the Chairman of the Board is not present;

•	presiding at all executive sessions of the independent directors;

•	serving as liaison between the Chairman of the Board and the independent directors;

•	approving information sent to the Board;

•	approving meeting agendas for the Board; and

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

In addition, the lead independent director has the authority to call meetings of the independent directors and, if requested by major shareholders, will ensure that he or she is available for consultation and direct communication with such shareholders. The Lead Independent Director may also perform duties otherwise assigned to the Chairman of the Board, as set forth above, when the offices of the Chairman of the Board and the Chief Executive Officer are combined.

SUCCESSION PLANNING

A key responsibility of the Chief Executive Officer and the Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in our company. Each year, succession-planning reviews are held at every significant organizational level of the company, culminating in a full review of senior leadership talent by our independent directors. During this review, the Chief Executive Officer, the Chairman of the Board and the independent directors discuss future candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which our company makes ongoing leadership assignments. It is a key success factor in managing the long-term planning and investment lead times of our business.

In addition, the Chief Executive Officer maintains in place at all times, and reviews with the non-management directors, a confidential plan for the timely and efficient transfer of responsibilities in the event of an emergency or sudden incapacitation or departure of the Chief Executive Officer.

RISK OVERSIGHT

We engage in an annual comprehensive enterprise risk-management (“ERM”) process to identify, aggregate, monitor, measure, assess and manage risk. Our ERM approach is designed to enable our Board to establish a mutual understanding with management of the effectiveness of our risk-management practices and capabilities, to review our risk exposure and to elevate certain key risks for discussion at the Board level. Management and our Board believe that risk management is an integral part of our annual strategic planning process, which addresses, among other things, the risks and opportunities facing our company.

Our ERM program is overseen by our Chief Financial Officer. The program is a companywide process designed to identify, aggregate, monitor, measure, assess, and manage risks that could affect our ability to fulfill our business objectives or execute our corporate strategy. Our ERM process involves the identification and assessment of a broad range of risks and the development of plans to mitigate their effects. These risks generally relate to strategic, operational, financial, regulatory compliance and human resources issues.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact. In other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. Management is responsible for identifying risks and controls related to our significant business activities; mapping the risks to our corporate strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control and mitigate risk.

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The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that our company faces and how our company is seeking to control and mitigate those risks. In some cases, as with risks relating to significant acquisitions, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management.

The Board annually reviews a management assessment of the various operational and regulatory risks facing our company, their relative magnitude and management’s plan for mitigating these risks. The Board also reviews risks related to our company’s business strategy at its annual strategic planning meeting and at other meetings as appropriate.

In certain cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees risk issues associated with our overall financial reporting and disclosure process and legal compliance, as well as reviewing policies and procedures on risk-control assessment and accounting risk exposure, including our companywide risk control activities. The Audit Committee meets with our executive officers and meets with our Director–Audit Services, as well as with our independent registered public accounting firm, in separate executive sessions at each of its in-person meetings during the year, at which time risk issues are discussed regularly.

In addition, our Executive Compensation Committee oversees risks related to our compensation program, as discussed in greater detail elsewhere in this proxy statement, and our Corporate Governance Committee oversees risks related to our governance practices and policies.

BOARD AND COMMITTEE MEMBERSHIP

Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them periodically and in connection with Board and committee meetings, and by participating in meetings of the Board and its committees.

During 2016, the Board held seven regular meetings (four in-person and three telephonic meetings) and no special meetings. All of our incumbent directors who served on the Board during 2016 attended all of the meetings of the Board and Board committees on which they served.

Our corporate governance guidelines provide that members of our Board are expected to attend our annual meeting of shareholders. All members of the Board attended the 2016 annual meeting of shareholders.

The Board has four standing committees: the Audit Committee, the Executive Compensation Committee, the Corporate Governance Committee and the Executive Committee. The table below provides the current membership of our Board and each of our Board committees. Our Board has determined affirmatively that each member of our Audit Committee, Executive Compensation Committee and Corporate Governance Committee is “independent” under our corporate governance guidelines, our director independence guidelines and the rules of the NYSE.

Director	Audit	Executive Compensation	Corporate Governance	Executive
John W. Gibson, Chairman				Chair
Pierce H. Norton II				Member
Robert B. Evans	Vice Chair	Member	Member
Michael G. Hutchinson	Chair	Member	Vice Chair	Member
Pattye L. Moore	Member	Chair	Member	Member
Eduardo A. Rodriguez	Member	Member	Chair	Member
Douglas H. Yaeger	Member	Vice Chair	Member

Our Board has adopted written charters for each of its Audit, Executive Compensation, Corporate Governance and Executive Committees. Copies of the charters of each of these committees are available on and may be printed from our website at www.ONEGas.com. Copies are also available from our corporate secretary upon request. The responsibilities of our Board committees are summarized below. From time to time the Board, in its discretion, may form other committees.

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THE AUDIT COMMITTEE

2016 Meetings: 6

The Audit Committee represents and assists our Board with oversight of the integrity of our financial statements and internal controls, our compliance with legal and regulatory requirements, the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal audit function. The responsibilities of the Audit Committee include:

•	appointing, compensating and overseeing our independent auditor;

•	reviewing the scope, plans and results relating to the external audits of our financial statements;

•	reviewing the scope, plans and results relating to internal audits;

•	monitoring and evaluating our financial condition;

•	monitoring and evaluating the integrity of our financial reporting processes and procedures;

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assessing our significant financial risks and exposures and evaluating the adequacy of our internal controls in connection with such risks and exposures, including, but not limited to, internal controls over financial reporting and disclosure controls and procedures;

•	reviewing policies and procedures on risk-control assessment and accounting risk exposure, including our companywide risk control activities; and

•	monitoring our compliance with our policies on ethical business conduct.

Our independent registered public accounting firm reports directly to our Audit Committee. All members of our Audit Committee are “independent” under the independence requirements of the NYSE and the Securities and Exchange Commission applicable to audit committee members. The Board has determined that Robert E. Evans, Michael G. Hutchinson, Eduardo A. Rodriguez and Douglas H. Yaeger are each an audit committee financial expert under the applicable rules of the Securities and Exchange Commission and all members of the Audit Committee are financially literate. No member of our Audit Committee serves on the audit committees of more than three other public companies.

THE EXECUTIVE COMPENSATION COMMITTEE

2016 Meetings: 4

Our Executive Compensation Committee is responsible for establishing and periodically reviewing our executive compensation policies and practices. This responsibility includes:

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evaluating, in consultation with our Corporate Governance Committee, the performance of our Chief Executive Officer, and recommending to our Board the compensation of our Chief Executive Officer and our other senior executive officers;

•	reviewing and approving, in consultation with our Corporate Governance Committee, the annual objectives of our Chief Executive Officer;

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reviewing our executive compensation program to ensure the attraction, retention and appropriate compensation of executive officers in order to motivate their performance in the achievement of our business objectives and to align their interests with the long-term interests of our shareholders;

•	assessing the risks associated with our compensation program; and

•	reviewing and making recommendations to the full Board on executive officer and director compensation and personnel policies, programs and plans.

Our Executive Compensation Committee meets periodically during the year to review our executive and director compensation policies and practices. Executive officer salaries and STI and LTI compensation are determined annually by the Committee. The scope of the authority of the Committee is not limited except as set forth in its charter and by applicable law. The Committee has the authority to delegate duties to subcommittees of the Committee, or to other standing committees of the Board, as it deems necessary or appropriate. The Committee may not delegate to a subcommittee any authority required by any law, regulation or listing standard to be exercised by the Committee as a whole. All members of our Executive Compensation Committee are “independent” under the independence requirements of the NYSE applicable to compensation committee members.

The compensation group in our corporate human resources department supports, in consultation with our Chief Executive Officer, the Executive Compensation Committee in its work.

During 2016, the Executive Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), as an independent executive compensation consultant to assist the Committee in its evaluation of the amount and form of compensation paid in 2016 to our Chief Executive Officer, our other executive officers and our directors. Meridian reported directly to the Executive Compensation Committee. For more information on executive compensation and the role of this consultant, see “Compensation Discussion and Analysis—How We Determine Pay—Role of the Independent Executive Compensation Consultant” at page 36.

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THE CORPORATE GOVERNANCE COMMITTEE

2016 Meetings: 4

Our Corporate Governance Committee is responsible for overseeing our company’s governance, including the selection of directors and the Board’s practices and effectiveness. These responsibilities include:

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identifying and recommending qualified director candidates, including qualified director candidates suggested by our shareholders in written submissions to our corporate secretary in accordance with our corporate governance guidelines and our bylaws or in accordance with the rules of the Securities and Exchange Commission;

•	making recommendations to the Board with respect to electing directors and filling vacancies on the Board;

•	adopting an effective process for director selection and tenure by making recommendations on the Board’s organization and practices and by aiding in identifying and recruiting director candidates;

•	reviewing and making recommendations to the Board with respect to the organization, structure, size, composition and operation of the Board and its committees;

•	in consultation with our Chairman of the Board and Chief Executive Officer and the Executive Compensation Committee, overseeing management succession and development; and

•	reviewing, assessing risk and making recommendations with respect to other corporate governance matters.

All members of the Corporate Governance Committee are “independent” under the independence requirements of the NYSE.

THE EXECUTIVE COMMITTEE

2016 Meetings: 0

In the intervals between meetings of our Board, the Executive Committee may, except as otherwise provided in our bylaws and applicable law, exercise the powers and authority of the full Board in the management of our property, affairs and business. The function of this committee is to act on major matters where it deems action appropriate, providing a degree of flexibility and ability to respond to time-sensitive business and legal matters without calling a special meeting of our full Board. The Executive Committee reports to the Board at its next meeting on any actions taken by the committee.

DIRECTOR NOMINATIONS

Our corporate governance guidelines provide that the Board is responsible for nominating candidates for Board membership and for the delegation of the screening process to the Corporate Governance Committee of the Board. This committee, with recommendations and input from our Chairman of the Board, Chief Executive Officer and the directors, evaluates the qualifications of each director candidate and assesses the appropriate mix of skills, qualifications and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time. The Corporate Governance Committee is responsible for recommending to the full Board candidates for nomination by the Board for election as members of our Board.

Our corporate governance guidelines provide that candidates for nomination by the Board must be committed to devote the time and effort necessary to be productive members of the Board and that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality. The guidelines also provide that the Board will seek to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; industry knowledge; crisis response; international business; leadership; strategic vision; law; and corporate relations.

The Corporate Governance Committee’s charter provides that it has the responsibility, in consultation with the Chairman of the Board and Chief Executive Officer, to search for, recruit, screen, interview and select candidates for the position of director as necessary to fill vacancies on the Board or the additional needs of the Board and to consider management and shareholder recommendations for candidates for nomination by the Board. In carrying out this responsibility, the Corporate Governance Committee evaluates the qualifications and performance of incumbent directors and determines whether to recommend them for re-election to the Board. In addition, this committee determines, as necessary, the portfolio of skills, experience, diversity, perspective and background required for the effective functioning of the Board considering our business strategy and our regulatory, geographic and market environments.

Our corporate governance guidelines contain a policy regarding the Corporate Governance Committee’s consideration of prospective director candidates recommended by shareholders for nomination by our Board. Under this policy, and in accordance with our bylaws, any shareholder who wishes to recommend a prospective candidate for nomination by our Board for election at our 2018 annual meeting should send a letter of recommendation to our corporate secretary at our principal executive offices by no later than December 6, 2017. The letter should include the name, address and number of shares owned by the recommending shareholder (including, if the recommending shareholder is not a shareholder of record, proof of ownership of the type referred to in Rule 14a-8(b)(2) of the proxy rules of the Securities and Exchange Commission), the prospective candidate’s name and address, a description of the prospective candidate’s background, qualifications and relationships, if any, with our company and all other information necessary for our Board to determine whether the prospective candidate meets the independence standards under the rules of the NYSE and our director independence guidelines. A signed statement from the prospective candidate should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee of the Board and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director. The Corporate Governance Committee will evaluate prospective candidates recommended by shareholders for nomination by our Board in light of the various factors set forth above.

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Neither the Corporate Governance Committee, the Board, nor our company itself discriminates in any way against prospective candidates for nomination by the Board on the basis of age, sex, race, religion, or other personal characteristics. There are no differences in the manner in which the Corporate Governance Committee or the Board evaluates prospective candidates based on whether the prospective candidate is recommended by a shareholder or by the Corporate Governance Committee, provided that the recommending shareholder furnishes to our company a letter of recommendation containing the information described above along with the signed statement of the prospective candidate referred to above.

In addition to having the ability to recommend prospective candidates for nomination by our Board, under our bylaws, shareholders may themselves nominate candidates for election at an annual meeting of shareholders. Any shareholder who desires to nominate candidates for election as directors at our 2018 annual meeting must follow the procedures set forth in our bylaws. Under these procedures, notice of a shareholder nomination for the election of a director must be received by our corporate secretary at our principal executive offices not less than 120 calendar days before the first anniversary of the date that our proxy statement was released to shareholders in connection with our 2017 annual meeting of shareholders (i.e., notice must be received no later than December 6, 2017). If the date of the 2018 annual meeting is more than 30 days from the first anniversary date of the 2017 meeting, our corporate secretary must receive notice of a shareholder nomination by the close of business on the tenth day following the earlier of (i) the day on which notice of the date of the meeting is mailed to shareholders or (ii) the day on which public announcement of the meeting date is made. In accordance with our bylaws, a shareholder notice must contain certain information about the candidate the shareholder desires to nominate for election as a director, including: (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; (c) the class or series and number of our shares that are owned beneficially or of record by such person and any affiliates or associates of such person; (d) the name of each nominee holder of our shares owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of our shares held by each such nominee holder; (e) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to our shares; (f) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to our shares; (g) such person’s written and executed representation and agreement (in the form provided by the corporate secretary upon written request) that such person (1) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the company, will act or vote on any issue or question, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the company that has not been disclosed to the company in such representation and agreement and (3) in such person’s individual capacity, would be in compliance, if elected as a director of the company, and, if elected as a director, will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the company; (h) such person’s completed written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which form of questionnaire shall be promptly provided by the corporate secretary to the requesting shareholder upon written request) and (i) all other information relating to such person that would be required to be disclosed in connection with a solicitation of proxies for the election of such person as a director, or would be otherwise required to be disclosed in connection with such solicitation, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

In addition, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the notice must set forth: (a) the name and address, as they appear on the company’s books, of such shareholder, and the name and address of such beneficial owner, if any, and any other shareholders known by such shareholder to be supporting such nominee(s); (b) the class and number of our shares that are owned beneficially and of record by such person and any affiliates or associates of such person; (c) the name of each nominee holder of our shares owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares held by each such nominee holder; (d) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to our shares; (e) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to our shares; (f) a representation that the shareholder giving notice intends to appear in person or by proxy at the annual meeting or special meeting to nominate the persons named in its notice; (g) a description of all agreements, arrangements and understandings between such person or any affiliate or associate of such person, and any other person or persons (including their names) in connection with the nomination by such shareholder; and (h) all other information that would be required to be disclosed by such person as a participant in a solicitation of proxies for the election of directors in a contested election, or would be otherwise required to be disclosed in

18	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

connection with such solicitation, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. This information must be supplemented by such shareholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose all such information as of the record date.

At the request of the company, each proposed nominee must submit to the corporate secretary such other information as the company may reasonably require, including such information as may be necessary or appropriate in determining the eligibility of such proposed nominee to serve as an independent director of the company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

DIRECTOR COMPENSATION

The Executive Compensation Committee’s independent compensation consultant, Meridian, annually advises the Executive Compensation Committee on matters related to non-management director compensation including competitive market data for the company’s peer group. The Executive Compensation Committee reviews and discusses the director compensation information provided by Meridian and makes a recommendation to the full Board with respect to non-management director compensation. The Executive Compensation Committee’s philosophy with respect to non-management director compensation is to target at or below the market median. The components of non-management director compensation include an annual cash retainer, additional annual cash retainer for the Chairman of the Board, the chairs of the Audit, Executive Compensation and Corporate Governance Committees and an annual stock retainer. No separate per meeting fees are paid to the non-management directors. For 2016, based on the market information provided by Meridian, the Executive Compensation Committee recommended and the full Board approved a $5,000 increase in the annual cash retainer, a $5,000 increase in the stock retainer and a $5,000 increase in the retainer for the chair of the Corporate Governance Committee/lead independent director.

During 2015, we began transitioning payment of compensation for each of our non-management directors for their service on our Board from a calendar year basis to paying on an annual meeting date basis.

In February 2016, each non-management director received a pro-rata annual cash retainer of $25,929 (pro-rata portion of $65,000). The chairs of our Audit and Executive Compensation Committees received an additional pro-rata annual cash retainer of $5,984 (pro-rata portion of $15,000), and our lead independent director, who is also chair of our Corporate Governance Committee, received an additional pro-rata annual cash retainer of $7,978 (pro-rata portion of $20,000). Our Chairman of the Board received an additional pro-rata annual cash retainer of $29,918 (pro-rata portion of $75,000) for his service. The February 2016 pro-rata cash payments cover the period from January 1, 2016, to May 25, 2016.

For the period from May 26, 2016, through May 24, 2017, each non-management director received an annual cash retainer of $70,000 and a stock retainer valued at $90,000. The chairs of our Audit and Executive Compensation Committees received an additional annual cash retainer of $15,000, and our lead independent director, who is also chair of our Corporate Governance Committee, received an additional annual cash retainer of $25,000. Our Chairman of the Board received an additional annual cash retainer of $75,000 for his service.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings.

The Chief Executive Officer, as the sole management director, receives no compensation for his service as a director.

Our Board has established minimum share ownership guidelines for members of our Board. The guidelines provide that within five years after joining the Board, each non-management director will own shares of the company’s common stock having a value, at a minimum, of five times the annual cash retainer for service on the Board (excluding annual retainers for service as a chair of a Board committee or for service as Chairman of the Board) as established from time to time by the Board. Shares that count toward this ownership guideline include shares owned outright in the director’s name, shares held in trust for the director’s benefit or the benefit of the director’s immediate family, and phantom shares held in the director’s account under any company deferred compensation plan for non-employee directors or any similar plan or arrangement. Shares that do not count toward this ownership guideline include unexercised stock options and shares of restricted stock for which restrictions have not yet lapsed (unvested restricted stock). A non-management director will not be allowed to sell shares of the company’s common stock (using established pre-clearance procedures) unless such director’s holdings of the company’s common stock meet the established minimum ownership guideline. Because we became a stand-alone, publicly traded company on January 31, 2014, under the guidelines our directors have five years from this date to satisfy individual share ownership requirements. However, all current directors have satisfied the minimum share ownership guidelines.

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	19

The following table sets forth the compensation paid to our non-management directors in 2016:

Director Compensation

Director	Fees Earned or Paid in Cash(1)	Stock Awards (1)(2)(3)	Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Robert B. Evans	$95,950	$90,000	$-	$-	$185,950
John W. Gibson	$200,847	$90,000	$3,823	$5,000	$299,670
Michael G. Hutchinson	$116,934	$90,000	$-	$-	$206,934
Pattye L. Moore	$116,913	$90,000	$-	$5,000	$211,913
Eduardo A. Rodriguez	$128,920	$90,000	$-	$-	$218,920
Douglas H. Yaeger	$95,950	$90,000	$-	$24,000	$209,950

(1)	Non-management directors may defer all or a part of their annual cash and stock retainers under our Deferred Compensation Plan for Non-Employee Directors. During the year ended December 31, 2016, $389,847 of the total amount payable for directors’ fees were deferred under this plan at the election of three of our directors. Deferred amounts are treated, at the election of the participating director, either as phantom stock or as a cash deferral. Phantom stock deferrals are treated as though the deferred amount is invested in our common stock at the fair market value on the date the deferred amount was earned. Phantom stock earns the equivalent of dividends declared on our common stock, reinvested in phantom shares of our common stock based on the fair market value of our common stock on the payment date of each common stock dividend. The shares of our common stock reflected in a non-management director’s phantom stock account are issued to the director under our Equity Compensation Plan on the last day of the director’s service as a director or a later date selected by the director. Cash deferrals earn interest at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points, which, at January 4, 2016, was 5.03 percent.

The following table sets forth, for each non-management director, the amount of director compensation deferred during 2016 and cumulative deferred compensation as of December 31, 2016.

Director	Board Fees Deferred to Phantom Stock in 2016 (a)	Dividends Earned on Phantom Stock and Reinvested in 2016 (b)	Total Board Fees Deferred to Phantom Stock at December 31, 2016 (a)	Total Shares of Phantom Stock Held at December 31, 2016	Board Fees Deferred to Cash in 2016 (c)	Total Board Fees Deferred to Cash at December 31, 2016 (c)
Robert B. Evans	$-	$-	$-	-	$-	$-
John W. Gibson	$90,000	$8,780	$309,654	7,157	$200,847	$525,071
Michael G. Hutchinson	$-	$-	$-	-	$-	$-
Pattye L. Moore	$90,000	$8,780	$309,654	28,691	$-	$-
Eduardo A. Rodriguez	$9,000	$108	$9,108	778	$-	$-
Douglas H. Yaeger	$-	$-	$-	-	$-	$-

(a)	Reflects the value of the annual cash and stock retainers (based on the average of our high and low stock price on the NYSE on the grant date) deferred to phantom stock by a director under our Deferred Compensation Plan for Non-Employee Directors.

(b)	Dividend equivalents paid on phantom stock are reinvested in additional shares of phantom stock based on the average of the high and low trading prices of our common stock on the NYSE on the date the dividend equivalent was paid.

(c)	Mr. Gibson deferred board fees in the amount of $200,847 to cash in 2016. The total amount deferred to cash reflects the balance in Mr. Gibson’s cash deferral account. Cash deferrals earn interest at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points which, at January 4, 2016, was 5.03 percent.

(2)	The amounts in this column reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), with respect to stock awards received by directors for service on our Board. Since the shares are issued free of any restrictions on the grant date, the grant date fair value of these awards is based on the average of our high and low stock price on the NYSE on the date of grant. The following table sets forth the number of shares and grant date fair value of such shares of our common stock issued to our non-management directors during 2016 for service on our Board.

Director	Shares Awarded in 2016	Aggregate Grant Date Fair Value
Robert B. Evans	1,541	$90,000
John W. Gibson	1,541	$90,000
Michael G. Hutchinson	1,541	$90,000
Pattye L. Moore	1,541	$90,000
Eduardo A. Rodriguez	1,541	$90,000
Douglas H. Yaeger	1,541	$90,000

(3)	For the aggregate number of shares of our common stock and phantom stock held by each member of our Board at March 1, 2017, see “Stock Ownership–Holdings of Officers and Directors” at page 33.

(4)	Reflects above-market earnings on Board of Directors fees deferred to cash under our Deferred Compensation Plan for Non-Employee Directors which provides for payment of interest on cash deferrals at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points, which, at January 4, 2016, was 5.03 percent, plus accrued dividends.

20	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

(5)	Reflects charitable contributions made by our company or the ONE Gas Foundation, Inc., on behalf of members of our Board as follows: (a) matching contributions up to $5,000 per year to non-profit organizations of his or her choice pursuant to our Matching Grants Program for Directors of ONE Gas through our Community Investment Program; and (b) matching contributions to the United Way pursuant to our annual United Way contribution program.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, Messrs. Evans, Hutchinson, Rodriguez and Yaeger and Ms. Moore served on our Executive Compensation Committee. No member of the Executive Compensation Committee was an officer or employee of the company or its subsidiary during 2016, and no member of this committee was formerly an officer of the company or its subsidiary. In addition, during 2016, none of our executive officers served as a member of a compensation committee or Board of any other entity of which any member of our Board was an executive officer.

During 2016, Ms. Moore served as the Vice Chair of the ONEOK Executive Compensation Committee, and Mr. Rodriguez served as a member of the ONEOK Executive Compensation Committee.

EXECUTIVE SESSIONS OF THE BOARD

The non-management members of our Board meet in regularly scheduled executive sessions without any members of management present. Our chairman of the Board presides during the non-management executive sessions of the Board. During 2016, the non-management members of our Board met in executive session during each of the four regular in-person meetings of the Board held during the year. We intend to continue this practice of regularly scheduled meetings of the non-management members of our Board.

Our corporate governance guidelines provide that our lead independent director, who is the chair of our Corporate Governance Committee, presides as the chair at executive session meetings of the independent members of our Board. Our corporate governance guidelines provide that the independent members of the Board shall meet in executive session without management or non-independent directors present in connection with each regularly scheduled in-person meeting of the Board and at such other times as the independent directors deem necessary or appropriate. The independent members of the Board met four times during the year.

COMMUNICATIONS WITH DIRECTORS

Our Board believes that it is management’s role to speak for our company. Directors refer all inquiries regarding our company from institutional investors, analysts, the news media, customers or suppliers to our Chief Executive Officer or his designee. Our Board also believes that any communications between members of the Board and interested parties, including stakeholders, should be conducted with the knowledge of our Chief Executive Officer. Interested parties, including stakeholders, may contact one or more members of our Board, including non-management directors and non-management directors as a group, by writing to the director or directors in care of our corporate secretary at our principal executive offices. A communication received from an interested party or shareholder will be forwarded promptly to the director or directors to whom the communication is addressed. A copy of the communication also will be provided to our Chief Executive Officer. We will not, however, forward sales or marketing materials, materials that are abusive, threatening or otherwise inappropriate, or correspondence not clearly identified as interested party or shareholder correspondence.

COMPLAINT PROCEDURES

Our Board has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and complaints or concerns under our code of business conduct and ethics. These procedures allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters and matters arising under our code of business conduct and ethics. The full text of these procedures, known as our whistleblower policy, is published on and may be printed from our website at www.ONEGas.com and is also available from our corporate secretary upon request.

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	21

PROPOSAL 1 – ELECTION OF CLASS III DIRECTORS

ELECTION BY MAJORITY VOTE

In accordance with our bylaws, the Board currently has seven members, two of whose terms will expire at the 2017 annual meeting. Directors are divided into three classes and are elected for staggered terms of three years, each with a term of office of one of the three classes of directors expiring each year. After this election, the terms of Class I, II and III will expire in 2018, 2019 and 2020, respectively. Each director will hold office for the term to which he or she is elected or until his or her successor is duly elected and qualified.

Our bylaws provide that, in the case of uncontested elections (i.e., elections where the number of nominees is the same as the number of directors to be elected), director nominees are elected by the vote of a majority of the votes cast with respect to that nominee. Abstentions and broker non-votes with respect to the election of a director do not count as votes cast. Our corporate governance guidelines provide that any uncontested nominee for director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested must, promptly following certification of the shareholder vote, tender his or her resignation to the Board. The Board (excluding the director who tendered the resignation) will evaluate any such resignation in light of the best interests of the company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to the company, the overall composition of the Board and whether accepting the tendered resignation would cause the company to fail to comply with any applicable rule or regulation (including the NYSE listing requirements and the federal securities laws). The Board will act on the tendered resignation and publicly disclose its decision and rationale within 90 days following certification of the shareholder vote.

If no directors receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested, then, pursuant to our corporate governance guidelines, the incumbent Board will, within 180 days after the certification of the shareholder vote, nominate a new slate of directors and hold a special meeting for the purpose of electing those nominees. In this circumstance, the incumbent Board will continue to serve until new directors are elected and qualified.

The persons named in the accompanying proxy card intend to vote such proxy in favor of the election of each of the nominees named below, who are all currently directors, unless the proxy provides for a vote against the director. Although the Board has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board, unless contrary instructions are given on the proxy. Except for these nominees, no other person has been recommended to our Board as a potential nominee or otherwise nominated for election as a director.

BOARD QUALIFICATIONS

Our corporate governance guidelines provide that our Corporate Governance Committee will evaluate the qualifications of each director candidate and assess the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time. Each director also is expected to:

•	exhibit high standards of integrity, commitment and independence of thought and judgment;

•	use his or her skills and experiences to provide independent oversight to the business of our company;

•	be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively;

•	devote the time and effort necessary to learn the business of the company and the Board;

•	represent the long-term interests of all stakeholders; and

•	participate in a constructive and collegial manner.

In addition, our corporate governance guidelines provide that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality, and to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; industry knowledge; crisis response; international business; leadership; strategic vision; law; and corporate relations.

Your Board believes that each member of our Board possesses the necessary integrity, skills and qualifications to serve on our Board and that their individual and collective skills and qualifications provide them with the ability to engage management and each other in a constructive and collaborative fashion and, when necessary and appropriate, challenge management in the execution of our business operations and strategy.

Certain information with respect to the two Class III nominees for election at the annual meeting, as well as each of the other directors, is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each person holds and the year in which each person became a director of the company. The two nominees for Class III directors currently serve as directors of the company.

22	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Robert B. Evans and Michael G. Hutchinson, Chair of the Audit Committee, have been nominated for re-election as Class III directors for a three-year term expiring in 2020. Messrs. Evans and Hutchinson are not being proposed for election pursuant to any agreement or understanding between Messrs. Evans and Hutchinson and the company or any other person(s).

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NOMINEE.

DIRECTOR NOMINEES FOR CLASS III DIRECTORS

Set forth below is certain information with respect to each nominee for election as a director, each of whom is a current director.

ROBERT B. EVANS

On March 1, 2016, Mr. Evans was elected to the board of Targa Resources Corp. and appointed Chairman of the Risk Management Committee and as a member of its Compensation Committee. Mr. Evans has served as a director of Targa Resources GP LLC, a subsidiary of Targa Resources Corp. and the general partner of Targa Resources Partners, LP since 2007. Mr. Evans has been on the Board of Directors of New Jersey Resources Corp. since 2009 and currently serves as a member of its Audit Committee and Executive Committee. Mr. Evans is also a member of the Board of Directors of Sprague Resources, LP and currently serves as a member of its Audit Committee and Chair of its Conflicts Committee.

Mr. Evans was President and Chief Executive Officer of Duke Energy Americas, a business unit of Duke Energy Corp., from January 2004 until his retirement in March 2006. He served as the transition executive for Energy Services, a business unit of Duke Energy, during 2003. Mr. Evans was president of Duke Energy Gas Transmission, a business unit of Duke Energy, beginning in 1998 until he was named President and Chief Executive Officer in 2002, a position in which he served until 2004. Prior to his employment at Duke Energy, Mr. Evans served as Vice President of Marketing and Regulatory Affairs for Texas Eastern Transmission and Algonquin Gas Transmission from 1996 to 1998.

Mr. Evans’ extensive executive experience with the natural gas transmission business and wholesale natural gas trading business of Duke Energy and Targa Resources Partners provide him with valuable industry experience. Mr. Evans’ service on board positions for other energy companies brings executive, corporate development, operations, financial and industry knowledge to the Board.

In light of Mr. Evans’ extensive industry experience, and his numerous senior management positions where he gained extensive experience in corporate development, operations and financial matters, our Board has concluded that Mr. Evans should continue to serve as a member of our Board.

Committee Member: Audit (Vice Chair), Governance, Executive Compensation

Board skills and qualifications:

Age: 68 Director Since: 2014 Independent: Yes

• Executive management • Operations • Industry knowledge	• Corporate development • Financial knowledge

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	23

MICHAEL G. HUTCHINSON

Michael Hutchinson currently serves on the Board of Westmoreland Coal Company and has since 2012. He is Chairman of its Audit Committee and a member of its Executive Committee. In 2015, Mr. Hutchinson joined the Board of ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P., and is Vice Chair of its Audit Committee.

Mr. Hutchinson retired as a partner from Deloitte & Touche in 2012. His Deloitte career spanned nearly 35 years, leading the energy and natural resources practice in Colorado for more than 10 years, while at the same time managing more than 150 professionals in the Denver audit and enterprise risk management practice.

Mr. Hutchinson has substantial expertise in accounting and finance matters gained during his experience in public accounting. He served as the lead audit partner on many of the firm’s largest clients in Denver from 1989 until his retirement.

Mr. Hutchinson’s qualifications include his experience with accounting principles, financial controls and evaluating financial statements of public companies in the energy sector, particularly from an auditor’s perspective. As a result of his experience, Mr. Hutchinson is qualified to analyze the various financial and operational aspects of our company.

In light of Mr. Hutchinson’s extensive experience with accounting principles, financial controls and evaluating financial statements of public companies in the energy sector and his ability to analyze the various financial and operational aspects of our company, our Board has concluded that Mr. Hutchinson should continue to serve as a member of our Board.

Committee Member: Audit (Chair), Governance (Vice Chair), Executive Compensation, Executive

Board skills and qualifications:

Age: 61 Director Since: 2014 Independent: Yes

• Accounting and financial expertise • Industry knowledge	• Financial and operational analysis • Public accounting

24	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

CLASS I DIRECTORS (CONTINUING DIRECTORS NOT UP FOR RE-ELECTION AT THE ANNUAL MEETING)

Set forth below is certain information with respect to each Class I director, each of whom is a current director.

JOHN W. GIBSON

Mr. Gibson is the Chairman of the Board of ONE Gas, Inc. Mr. Gibson is also the Chairman of the Board of ONEOK, Inc. and ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P. Mr. Gibson was instrumental in the separation of ONE Gas from ONEOK into a stand-alone, 100 percent regulated, publicly traded natural gas distribution company. In connection with the separation, Mr. Gibson retired as Chief Executive Officer of ONEOK and of ONEOK Partners GP, L.L.C. effective January 31, 2014. Mr. Gibson serves on the Board of BOK Financial Corporation and joined the Board of Matrix Service Company in April 2016.

Mr. Gibson joined ONEOK in 2000 as President of Energy, responsible for the company’s natural gas gathering and processing, and transportation and storage businesses. In 2006, he was named President and Chief Operating Officer of ONEOK Partners, the master limited partnership that owns midstream natural gas and natural gas liquids businesses. He was elected Chief Executive Officer of ONEOK and President and Chief Executive Officer of ONEOK Partners in January 2007, becoming Chairman of ONEOK Partners later that year. In January 2010, he became President of ONEOK, and in May 2011, he became Chairman.

His career began in the energy industry in 1974 as a refinery engineer with Exxon Company, USA. He spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses. Prior to joining ONEOK, Mr. Gibson was executive vice president of Koch Energy, Inc., a subsidiary of Koch Industries, responsible for its interstate natural gas pipelines and gathering and processing businesses.

Mr. Gibson had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. Over the course of his lengthy career in a variety of sectors of the oil and gas industry, Mr. Gibson has gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management.

Committee Member: Executive (Chair)

Board skills and qualifications:

Position: Chairman of the Board
Age: 64 Director Since: 2014 Independent: No

• Executive management • Operations • Industry knowledge • Acquisitions and divestitures	• Strategic and financial planning • Risk management and oversight • Compliance

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	25

PATTYE L. MOORE

Ms. Moore currently serves as the non-executive Chairman of the Board of Red Robin Gourmet Burgers (NASDAQ: RRGB). In addition, Ms. Moore is a business strategy consultant, speaker and the author of Confessions from the Corner Office, a book on leadership instincts, published by Wiley & Sons in 2007. Ms. Moore serves on the Board for QuikTrip Corporation. Since 2002, Ms. Moore has served on the Board of ONEOK, Inc. and is the Vice Chair of its Executive Compensation Committee and a member of its Corporate Governance Committee.

Ms. Moore served on the Board for Sonic Corp. from 2000 through January 2006 and was the President of Sonic from January 2002 to November 2004. She held numerous senior management positions during her 12 years at Sonic, including Executive Vice President, Senior Vice President-Marketing and Brand Development and Vice President-Marketing. Ms. Moore has extensive senior management, marketing, business strategy, brand development and corporate governance experience as a result of her service at Red Robin, ONEOK, Inc. and Sonic, her service on other boards and her consulting career. In her role as President of Sonic Corp., Ms. Moore was responsible for company and franchise operations, purchasing and distribution, marketing and brand development for the 3,000-unit chain with over $3 billion in system-wide sales. As a business strategy consultant and as a board member, Ms. Moore has extensive experience in leadership, management development, strategic planning and executive compensation experience. Ms. Moore also has extensive experience as a member of the Board of numerous non-profit organizations, including serving as Chairman of the Board of the National Arthritis Foundation. Ms. Moore has been named an NACD Board Leadership Fellow by the National Association of Corporate Directors. In light of this service, Ms. Moore brings extensive executive managerial experience and leadership skills to our Board.

Committee Member: Executive Compensation (Chair), Governance, Audit, Executive

Board skills and qualifications:

Age: 59 Director Since: 2014 Independent: Yes

• Executive management • Corporate governance • Executive compensation	• Marketing • Strategic and financial planning

DOUGLAS H. YAEGER

Douglas Yaeger served as Chairman, President and Chief Executive Officer of The Laclede Group, Inc. (now known as Spire Inc.) and Laclede Gas Company from 1999 until his retirement on February 1, 2012.

After spending nearly 20 years in the interstate pipeline industry, including roles as Executive Vice President of Mississippi River Transmission Corporation and Executive Vice President of Arkla Energy Marketing Company, Mr. Yaeger joined Laclede in 1990 as Vice President–Planning. He was elected Laclede’s Senior Vice President–Operations, Gas Supply and Technical Services in 1992. In 1995, Mr. Yaeger was elected Executive Vice President–Operations and Marketing and subsequently in 1997 elected President and Chief Operating Officer and joined Laclede’s Board.

Mr. Yaeger served on the Board and Executive Committee of the American Gas Association and is a past Chairman of its Audit Committee. He also served as Chairman of the Missouri Energy Development Association and the Southern Gas Association. Mr. Yaeger currently serves on the boards of First Banks, Inc., Barnes-Jewish Hospital, The Municipal Theatre Association of St. Louis and the United Way of Greater St. Louis.

Mr. Yaeger has extensive senior management experience in a variety of sectors in the oil and natural gas industry as a result of his service at Laclede where he demonstrated a strong track record of leadership and sound judgment. As a result of his experience, Mr. Yaeger is qualified to analyze the various financial and operational aspects of our company. In light of this service, Mr. Yaeger brings extensive industry, financial, corporate governance, operating and compensation experience to our Board.

Committee Member: Executive Compensation (Vice Chair), Governance, Audit

Board skills and qualifications:

Age: 68 Director since: 2014 Independent: Yes

• Executive management • Operations • Industry knowledge	• Corporate governance • Financial knowledge • Executive compensation

26	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

CLASS II DIRECTORS (CONTINUING DIRECTORS NOT UP FOR RE-ELECTION AT THE ANNUAL MEETING)

Set forth below is certain information with respect to each Class II director, each of whom is a current director.

PIERCE H. NORTON II

Pierce Norton is President and Chief Executive Officer of ONE Gas.

Prior to the separation, Mr. Norton served as Executive Vice President and Chief Operating Officer of ONEOK and ONEOK Partners. Before that, Mr. Norton was President of the ONEOK Distribution Companies–Oklahoma Natural Gas, Kansas Gas Service and Texas Gas Service. Also while at ONEOK, he held the position of Executive Vice President of Natural Gas, which included responsibility for all natural gas pipelines and the natural gas gathering and processing businesses within ONEOK Partners.

Mr. Norton began his natural gas industry career in 1982 at Delhi Gas Pipeline, a subsidiary of Texas Oil and Gas Corporation. He later worked for American Oil and Gas with operational responsibilities for natural gas gathering and processing, and for intrastate and interstate pipelines. Mr. Norton then worked for KN Energy as Vice President and General Manager of the Heartland Region, before moving to Bear Paw Energy as Vice President of Business Development. In 2002, he was named President of Bear Paw Energy, a subsidiary of Northern Border Partners at the time, now ONEOK Rockies Midstream, a subsidiary of ONEOK Partners.

Mr. Norton is a member of the American Gas Association’s board of directors and serves as its 2017 Chairman. He currently serves as a Board member of the Tulsa Community College Foundation, the Tulsa Community Foundation and the Oklahoma Center for Community and Justice. He is a past Board member of the Interstate Natural Gas Association of America, the Texas Pipeline Association, the North Dakota Petroleum Council and the Western Energy Alliance, formerly known as the Independent Petroleum Association of Mountain States. He also is a graduate of Harvard Business School’s Advanced Management Program.

Mr. Norton has served in a variety of roles of continually increasing responsibility at ONEOK and ONEOK Partners from November 2004 to January 2014. In these roles, Mr. Norton has had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. Mr. Norton has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. In addition, during the course of his lengthy career in a variety of sectors of the oil and gas industry, Mr. Norton gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management.

Committee Member: Executive

Board skills and qualifications:

Position: Management Director
Age: 57 Director Since: 2014 Independent: No

• Executive management	• Corporate development

• Operations	• Strategic and financial planning

• Industry knowledge	• Acquisitions and divestitures

• Risk management and oversight

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	27

EDUARDO A. RODRIGUEZ

Mr. Rodriguez is President of Strategic Communication Consulting Group in El Paso, Texas. Mr. Rodriguez previously served as Executive Vice President of Hunt Building Corporation, a privately held company engaged in construction and real estate development headquartered in El Paso, Texas. He also served as a member of the Board of Hunt Building Corporation. Prior to his three years with Hunt Building Corporation, Mr. Rodriguez spent 20 years in the electric utility industry at El Paso Electric Company, a publicly traded, investor-owned utility, where he served in various senior-level executive positions, including General Counsel, Senior Vice President for Customer and Corporate Services, Executive Vice President and as Chief Operating Officer. Mr. Rodriguez is a licensed attorney in the states of Texas and New Mexico, and is admitted to the United States District Court for the Western District of Texas. Mr. Rodriguez is a member of the ONEOK, Inc. Board and serves as a member of its Executive Compensation Committee and as Vice Chair of its Corporate Governance Committee and is former chair of the Audit Committee.

Mr. Rodriguez has had extensive senior management, operational, entrepreneurial and legal experience in a variety of industries as a result of his service at Strategic Communication Consulting Group, Hunt Building Corporation and El Paso Electric Company. Mr. Rodriguez has engaged in the practice of law for over 30 years. In addition to his extensive legal experience, Mr. Rodriguez’s senior management positions have included responsibility for strategic planning, corporate governance and regulatory compliance. In these positions he has demonstrated a strong track record of achievement and sound judgment.

Committee Member: Governance (Chair), Audit, Executive Compensation, Executive

Board skills and qualifications:

Position: Lead Independent Director
Age: 61 Director Since: 2014 Independent: Yes

• Executive management • Corporate governance • Regulatory compliance	• Strategic and financial planning • Legal

There are no arrangements or understandings between any of our directors and any other persons pursuant to which he or she is continuing to serve as a director of the company.

There are no family relationships between or among any of our directors and executive officers.

28	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

PROPOSAL 2 – RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017

Our Board has ratified the selection by our Audit Committee of PricewaterhouseCoopers LLP to serve as our independent (consistent with Securities and Exchange Commission and NYSE policies regarding independence) registered public accounting firm for 2017. In carrying out its duties in connection with the 2016 audit, PricewaterhouseCoopers LLP had unrestricted access to our Audit Committee to discuss audit findings and other financial matters.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Approval of this proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the effect of a vote against the proposal.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

AUDIT AND NON-AUDIT FEES

Audit services provided by PricewaterhouseCoopers LLP during the 2016 fiscal year included an integrated audit of our consolidated financial statements and internal control over financial reporting, review of our unaudited quarterly financial statements, consents for and review of documents filed with the Securities and Exchange Commission, and performance of certain agreed-upon procedures.

The following table presents fees billed for services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2016:

	2016	2015
	(Thousands of Dollars)
Audit fees(1)	$937.5	$957.3
Audit related fees(2)	$5.4	$10.8
Tax fees	$-	$-
All other fees	$-	$-
Total	$942.9	$968.1
(1)	Audit fees include audit services provided for the audits of the annual financial statements and internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002, and reviews of unaudited quarterly financial information and consents related to the Registration Statements filed with the Securities and Exchange Commission by ONE Gas, Inc.

(2)	Audit related fees include subscriptions to research software for technical accounting guidance.

AUDIT COMMITTEE POLICY ON SERVICES PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consistent with Securities and Exchange Commission and NYSE policies regarding auditor independence, the Audit Committee has the responsibility for appointing, setting compensation for and overseeing the work of our independent auditor. In furtherance of this responsibility, the Audit Committee has established a policy with respect to the pre-approval of audit and permissible non-audit services provided by our independent auditor.

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	29

Prior to engagement of PricewaterhouseCoopers LLP as our independent auditor for the 2017 audit, a plan was submitted to and approved by the Audit Committee setting forth the audit services expected to be rendered during 2017. The plan included audit services which are comprised of work performed in the audit of our financial statements and to attest and report on our internal controls over financial reporting, as well as work that only the independent auditor can reasonably be expected to provide, including:

•	quarterly review of our unaudited financial statements;

•	comfort letters;

•	statutory audits;

•	performance of certain agreed-upon procedures;

•	attest services; and

•	consents and assistance with the review of documents filed with the Securities and Exchange Commission.

Audit fees are budgeted, and the Audit Committee requires the independent auditor and management to report actual fees versus budgeted fees periodically during the year by category of service.

The Audit Committee has adopted a policy that provides that fees for audit, audit related and tax services that are not included in the independent auditor’s annual services plan, and for services for which fees are not determinable on an annual basis, are pre-approved if the fees for such services will not exceed $75,000. In addition, the policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. In 2016, the Audit Committee did not delegate pre-approved authority to any members and pre-approved all audit and audit related fees for services performed by PricewaterhouseCoopers LLP.

2017 REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board with the oversight of the integrity of the company’s financial statements and internal controls, the company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the company’s independent registered public accounting firm and the performance of the company’s internal audit function. The Audit Committee’s function is more fully described in its charter, which the Board has adopted. The charter is on and may be printed from the company’s website at www.ONEGas.com and is also available from the company’s corporate secretary upon request. The Audit Committee reviews the charter on an annual basis. The Board annually reviews the definition of “independence” for audit committee members contained in the listing standards for the NYSE and applicable rules of the Securities and Exchange Commission, as well as our director independence guidelines, and has determined that each member of the Audit Committee is independent under those standards. In addition, the Board has determined that all members of the Audit Committee are financially literate and four of the five committee members are each an audit committee financial expert.

Management is responsible for the preparation, presentation and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the company’s consolidated financial statements and the company’s internal control over financial reporting and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the company’s financial results and management’s report on its assessment of the company’s internal control over financial reporting. In addition, the Audit Committee reviews the quality of the company’s significant accounting policies and presentations in the financial statements. The Audit Committee has discussed the most critical estimates and accounting policies applied by the company in its financial statements, as well as alternative treatments. The Audit Committee has also reviewed both the internal and independent auditors’ audit plans and subsequent findings. Management has represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The Audit Committee has also reviewed and discussed with both management and the independent registered public accounting firm, management’s assessment of the company’s internal control over financial reporting. In addition, the Audit Committee has discussed the independent auditor’s report on the company’s internal control over financial reporting. The Audit Committee has also discussed with the company’s independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard No. 1301, Communications with Audit Committees, and Rule 2-07 of the Securities and Exchange Commission’s Regulation S-X (“Communication with Audit Committees”).

In addition, the Audit Committee has discussed with the independent registered public accounting firm, the firm’s independence from the company and its management, including the matters in the written disclosures and the letter received from PricewaterhouseCoopers LLP as

30	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence. While no non-audit services were provided by PricewaterhouseCoopers LLP in 2015 or 2016, the Audit Committee will also consider in the future whether the provision of non-audit services to the company by PricewaterhouseCoopers LLP is compatible with maintaining that firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the company and its management. In considering the reappointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm, the Audit Committee considered talent and experience on the audit engagement, the appropriateness of fees and the quality and candor of communications with the Audit Committee.

The Audit Committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with both the internal and independent auditors, with and without management present, to discuss the results of their examinations, the assessments of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements of the company as of and for the year ended December 31, 2016, in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board:

Michael G. Hutchinson, Chair

Robert B. Evans, Vice Chair

Pattye L. Moore

Eduardo A. Rodriguez

Douglas H. Yaeger

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	31

STOCK OWNERSHIP

HOLDINGS OF MAJOR SHAREHOLDERS

The following table sets forth the beneficial owners of five percent or more of our common stock known to us at March 1, 2017.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(5)
Common Stock	BlackRock, Inc. 55 E. 52nd Street New York, NY 10055	5,229,055(1)	10.0%(1)
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,969,260(2)	9.51%(2)
Common Stock	American Century Investment Management, Inc. 4500 Main Street, 9th Floor Kansas City, MO 64111	4,857,473(3)	9.3%(3)
Common Stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	4,608,091(4)	8.8%(4)
(1)	Based upon Schedule 13G filed with the Securities and Exchange Commission on January 9, 2017, in which BlackRock, Inc. reported that, as of December 31, 2016, BlackRock, Inc. beneficially owned in the aggregate 5,229,055 shares of our common stock. Of such shares, BlackRock, Inc. reported it had sole dispositive power with respect to 5,229,055 shares and sole voting power with respect to 5,115,619 shares.

(2)	Based upon Schedule 13G filed with the Securities and Exchange Commission on February 9, 2017, in which The Vanguard Group, Inc. reported that, as of December 31, 2016, The Vanguard Group, Inc. directly and through its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., beneficially owned in the aggregate 4,969,260 shares of our common stock. Of such shares, The Vanguard Group, Inc. reported it had sole dispositive power with respect to 4,903,485 shares, shared dispositive power with respect to 65,775 shares, sole voting power with respect to 67,401 shares, and shared voting power with respect to 6,200 shares.

(3)	Based upon Schedule 13G filed with the Securities and Exchange Commission on February 10, 2017, in which American Century Investment Management, Inc., reported that, as of December 31, 2016, American Century Investment Management, Inc. directly and through its wholly-owned subsidiary, American Century Companies, Inc., American Century Capital Portfolios, Inc. controlled by the Stowers Institute for Medical Research, beneficially owned in the aggregate 4,857,473 shares of our common stock with respect to which American Century Investment Management, Inc. had sole voting power with respect to 4,644,316 shares, and sole dispositive power with respect to 4,857,473 shares.

(4)	Based upon Schedule 13G filed with the Securities and Exchange Commission on February 2, 2017, in which T. Rowe Price Associates, Inc. reported that as of December 31, 2016, T. Rowe Price Associates, Inc. beneficially owned in the aggregate 4,608,091 shares of our common stock. Of such shares, T. Rowe Price Associates, Inc. reported it had sole dispositive power with respect to 4,608,091 shares and sole voting power with respect to 896,801 shares.

(5)	The percent of voting securities owned is based on the number of outstanding shares of our common stock on December 31, 2016.

32	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

HOLDINGS OF OFFICERS AND DIRECTORS

The following table sets forth the number of shares of our common stock beneficially owned as of March 1, 2017, by (1) each director and nominee for director, (2) each of the executive officers named in the Summary Compensation Table for 2016 under the caption “Compensation Discussion and Analysis” in this proxy statement, and (3) all directors and executive officers as a group.

Name of Beneficial Owner	Shares of ONE Gas Common Stock Beneficially Owned(1)	ONE Gas Directors’ Deferred Compensation Plan Phantom Stock(2)	Total Shares of ONE Gas Common Stock Beneficially Owned Plus ONE Gas Directors’ Deferred Compensation Plan Phantom Stock	ONE Gas Percent of Class(3)
Robert B. Evans	6,838	-	6,838	*
John W. Gibson	267,672	7,157	274,829	*
Michael G. Hutchinson	6,838	-	6,838	*
Pattye L. Moore	500	28,691	29,191	*
Pierce H. Norton II	164,439	-	164,439	*
Eduardo A. Rodriguez	8,060	778	8,838	*
Douglas H. Yaeger	16,838	-	16,838	*
Curtis L. Dinan	108,014	-	108,014	*
Caron A. Lawhorn	106,412	-	106,412	*
Robert S. McAnnally	316	-	316	*
Joseph L. McCormick	41,076	-	41,076	*
All directors and executive officers as a group	731,815	36,626	768,441	*

*	Less than 1 percent.

(1)	Includes shares of common stock held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power, shares of common stock held in our Direct Stock Purchase and Dividend Reinvestment Plan, shares held through our 401(k) Plan and shares held through our Profit-Sharing Plan. There are no shares issuable pursuant to grants of restricted stock units or performance stock units within 60 days of March 1, 2017.

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	33

The following table sets forth for the persons indicated and the number of shares of our common stock that are held on the person’s behalf by the trustee of our 401(k) Plan and our Profit-Sharing Plan as of March 1, 2017.

Executive Officer/Director	Stock Held by 401(k) Plan	Stock Held by Profit-Sharing Plan
Robert B. Evans	-	-
John W. Gibson	-	-
Michael G. Hutchinson	-	-
Pattye L. Moore	-	-
Pierce H. Norton II	-	-
Eduardo A. Rodriguez	-	-
Douglas H. Yaeger	-	-
Curtis L. Dinan	4,805	-
Caron A. Lawhorn	1,049	-
Robert S. McAnnally	-	-
Joseph L. McCormick	2,821	-
All directors and executive officers as a group	8,675	-

(2)	Represents shares of phantom stock credited to a director’s account under our Deferred Compensation Plan for Non-Employee Directors. Each share of phantom stock is equal to one share of our common stock. Phantom stock has no voting or other shareholder rights, except that dividend equivalents are paid on phantom stock and reinvested in additional shares of phantom stock based on the average of the high and low trading prices of our common stock on the NYSE on the date the dividend equivalent was paid. Shares of phantom stock do not give the holder beneficial ownership of any shares of our common stock because they do not give such holder the power to vote or dispose of any shares of our common stock.

(3)	The percent of our voting securities owned is based on our outstanding shares of common stock on March 1, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and beneficial owners of 10 percent or more of our common stock to file with the Securities and Exchange Commission and the NYSE initial reports of ownership and reports of changes in ownership of our common stock. Based solely on a review of the copies of reports furnished to us and representations that no other reports were required, we believe that all of our directors, executive officers, and 10 percent or more shareholders during the fiscal year ended December 31, 2016, complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

34	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) contains a detailed description of our executive compensation philosophy, the elements of compensation that we provide to our Named Executive Officers (“NEOs”), the process and analysis that the Executive Compensation Committee (“Committee”) uses in making compensation decisions for the NEOs, and highlights of 2016 performance and compensation decisions.

Our NEOs for the fiscal year ended December 31, 2016, are as follows:

Name	Title
Pierce H. Norton II	President and Chief Executive Officer
Curtis L. Dinan	Senior Vice President, Chief Financial Officer and Treasurer
Caron A. Lawhorn	Senior Vice President, Commercial
Robert S. McAnnally	Senior Vice President, Operations
Joseph L. McCormick	Senior Vice President, General Counsel and Assistant Secretary

EXECUTIVE SUMMARY

2016 Performance Highlights

•

In 2016, we generated net income of $140.1 million, or $2.65 per diluted share compared with 2015 net income of $119.0 million, or $2.24 per diluted share. 2016 operating income was $269.1 million, compared to operating income of $239.1 million in 2015.

•	We paid dividends totaling $1.40 per share, totaling $73.2 million.

•

The market price of our common stock was $63.96 per share at December 30, 2016, an increase of approximately 90 percent from the closing price of $33.63 on February 3, 2014, our first day of “regular way” trading and an increase of 27 percent over last year’s closing price at December 31, 2015.

•

We generated total shareholder return of approximately 104.6 percent from February 3, 2014, through December 31, 2016. This return exceeded the returns over the same period of eight of the nine companies in our peer group, the S&P MidCap 400 Index (37.4 percent), the S&P MidCap Utilities Index (39.7 percent) and the Dow Jones Industrial Average (38.4 percent).

•

Driving safely, personal injury prevention and public safety continue to be a priority at ONE Gas. We achieved a 30.5 percent improvement over 2015 actual results in our Total Recordable Injury Rate (“TRIR”) as well as a 39.8 percent improvement in our Days Away, Restricted or Transferred (“DART”) rate as compared to last year.

Our executive compensation programs have features designed to align the interests of executives with stakeholders as well as provisions or policies to ensure we do not engage in practices that could be detrimental to stakeholders. The following chart provides an overview of our compensation program:

What We Do	What We Don’t Do

✓   Emphasize a pay-for-performance focus where the majority of executive compensation is performance based

✓   Deliver a substantial portion of executive pay in performance-based incentives

✓   Grant an annual incentive that is based on financial, operational and individual performance

✓   Grant 80 percent of long-term incentive (“LTI”) in performance-vesting equity vehicles

✓   Engage an independent executive compensation consultant

✓   Review tally sheets for NEOs prior to making compensation decisions

✓   Subject incentive-based compensation awards to a clawback policy

✓   Enforce share ownership guidelines for executives and non-management directors to ensure that they have a stake in our long-term success and align with shareholder interests

✓   Prohibit executives and non-management directors from hedging or pledging activities

✓   Restrict change in control cash benefits to “double-trigger” vesting

✓   Restrict change in control acceleration of equity vesting to “double-trigger” vesting

✗   Enter into employment agreements with executive officers

✗   Provide excise tax gross-ups upon a change in control

✗   Provide tax gross-ups on other compensation or benefits

✗   Pay dividends on unearned performance shares

✗   Encourage excessive or imprudent risk taking

✗   Offer any perquisites to executive officers

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	35

Highlights of Compensation Decisions Made in 2016

The Committee reviews the company’s executive compensation programs to ensure continuous alignment with stakeholders, trends and the company’s strategic and financial plan each year. As a result, the Committee made certain modifications in 2016, including:

•	Added a third operational measure (Days Away, Restricted, or Transferred, “DART”) to the Short-Term Incentive (“STI”) plan resulting in a change in the distribution of weightings for all the measures;

•	Narrowed the STI payout scale to reflect the variability in our business from 0 to 200 percent of the target payout scale to 50 percent to 150 percent of target payout scale;

•	Increased the base salary of select NEOs, increased the STI target opportunity for one NEO and increased the equity grants for two NEOs; and

•	Updated the PSU relative total shareholder return (“TSR”) peer group for the 2016-2018 PSUs in response to recent merger activity within the gas utilities industry.

Our Philosophy

We provide an executive compensation program designed to attract, motivate, reward and retain highly effective key executives who drive our success and who are leaders in the industry, to pay for performance and to align the long-term interests of our executive officers with those of our stakeholders.

We do this by placing a significant part of each executive’s pay at-risk (or performance-based) in the form of annual STI and LTI awards. The compensation package is generally comprised of the following elements:

•	Base salary,

•	Annual STI cash awards, and

•	LTI awards including:

–	Performance Stock Units (“PSUs”), and

–	Restricted Stock Units (“RSUs”).

We generally seek to pay executives within a competitive range of the market median of the target total compensation. However, we may target pay opportunities above or below the median for various reasons, including (but not limited to) experience, company performance, sustained individual performance and internal pay equity.

HOW WE DETERMINE PAY

Role of the Executive Compensation Committee and the Board of Directors

The Committee reviews our executive compensation programs, market benchmark data and the executive officer compensation packages each year. Then they approve base salaries, certify the achievement of STI performance levels for the prior year, approve the individual STI awards, approve the current year’s STI program including individual target opportunities, approve the payout percentage of PSU grants earned and approve new LTI grants.

In making individual compensation decisions, the Committee reviews the recommendations from the Chief Executive Officer with respect to all NEOs other than himself. The Committee reviews and discusses these recommendations in executive session with its independent executive compensation consultant and reaches its own decision with respect to the compensation of the Chief Executive Officer and the other NEOs. The Committee then submits its compensation decisions with respect to the Chief Executive Officer and the other NEOs to the Board for ratification.

Role of the 2016 Shareholder Advisory Vote to Approve 2015 Executive Compensation

In 2016, we received a favorable advisory vote on our executive compensation, with 96.4 percent of the company’s shares voting in favor of the executive compensation. The Committee therefore determined not to materially change the executive compensation practices for 2016. As part of the Committee’s ongoing assessment of compensation practices, the Committee made some modifications during the past year as summarized in Highlights of Compensation Decisions Made in 2016 (see above) and as discussed throughout this proxy statement. The Committee will continue to monitor compensation practices, future advisory votes and other shareholder feedback to align executive compensation with the interests of the company and our stakeholders.

Role of the Independent Executive Compensation Consultant

The Committee engages an independent executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to advise on matters related to executive and director compensation. This includes assessing the peer group and competitive market data, providing advice on the company’s STI and LTI programs, informing the Committee of emerging practices, trends and changes in regulatory and corporate governance matters and reviewing the executive compensation programs and policies. The Committee regularly meets with its independent executive compensation consultant with and without management and has the sole authority to approve its fees and terms of engagement. Meridian

36	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

reports directly to the Committee and does not provide any services or advice to management, although they may meet from time to time with members of management as necessary to support their work on behalf of the Committee.

As required by the Committee’s charter, the Committee annually reviews the independence of its executive compensation consultant, considering the factors set forth by the SEC and in the New York Stock Exchange listing standards. For 2016, the Committee found that Meridian continues to meet the SEC rules and NYSE listing standards for independence.

Role of Executive Officers and Management

Annually, our executive officers present the year’s strategic and financial plan to the Board for approval. Based on the approved plan, the company’s executive officers recommend the measures, weighting, targets and the threshold/maximum performance goals for the annual STI plan. Management also advises the Committee of their assessment of the challenges facing the company, economic trends related to the business and the overall economy. Following the end of each fiscal year, the Chief Executive Officer reviews the company’s actual performance relative to the approved STI goals and the performance of each executive, excluding himself, and recommends approval of an STI award to the Committee for each executive officer, including the NEOs, other than himself. The Chief Executive Officer also makes recommendations for base salary adjustments, STI target opportunities and LTI awards for the executive officers, including the NEOs, other than himself.

The Company’s Human Resources department supports both the Committee and the executive officers by providing management’s recommendations regarding annual performance targets and providing analysis and research regarding our executive compensation program.

The Use of Tally Sheets

When making compensation decisions, the Committee reviews comprehensive tally sheets for the executive officers including the NEOs. The tally sheets, prepared by management and reviewed by the Committee’s independent executive compensation consultant, list all components of the NEOs’ compensation such that the Committee can review the total compensation of the NEOs under different scenarios and so that the Committee can consider wealth accumulation as part of its due diligence in considering and approving compensation.

MARKET BENCHMARKING

For its 2016 compensation decisions, the Committee instructed its independent executive compensation consultant to provide a competitive assessment of our executive compensation program and the compensation levels for our executive officers, including the NEOs. The data, including industry specific survey data as well as publicly available information from our peer group (see below), provided annual base salary, STI target opportunities, LTI compensation opportunities and total compensation opportunities.

With input from its independent executive compensation consultant, the Committee considers the following selection criteria to identify the companies comprising the peer group:

•	Primary focus of the company is a natural gas utility company; and

•	Similar character in areas such as revenue, market capitalization and number of customers.

After considering this criteria and recommendations from both its independent executive compensation consultant and management, the companies listed below were chosen by the Committee to comprise the 2016 peer group. The Committee believes referencing these peers is appropriate when reviewing our executive compensation program since we compete with these companies for executive talent.

AGL Resources Inc.	Questar Corporation
Atmos Energy Corporation	South Jersey Industries, Inc.
Avista Corporation	Southwest Gas Corporation
New Jersey Resources Corporation	Spire, Inc.
Northwest Natural Gas Company	Vectren Corporation
Piedmont Natural Gas Company, Inc.	WGL Holdings, Inc.

The Committee evaluates the composition of the peer group at least annually and makes appropriate changes, as necessary. For 2016, the benchmarking peer group remains unchanged from the 2015 peer group.

The Committee assessed the market competitiveness of our NEOs’ compensation based on the data provided by its independent executive compensation consultant. This data includes the market benchmarks at the 25th, 50th and 75th percentiles for consideration for the following compensation components:

•	Base salary;

•	STI target;

•	Target total cash compensation (base salary + target STI);

•	Target annualized grant date value of LTIs; and

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	37

•	Target total direct compensation (target total cash + LTIs).

Upon consideration of the above data, as well as our executive officers’ past experience and their performance in their current role, the Committee approved compensation determined to be competitive in the marketplace based on the pay philosophy discussed on page 36.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM FOR 2016

This section describes each component of compensation we pay to our executives. Information regarding how compensation is determined is found in the section “How We Determine Pay” set forth above.

Compensation Element	Objective	Type of Compensation
Base Salary	Provides continuous income to appropriately motivate and retain our executives based on a competitive market analysis and consideration for experience, performance and internal equity.	Annual cash compensation
STI Awards	Aligns executives’ efforts with the interests of our stakeholders by providing our executives with a financial cash incentive tied directly to key measures of the company’s financial and operational performance aligned with our company’s long-term strategy. Awards can be modified based on individual performance.	Annual cash compensation, earned based on performance against pre-established goals and individual performance
“RSUs”	Promotes the alignment of our executives’ interests with those of our stakeholders, supports long-term equity ownership and promotes retention through the service-vesting requirement.	Time-based restricted stock units that cliff vest in three years
“PSUs”	Provides performance incentives to our executives to align their interests and performance with our stakeholders by rewarding for sustained share price performance and promotes retention through the service-vesting requirement.	Performance stock units that vest based on relative TSR over a three-year period

We believe that our executive compensation program provides our executive officers with a balanced pay mix–market-competitive base salaries, STI awards tied to achieving certain financial and operational targets, and the majority of LTI awards tied to relative TSR over a three-year performance period.

The Committee evaluates the compensation data while considering the compensation philosophy in determining the allocation of these elements to the NEOs. For 2016, 76 percent of the Chief Executive Officer’s total compensation was “at risk” and an average of 64 percent was “at risk” for the other NEOs.

38	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

2016 PERFORMANCE AND COMPENSATION DECISIONS

Base Salary

As shown in the pie charts above, the Committee has designed the executive compensation program so that the majority of compensation delivered to our NEOs is at-risk. For the CEO, the base salary component is roughly equal to his STI opportunity. This balanced approach aligns with our pay-for-performance compensation philosophy. The Committee considered the results of the market benchmarking analysis, the CEO’s recommendation for his direct reports in addition to each NEOs’ scope of their role, their individual experience, sustained performance, internal equity and the compensation practices of our peer group and approved the following base salaries for 2016:

Name	Base Salary as of January 1, 2015	Base Salary effective January 1, 2016	Dollar Increase	Percentage Increase
Pierce H. Norton	$675,000	$700,000	$25,000	4%
Curtis L. Dinan	$435,000	$435,000	$0	0%
Caron A. Lawhorn	$360,000	$360,000	$0	0%
Robert S. McAnnally	$300,000	$325,000	$25,000	8%
Joseph L. McCormick	$300,000	$310,000	$10,000	3%

These increases for Mr. Norton, Mr. McAnnally and Mr. McCormick are based on their performance and bring their base salaries closer to the market positioning identified by the independent executive compensation consultant. The base salaries for Ms. Lawhorn and Mr. Dinan remained the same as 2015 due to their market positioning.

Short-Term Incentive

Our 2016 STI awards were based on four measures–one financial and three operational which are all focused on safety:

Measure	Weighting	Definition
Diluted Earnings Per Share (“EPS”)	70%	Based on net income as determined in accordance with generally accepted accounting principles, divided by the daily weighted-average number of common shares outstanding for the year ended December 31, 2016, plus fully vested shares that have not been issued and unvested stock awards granted under our compensation plans, but only to the extent the awards dilute earnings per share.
Total Recordable Incident Rate (“TRIR”)	10%	The number of OSHA incidents times 200,000 work hours divided by the sum of actual hours worked.
Preventable Vehicle Incident Rate (“PVIR”)	10%	The number of preventable vehicle incidents per 1,000,000 miles driven.
Days Away, Restricted or Transferred (“DART”)	10%	The sum of OSHA incidents resulting in missed workdays, health-related work restrictions and job transfers times 200,000 work-hours divided by the sum of actual hours worked.

We believe that EPS is an appropriate measure to be used in determining short-term incentive compensation since it is:

•	the most appropriate measurement of our financial performance because it is transparent and reflects the growth and performance of our operations;

•	a measure that better aligns the interests of our NEOs with the interests of our stakeholders;

•	widely used by financial analysts and the investing public; and

•	used by a majority of our peer companies.

Since EPS is a reflection of our financial performance, the Committee has placed a weighting of 70 percent of the overall award on this measure. The percent weighting of EPS was reduced from 75 percent in 2015 since a fourth measure was added.

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Safety is one of the company’s core values. Safe driving, personal injury prevention, public safety and reducing the severity of injuries are priorities. The Committee reinforces the importance of safety by including three measures in the STI. As we continue to enhance our safety culture, DART was added for additional focus on reducing the severity of injuries.

In addition to these four measures, there is a personal performance modifier ranging from 0–125 percent used to recognize each executive’s individual performance against pre-established goals and objectives that support the company’s continued success such as:

•	strategic planning and execution;

•	employee succession planning with a focus on developing, retaining and attracting;

•	communication (internal and external); and

•	industry and community leadership.

Each NEO has a target opportunity that is established at the beginning of each performance year. Annually, the Committee reviews the STI target opportunities for each NEO. In 2016, the Committee increased the STI target opportunity of Mr. McAnnally to 65 percent from 55 percent to recognize his experience in his role and market positioning. The STI target opportunities of the other NEOs remained unchanged as compared with 2015.

Name	2016 STI Target Opportunity as a Percentage of Base Salary
Pierce H. Norton II	90%
Curtis L. Dinan	65%
Caron A. Lawhorn	65%
Robert S. McAnnally	65%
Joseph L. McCormick	55%

For 2016, NEOs could earn up to 150 percent of their STI target opportunity if maximum performance goals are achieved. If threshold performance goals are achieved the threshold payout is 50 percent of each NEOs target opportunity. No annual incentive is earned if the company’s performance is below the threshold goal. The previous payout range was 200 percent of the target opportunity for maximum performance and 0 percent of target opportunity for threshold performance. This adjustment was made to align with the company’s performance expectations and to better align with the peer group’s market practices.

Individual awards under our STI plan are calculated using the following formula:

Base Salary	x	STI Target	x	Company	x	Individual
as of 12/31		Opportunity		Performance Modifier		Performance Modifier

After achievement of the threshold award for any measure, the actual award percentage is interpolated for performance between threshold and target or target and maximum.

At its February 2016 meeting, the Committee established the threshold, target and maximum performance goals for the 2016 STI measures. The EPS target was set based on the 2016 strategic and financial plan with consideration given to the company’s 2015 EPS performance. The year-over-year improvement from 2015 actual performance to the 2016 target was an increase of 11.6 percent. For the operational goals, the Committee set targets both for TRIR and DART at 15 percent below the actual results for 2015. The PVIR target was set at a seven percent improvement over 2015 since the company’s performance was already first quartile within the industry. The Committee engages in a rigorous process in reviewing and approving the strategic and financial plan during its Committee meetings, and by engaging in discussions with its independent executive compensation consultant and management, applies the same rigor to how these plans impact the STI and potential awards.

40	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

	2016 Plan				2016 Actual Results
Criteria	Threshold (50% of Target)	Target (100% of Target)	Maximum (150% of Target)	Weight	Percentage Payable at Target	Percentage Payable at Maximum	Results at December 31, 2016	Payout Percent Based on December 31, 2016 Results
EPS	$2.40	$2.60	$2.85	70%	70%	105%	$2.65	76.3%
TRIR	2.15	1.87	1.59	10%	10%	15%	1.53	15.0%
PVIR	2.01	1.75	1.49	10%	10%	15%	2.70	0.0%
DART	1.10	0.96	0.82	10%	10%	15%	0.68	15.0%
Company Performance Modifier:								106.3%

For each performance measure in the table above, no incentive amount would be paid for that measure unless the company’s actual result exceeds the established threshold levels. If the company’s actual results are at or below the threshold level, the percentage payable for that measure is zero. If our actual results are between the stated performance levels, the percentage payable is interpolated between threshold and target or target and maximum.

The Chief Executive Officer evaluated the 2016 individual performance of each NEO through our annual performance appraisal process. The Chief Executive Officer’s recommended individual performance modifiers for the NEOs are reviewed, changed, if appropriate, and approved by the Committee. The Committee, together with the Corporate Governance Committee, evaluates the Chief Executive Officer’s performance against his pre-established goals and objectives to establish the individual performance modifier for the Chief Executive Officer. The Committees determined that for 2016 the Chief Executive Officer had met these goals and assigned a rating of 100 percent for his individual performance. Individual performance modifiers for the other NEOs ranged from 101 percent to 108 percent.

Below are the STI awards, reflecting the actual performance against target and the individual performance modifiers applied for each of our NEOs for the 2016 plan year that were paid in March 2017:

Name	Base Salary as of December 31, 2016	STI Target Opportunity	Company Performance Modifier	Individual Performance Modifier	STI Award
Pierce H. Norton II	$700,000	90%	106.3%	100%	$670,000
Curtis L. Dinan	$435,000	65%	106.3%	102%	$307,000
Caron A. Lawhorn	$360,000	65%	106.3%	101%	$251,000
Robert S. McAnnally	$325,000	65%	106.3%	108%	$243,000
Joseph L. McCormick	$310,000	55%	106.3%	102%	$185,000

Long-Term Incentives

During 2016, we granted LTI awards under our Equity Compensation Plan (“ECP”) consisting of PSUs and RSUs. Grants were awarded to all of our executive officers, including the Chief Executive Officer and all other NEOs. The grants were awarded as 80 percent PSUs and 20 percent RSUs. The Committee believes that this weighting further strengthens executive officers’ alignment with our stakeholders by only vesting PSUs based on how well the company performs compared to its peer group.

The overall value of the grants was determined based on the market benchmarking data provided by our independent executive compensation consultant and the individual performance of each NEO.

Name	Value of PSUs	Value of RSUs	Value of 2016 Equity Grant *
Pierce H. Norton II	$1,119,360	$279,840	$1,399,200
Curtis L. Dinan	$ 320,650	$ 80,163	$ 400,813
Caron A. Lawhorn	$ 320,650	$ 80,163	$ 400,813
Robert S. McAnnally	$ 259,435	$ 65,588	$ 325,023
Joseph L. McCormick	$ 240,487	$ 59,758	$ 300,245

*	Represents the grant date value approved by the Committee. The values displayed in the Summary Compensation Table represents the accounting value of the PSUs.

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Based on compensation data reviewed by the Committee, the 2016 LTI awards for Messrs. Norton and McAnnally were increased to better align with their market positioning for LTI and target total compensation. Mr. Norton’s value was increased by $150,000 while Mr. McAnnally’s grant value was increased by $25,000.

Performance Stock Units

PSUs are payable in common stock based on our TSR relative to the peer group approved by the Committee as shown below over a three-year performance period. In addition to encouraging retention, we believe that PSUs provide incentives to our executives that align their interests and performance with those of our stakeholders through increased share ownership. The actual payout of the PSUs can range from 0 percent to 200 percent of the units originally awarded, as set by the Committee, depending upon the company’s relative three-year TSR. This structure is aligned with industry practices.

TSR is the total return on a company’s stock over the performance period with dividends reinvested into company stock as they are accrued. The number of PSUs awarded at the time of vesting is based on our TSR positioning as a percentage basis at the end of the three-year performance period as set forth in the following chart. If the actual TSR percentile rank falls between the stated percentile ranks set forth in the chart, the payout percentage is interpolated between the percentile rank above and below the actual percentile rank. No PSUs are earned if our TSR ranking at the end of the performance period is below the 25th percentile.

Percentile Rank	Payout (as a % of Target)
90th percentile and above	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below the 25th percentile	0%

During the three-year performance period, employees receiving a grant, including the NEOs, have their accounts credited with an amount equal to all ordinary cash dividends that would have been paid as if shares were issued on the grant date. The dividend equivalents are deemed to be reinvested. If an employee, including an NEO, forfeits any PSUs, the dividend equivalent is also forfeited. Dividend equivalents are also applied to the number of PSUs earned based on the company’s performance factor.

In addition to the companies included in the benchmarking peer group, the Committee added four companies to the peer group for the 2016 PSU grant. These four companies, Alliant Energy Corporation, CMS Energy Corporation, NiSource, Inc. and NorthWestern Corporation, have:

•	Notable gas utility operations;

•	Similarly sized revenue, market capitalization, assets and number of customers;

•	Had a strong trading correlation with ONE Gas; and

•	Are peers of our existing peer companies.

The addition of four companies helps to lessen the impact industry consolidation may have on relative TSR performance and the payout. The peer group for the 2016 PSUs is as follows:

Alliant Energy Corporation	NorthWestern Corporation
AGL Resources Inc.	Piedmont Natural Gas Company, Inc.
Atmos Energy Corporation	Questar Corporation
Avista Corporation	South Jersey Industries, Inc.
CMS Energy Corporation	Southwest Gas Corporation
New Jersey Resources Corporation	Spire, Inc.
NiSource, Inc.	Vectren Corporation
Northwest Natural Gas Company	WGL Holdings, Inc.

Restricted Stock Units

RSUs are payable in common stock after a three-year vesting period, provided the NEO remains employed with the company through the vesting date. As with the PSUs, RSUs promote retention, increase long-term equity ownership and further promote the alignment of our executives’ interests with those of our stakeholders. We believe that it is important to have an element of compensation that is focused directly on retaining

42	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

executives to help to minimize the disruption associated with unplanned turnover. During the three-year vesting period, employees receiving a grant, including the NEOs, have their accounts credited with an amount equal to all ordinary cash dividends that would have been paid if shares were issued on the grant date. The dividend equivalents are deemed to be reinvested. If an employee, including an NEO, forfeits any RSUs, the dividend equivalent is also forfeited.

Vesting of 2013 PSUs

The 2013-2016 PSU grants vested in February 2016. These grants were initially awarded to our executives, including the NEOs shown on the table below, by ONEOK prior to the separation and based on their roles with ONEOK. As part of the separation from ONEOK, this grant was replaced with awards of ONE Gas shares. The number of ONEOK PSUs held by a ONE Gas participant was multiplied by a ratio of 2.04 (the “Spinco Ratio”), determined by dividing the ONEOK volume-weighted average share price on January 31, 2014 ($68.22) by the ONE Gas volume-weighted average share price on February 3, 2014 ($33.50), rounded to the nearest whole share.

A pre-distribution payout factor was applied to each PSU grant based on the ONEOK peer group performance for the number of days lapsed from the day of the grant to January 31, 2014. The grants were prorated based on the number of days lapsed in the performance period to January 31, 2014, and 31.6 percent of the 2013 units were “banked” with a payout of 200 percent, reflecting ONEOK’s TSR performance against their peer group. The remaining units from the grant, 68.4 percent, continued to be “at-risk” based on ONE Gas’ relative TSR performance against the approved ONE Gas peer group (see below).

The Committee has reviewed the company’s relative TSR performance during the performance period against the peer group and has determined that its 81.4 percent TSR results ranks third amongst the twelve peer companies. The Committee certified the performance with a corresponding payout of 177 percent.

Name	# of PSUs Issued on 2/20/2013	# of Adj. PSUs (based on Spinco Ratio of 2.04)	Banked Shares		PSUs Subject to Performance Factor		Total # of PSUs Vested(1)
			# of Adj. PSUs	Total # Vest (200% Perf. Factor)	# of Adj. PSUs	Total # Vest (177% Perf. Factor)
Pierce H. Norton II	12,838	26,189	8,276	16,552	17,913	31,706	50,716
Curtis L. Dinan	8,559	17,460	5,517	11,034	11,943	21,139	33,812
Caron A. Lawhorn	8,559	17,460	5,517	11,034	11,943	21,129	33,812
Robert S. McAnnally	NA
Joseph L. McCormick	4,001	8,162	2,579	5,158	5,583	9,882	15,805

(1)	Includes reinvested dividends

The peer group previously approved by the Committee for this grant includes:

AGL Resources, Inc.	Questar Corporation
Atmos Energy Corporation	South Jersey Industries, Inc.
Avista Corporation	Southwest Gas Corporation
New Jersey Resources Corporation	Spire, Inc., formerly The Laclede Group
Northwest Natural Gas Company	Vectren Corporation
Piedmont Natural Gas Company, Inc.	WGL Holdings, Inc.

AGL Resources, Inc., Piedmont Natural Gas Company, Inc. and Questar Corporation were part of the approved peer group and each were acquired during 2016. Upon the closing of each acquisition, the companies were eliminated from the relative TSR calculation.

Other Compensation and Benefit Programs

Retirement Benefits, qualified under the Internal Revenue Code:

•

Defined contribution 401(k) Plan is available to all of our employees. The company matches 100 percent of employee contributions, up to six percent of pay, subject to Internal Revenue Code contribution limits. All of our NEOs participate in this Plan.

•

The ONE Gas, Inc. Retirement Plan (the “Qualified Pension Plan”) is a defined benefit plan that is available to non-bargaining unit employees hired prior to January 1, 2005 and certain other bargaining unit employees, subject to Internal Revenue Code contribution limits. All of our NEOs, with the exception of Mr. McAnnally, are participants in the Qualified Pension Plan.

Nonqualified Deferred Compensation Plan (“NQDC Plan”): We maintain a NQDC Plan that provides our executives, including our NEOs, with the opportunity to defer receipt of specified portions of compensation and to have such deferred amounts treated as if invested in specified

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investment options. The NQDC Plan allows pre-tax deferrals of income and company matching contributions that may have been lost due to government limitations on qualified retirement plans. The NQDC Plan provides an important financial planning tool which encourages executive retention. Employees eligible for the NQDC Plan are officers and certain other highly compensated employees designated by the Benefit Plan Sponsor Committee. All of our NEOs participate in the NQDC Plan.

Supplemental Executive Retirement Plan (“SERP”): We maintain a SERP that provides for two types of benefits. Part A of the SERP is an “excess” benefit that is intended to make up for the benefits not paid to our executives from the Qualified Pension Plan, because of the government limits applicable to qualified plans. The formula in Part A of the SERP is the same as the formula used in our Qualified Pension Plan, but uses only eligible earnings above the qualified plan limits. There are three NEOs that are active participants including our Chief Executive Officer and Ms. Lawhorn and Mr. Dinan.

Part B of the SERP is a supplemental benefit, or “top hat plan” that uses a different formula than the Qualified Pension Plan. The supplemental benefits are based upon a specified percentage of the highest 36 consecutive months’ compensation of the executive’s last 60 months of service. This benefit is offset by any payment received from Part A of the SERP and the Qualified Pension Plan. Only one of our NEOs, Mr. Dinan, is a participant in Part B.

The SERP is closed to new participants and has not been extended to any new participants since 2005.

Profit-Sharing Plan: We maintain a Profit-Sharing Plan for employees that are not eligible for the Qualified Pension Plan. The company contributes one percent of a participant’s annual eligible compensation. The company may make an additional discretionary contribution. Eligible compensation is limited to the qualified plan limits. The company contributions and earnings are not taxable until distributed. Only one of our NEOs, Mr. McAnnally, is a participant in this Profit-Sharing Plan.

Other Benefits: Our executive officers, including the NEOs, participate in employee benefit plans under the same terms and premium structure as generally available to all of our employees, including our medical, dental, vision, life, employee stock purchase, accidental death and dismemberment, travel and accident, and long-term disability plans.

Perquisites: Our executive officers, including the NEOs, received no perquisites or other personal benefits from the company.

SHARE OWNERSHIP GUIDELINES

Our Board advocates executive share ownership as a means to align executive interests with those of our stakeholders and has adopted share ownership guidelines for our Chief Executive Officer and other executives. These guidelines are mandatory and generally must be achieved by each officer over the course of five years after becoming subject to the guidelines. Our executives are required to hold all shares, net of taxes, awarded under our ECP until the share ownership guideline is met.

An executive’s holdings include shares owned in the open market, shares held in trust for the benefit of the executive or the benefit of the executive’s immediate family, and shares held in qualified plans. Stock options, restricted units and performance unit shares that have not yet been earned and vested do not count toward an executive’s personal holdings for the purpose of determining whether the executive is permitted to sell shares of the company’s common stock.

Executives employed at the time that we became a standalone company have five years from January 31, 2014 to satisfy individual share ownership requirements. Executives hired after that date have five years from their start date to satisfy individual share ownership requirements.

Below are the base salary multiples for share ownership for the NEOs:

Name	Title	Multiple of Base Salary
Pierce H. Norton II	President and Chief Executive Officer	6
Curtis L. Dinan	Senior Vice President, Chief Financial Officer and Treasurer	4
Caron A. Lawhorn	Senior Vice President, Commercial	3
Robert S. McAnnally	Senior Vice President, Operations	3
Joseph L. McCormick	Senior Vice President, General Counsel and Assistant Secretary	4

As of December 31, 2016, all NEOs with the exception of Mr. McAnnally, had met their individual share ownership requirements. Mr. McAnnally joined the company in March 2015 and has until March 2020 to meet his individual share ownership requirement.

RISK CONSIDERATIONS

The Committee engaged its independent executive compensation consultant in the annual review of the risks and rewards associated with our executive compensation program. Our executive compensation program is designed with features that mitigate risk without diminishing the

44	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

incentive nature of the compensation. The framework below lists a range of compensation program features that might create motivations for excessive risk and our practices that mitigate those risks:

Appropriate Risk	Risk Mitigation
✓ Multiple incentive performance measures	• Our annual, STI program features a balance of financial and operational measures
✓ Measures aligned with shareholder value	• Our long-term incentive program features multiple vehicles (RSUs and PSUs) and 3-year overlapping performance periods
✓ Measures under broad influence across many people

•  Our performance measures, performance goals and capital allocation require multiple approval levels and has oversight; the Committee reviews and approves the STI and performance-based long-term incentive award goals at the beginning of each cycle

✓ Balanced pay mix	• Our compensation program features an effective balance of short- and long-term incentive compensation components to avoid placing too much value on any one element
✓ Balance of formulaic and discretionary factors	• Our incentive awards incorporate both objective formulaic and subjective discretionary factors; the Committee retains full discretion
✓ Capped awards	• Our short-term and long-term performance-based payments have capped performance modifiers at 150 percent for short-term and 200 percent for performance-based long-term awards
✓ Reasonable change in control (“CIC”) and severance benefits

•  Our CIC and severance benefits are within common norms (cash CIC payments and acceleration of vesting of equity granted in and after February 2015 are also subject to “double trigger” requirements) and do not provide excessive incentives to seek unwarranted transactions

✓ Clawback provisions in place	• Our clawback provisions extend beyond current legal requirements
✓ Meaningful executive stock ownership and consistent LTI practices	• Our stock ownership guidelines, annual LTI grants and vesting provisions create sustained and consistent ownership stakes

CLAWBACK PROVISIONS

Awards made under the annual STI plan and ECP are subject to clawback provisions. The clawback provisions permit the Committee to use appropriate discretion to seek recoupment of awards paid to executives in the event of fraud, negligence or intentional misconduct that is determined to be a contributing factor of having to restate all or a portion of the company’s financial statements. We believe executives who are responsible for material noncompliance with applicable financial reporting requirements should not benefit monetarily from such noncompliance.

TERMINATION AND CHANGE IN CONTROL BENEFITS

Our NEOs are eligible to participate in a Change-in-Control Severance Plan. The participants in the plan are reviewed and approved annually by the Committee. The cash severance multiple varies but is no greater than three times the participant’s salary and target STI. The cash severance and acceleration of unvested equity requires a double trigger of a change in control of the company followed by a “qualifying” termination of the executive’s employment. See page 56 for more information regarding the determination of when a “double trigger” has occurred. Qualifying terminations include involuntary termination without cause or voluntary termination with “good reason.” Good reason includes:

•	Demotion or material reduction of authority or responsibility;

•	Material reduction in base salary;

•	Material reduction in annual incentive or LTI targets;

•	Relocation of greater than 35 miles; or

•	Failure to assume the Change-in-Control Severance Plan.

The plan does not provide for additional pension benefits upon a change in control. In addition, the plan does not provide for a tax gross-up feature for “golden parachute” excise taxes, but provides plan participants a “best after-tax results” approach to excise taxes in determining the benefit payable to a participant under the plan. Under this approach, the company will reduce the benefits payable to the participant to the extent necessary to avoid triggering the excise tax, but only if doing so would result in a higher after-tax payment to the participant.

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ANTI-HEDGING AND ANTI-PLEDGING POLICIES

An employee designated as an insider, including the NEOs, may not engage in any hedging strategies involving ONE Gas securities that allow a person to lock in much of the value of stockholdings, often in exchange for all or part of the potential upside appreciation in the stock, including, but not limited to:

•	Purchasing ONE Gas stock on margin;

•	Selling ONE Gas stock short;

•	Entering into zero cost collars, prepaid variable forward sale contracts, equity swaps or exchange funds; or

•	Buying or selling puts or calls or other derivative instruments.

Insiders are prohibited from holding ONE Gas securities in a margin account or otherwise pledging ONE Gas securities as collateral for a loan. ONE Gas may grant exceptions to the prohibition against pledging on a limited case-by-case basis, provided that the insider must submit a request for approval to the Chief Executive Officer. There is no exception to the prohibition against pledging with respect to the Chief Executive Officer. Any request is subject to pre-clearance under the Securities Insider Trading Policy. However, there is no assurance that an exception will be granted and there were none granted to the policies in 2016.

EMPLOYMENT AGREEMENTS

We do not enter into individual employment agreements with any of our NEOs. Instead, in general, the rights of our NEOs with respect to specific events are covered by our compensation and benefit plans.

INTERNAL REVENUE CODE LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code places a limit of $1 million per year on the amount of compensation that the company may deduct from our federal income tax return paid to certain executive officers. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. The company has included in this proxy statement Proposal 4. If approved by shareholders, this will allow certain annual incentive awards to qualify under the performance-based exception, provided that other criteria are met. In addition, the company grants LTI awards in the form of PSUs that are designed to meet the definition of performance-based compensation under Section 162(m) in order to qualify for the performance-based exception to the $1 million deduction limit. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the company, the Committee does not limit executive compensation to amounts deductible under Section 162(m) if the Committee determines that doing so is in the best interests of the company.

46	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Committee has met, reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Committee recommended to the Board the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Pattye L. Moore, Chair

Douglas H. Yaeger, Vice Chair

Robert B. Evans

Michael G. Hutchinson

Eduardo A. Rodriguez

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	47

NAMED EXECUTIVE OFFICER COMPENSATION

The following table reflects the compensation paid to the NEOs in respect to our 2016 fiscal year.

SUMMARY COMPENSATION TABLE FOR 2016

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Pierce H. Norton II President and Chief Executive Officer	2016	$700,000	$1,509,792	$670,000	$882,325	$101,856	$3,863,973
	2015	$675,000	$1,324,662	$981,000	$474,957	$91,838	$3,547,457
	2014	$650,000	$1,067,088	$850,000	$551,325	$50,329	$3,168,742
Curtis L. Dinan Senior Vice President, Chief Financial Officer, and Treasurer	2016	$435,000	$432,493	$307,000	$452,763	$55,056	$1,682,312
	2015	$435,000	$423,303	$466,000	$-	$53,858	$1,378,161
	2014	$435,000	$533,959	$457,000	$654,140	$35,429	$2,115,528
Caron A. Lawhorn Senior Vice President, Commercial	2016	$360,000	$432,493	$251,000	$357,007	$45,516	$1,446,016
	2015	$360,000	$423,303	$382,000	$130,597	$44,618	$1,340,518
	2014	$360,000	$533,959	$378,000	$560,113	$29,029	$1,861,101
Robert S. McAnnally(5) Senior Vice President, Operations	2016	$325,000	$350,655	$243,000	$-	$50,823	$969,478
	2015	$237,500	$318,014	$227,000	$-	$149,886	$932,400
	2014	$-	$-	$-	$-	$-	$-
Joseph L. McCormick Senior Vice President, General Counsel and Assistant Secretary	2016	$310,000	$324,005	$185,000	$109,712	$37,541	$966,258
	2015	$300,000	$318,014	$261,000	$30,946	$44,438	$954,398
	2014	$280,000	$319,698	$200,000	$171,279	$24,349	$995,326

(1)	The amounts included in the table relate to RSUs and PSUs granted under our ECP and reflect the aggregate grant date fair value of such awards calculated pursuant to ASC Topic 718. Material assumptions used in the calculation of the value of these equity grants are included in Note 11 to our audited financial statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2017.

The aggregate grant date fair value of RSUs for purposes of ASC Topic 718 was determined based on the closing price of our common stock on the grant date. With respect to the PSUs, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers the market condition (total shareholder return) and using assumptions developed from the referenced peer companies. The value included for the PSUs is based on 100 percent of the PSUs vesting at the end of the performance period. Using the maximum number of shares issuable upon vesting of the PSUs (200 percent of the units granted), the aggregate grant date fair value of the PSUs would be as follows:

Name	2016	2015	2014
Pierce H. Norton II	$2,459,904	$2,148,384	$1,734,236
Curtis L. Dinan	$704,660	$687,216	$867,118
Caron A. Lawhorn	$704,660	$687,216	$867,118
Robert S. McAnnally	$570,134	$515,968	$-
Joseph L. McCormick	$528,495	$515,968	$519,911

(2)	Reflects STI awards earned in 2016, 2015 and 2014 and paid in 2017, 2016 and 2015, respectively, under our annual STI plan. For a discussion of the performance criteria established by the Committee for awards under the 2016 annual STI plan, see “2016 Performance and Compensation Decisions—Short-Term Incentive” above on page 39.

(3)	The amounts reflected represent the aggregate change during 2016 in the actuarial present value of the NEOs’ accumulated benefits under the Qualified Pension Plan and the SERP. For a description of these plans, see “Pension Benefits” below. The change in the present value of the accrued pension benefit is impacted by variables such as additional years of service, age and the discount rate used to calculate the present value of the change. For 2016, the change in pension value reflects not only the increase due to additional service and pay for the year, but also an increase in present value due to the lower discount rate in effect on the measurement date (4.75 percent as of December 30, 2015, and 4.30 percent as of December 31, 2016). The Qualified Pension Plan was closed to new participants as of December 31, 2004. All of our NEOs, with the exception of Mr. McAnnally, participate in the Qualified Pension Plan. The SERP was closed to new participants in 2013, although no new participants had been added since 2005. Ms. Lawhorn and Messrs. Norton and Dinan participate in the SERP.

48	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

(4)	Reflects (i) the amounts paid as our dollar-for-dollar match of contributions made by the NEO under our NQDC Plan, 401(k) Plan for Employees of ONE Gas, Inc. and Subsidiaries and Profit-Sharing Plan, (ii) amounts paid for length of service awards, (iii) the value of shares received in 2014 under ONEOK’s Employee Stock Award Program as of the date of issuance, (iv) the value of shares received in 2016, 2015 and 2014 under our Employee Stock Award Program as of the date of issuance, and (v) amounts paid for relocation and moving expenses as follows:

Name	Year	Match Under Nonqualified Deferred Compensation Plan(a)	Match Under 401(k) Plan(b)	Profit Sharing Plan(c)	Service Award(d)	ONEOK Stock Award(e)	ONE Gas Stock Award(e)	Relocation and Moving Expense(f)
Pierce H. Norton II	2016	$84,960	$15,900	$-	$-	$-	$996	$-
	2015	$75,600	$15,900	$-	$-	$-	$338	$-
	2014	$33,300	$15,600	$-	$600	$396	$433	$-
Curtis L. Dinan	2016	$38,160	$15,900	$-	$-	$-	$996	$-
	2015	$37,620	$15,900	$-	$-	$-	$338	$-
	2014	$18,600	$15,600	$-	$400	$396	$433	$-
Caron A. Lawhorn	2016	$28,620	$15,900	$-	$-	$-	$996	$-
	2015	$28,380	$15,900	$-	$-	$-	$338	$-
	2014	$12,600	$15,600	$-	$-	$396	$433	$-
Robert S. McAnnally	2016	$19,278	$15,900	$14,650	$-	$-	$996	$-
	2015	$-	$12,000	$-	$-	$-	$246	$137,639
	2014	$-	$-	$-	$-	$-	$-	$-
Joseph L. McCormick	2016	$20,645	$15,900	$-	$-	$-	$996	$-
	2015	$28,200	$15,900	$-	$-	$-	$338	$-
	2014	$7,920	$15,600	$-	$-	$396	$433	$-

(a)	For additional information on our NQDC Plan, see “Nonqualified Deferred Compensation for 2016” below on page 54.

(b)	Our 401(k) Plan is a tax-qualified plan that covers substantially all of our employees. Employee contributions are discretionary. Subject to certain limits, we match 100 percent of employee contributions to the plan up to a maximum of six percent of eligible compensation.

(c)	Represents amounts contributed by the company under the ONE Gas, Inc. Profit Sharing Plan.

(d)	Service awards are amounts paid to employees of the company upon milestone anniversaries with the company beginning upon the employee’s fifth anniversary with the company and continuing thereafter for every five years of service with the company.

(e)	There are no tax gross-up payments in connection with shares awarded under the ONEOK Employee Stock Award Program, cash service awards, our Employee Stock Award Program, or relocation and moving expenses.

(f)	The relocation and moving expenses reflected in the table relate to the expenses incurred in relocating Mr. McAnnally and his family from their home in Alabama to our headquarters in Tulsa, Oklahoma.

(5)	Mr. McAnnally joined the company as Senior Vice President, Operations on March 16, 2015. His 2015 salary and non-equity incentive plan compensation reflect the prorated amounts for his service from March 16, 2015, through December 31, 2015.

The NEOs received no other perquisites or other personal benefits from the company in 2016.

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	49

GRANTS OF PLAN-BASED AWARDS FOR 2016

The following table reflects the grants of plan-based awards to the NEOs during 2016.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Pierce H. Norton II
Restricted Unit	2/18/2016							4,800	$279,840
Performance Unit	2/18/2016				9,600	19,200	38,400		$1,229,952
Short-Term Incentive	1/1/2016	$-	$630,000	$1,181,000
Curtis L. Dinan
Restricted Unit	2/18/2016							1,375	$80,163
Performance Unit	2/18/2016				2,750	5,500	11,000		$352,330
Short-Term Incentive	1/1/2016	$-	$283,000	$530,000
Caron A. Lawhorn
Restricted Unit	2/18/2016							1,375	$80,163
Performance Unit	2/18/2016				2,750	5,500	11,000		$352,330
Short-Term Incentive	1/1/2016	$-	$234,000	$439,000
Robert S. McAnnally
Restricted Unit	3/17/2016							1,125	$65,588
Performance Unit	3/17/2016				2,225	4,450	8,900		$285,067
Short-Term Incentive	1/1/2016	$-	$211,000	$396,000
Joseph L. McCormick
Restricted Unit	2/18/2016							1,025	$59,757
Performance Unit	2/18/2016				2,063	4,125	8,250		$264,248
Short-Term Incentive	1/1/2016	$-	$171,000	$320,000

(1)	Reflects amounts that could be earned pursuant to our annual officer STI plan. The plan provides that our NEOs may receive annual STI awards based on the performance of the company measured by financial (EPS) and operational factors (TRIR, PVIR and DART) and individual performance during the relevant fiscal year. Company targets and individual goals are established annually by the Committee. The Committee establishes annual target awards for each officer expressed as a percentage of their base salaries. The actual amounts earned by the NEOs in 2016 under the plan and paid in 2017 are set forth under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for 2016 above. For each performance measure of our annual officer STI plan, no incentive amount would be paid for that measure unless the company’s actual result exceeds the established threshold levels. If the company’s actual results are below the threshold level, the percentage payable for that measure is zero. For the 2016 STI plan, the payout range based on the performance of the company was 50 percent–150 percent of base salary and a personal modifier ranging from 0–125 percent. The threshold amounts reflected in the table apply a personal modifier of 0 percent. The maximum amounts reflected in the table apply a personal modifier of 125 percent to the 150 percent company performance payout.

(2)	Reflects the PSUs that could be earned pursuant to awards granted under our ECP that vest three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the PSUs granted based on performance criteria. If actual performance is below the threshold level, the percentage of PSUs earned is zero. For this period, the criteria is our total shareholder return over the period of February 17, 2016, to February 17, 2019, compared with the total shareholder return of the peer group. If our actual relative total shareholder return is between the stated performance levels, the percentage of PSUs earned is interpolated between the stated performance levels. One share of our common stock is payable for each performance unit that vests. PSUs are also subject to accelerated vesting upon a change in control.

(3)	Reflects RSUs granted under our ECP that vest three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock.

(4)	The aggregate grant date fair value of the RSUs for purposes of ASC Topic 718 was determined based on the closing price of our common stock on the grant date. With respect to the PSUs, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers market conditions (such as total shareholder return) and using assumptions developed from historical information of each of the peer companies referenced under “2016 Performance and Compensation—Long Term Incentive” above. This amount is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under ASC Topic 718. The value presented is based on 100 percent of the PSUs vesting at the end of the three-year performance period.

50	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2016

The following table shows the outstanding equity awards held by the NEOs as of December 31, 2016.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)(3)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Pierce H. Norton II	17,758	$1,135,792	121,669	$7,781,943
Curtis L. Dinan	6,686	$ 427,652	47,236	$3,021,188
Caron A. Lawhorn	6,686	$ 427,652	47,236	$3,021,188
Robert S. McAnnally	2,666	$ 170,489	16,940	$1,083,511
Joseph L. McCormick	4,511	$ 288,498	31,677	$2,026,042

(1)	Represents RSUs that have not yet vested. RSUs vest three years from the date of grant, at which time the grantee is entitled to receive one share of our common stock for each vested RSU, plus accrued dividends. RSUs accrue dividends from the date of grant through the vesting date. RSUs are scheduled to vest as follows:

Restricted Unit Vesting Schedule

Pierce H. Norton II	6,481	on February 18, 2017
	6,363	on February 17, 2018
	4,913	on February 18, 2019

Curtis L. Dinan	3,254	on February 18, 2017
	2,025	on February 17, 2018
	1,407	on February 18, 2019

Caron A. Lawhorn	3,254	on February 18, 2017
	2,025	on February 17, 2018
	1,407	on February 18, 2019

Robert S. McAnnally	-	on February 18, 2017
	1,514	on February 17, 2018
	1,152	on February 18, 2019

Joseph L. McCormick	1,936	on February 18, 2017
	1,525	on February 17, 2018
	1,049	on February 18, 2019

(2)	Represents PSUs that have not yet vested. PSUs vest three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the PSUs granted based on our total shareholder return over the three-year performance period, compared with the total shareholder return of the peer group. One share of our common stock is payable in respect of each PSU granted that becomes vested, plus accrued dividends. PSUs accrue dividends from the date of grant through the vesting date.

The following table reflects the projected vesting level based on our total shareholder return compared with the total shareholder return of the referenced peer group at December 31, 2016:

Performance Unit Vesting Schedule

Pierce H. Norton II	50,037	on February 18, 2017
	50,800	on February 17, 2018
	20,832	on February 18, 2019

Curtis L. Dinan	25,018	on February 18, 2017
	16,250	on February 17, 2018
	5,968	on February 18, 2019

Caron A. Lawhorn	25,018	on February 18, 2017
	16,250	on February 17, 2018
	5,968	on February 18, 2019

Robert S. McAnnally	-	on February 18, 2017
	12,112	on February 17, 2018
	4,828	on February 18, 2019

Joseph L. McCormick	15,001	on February 18, 2017
	12,200	on February 17, 2018
	4,476	on February 18, 2019

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	51

(3)	The terms of both our RSUs and our PSUs provide that any such unvested units will become fully vested upon a change in control. See “Potential Post-Employment Payments and Payments Upon a Change in Control” on page 55.

OPTION EXERCISES AND STOCK VESTED FOR 2016

The following table sets forth stock awards held by the NEOs that vested during 2016. The company has not awarded any options, therefore no NEO exercised any options during 2016, and no NEO or other employee currently holds any unexercised options.

Option Exercises and Stock Vested

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Pierce H. Norton II	57,671	$3,365,700
Curtis L. Dinan	38,412	$2,241,701
Caron A. Lawhorn	38,412	$2,241,701
Robert S. McAnnally	-	$-
Joseph L. McCormick	18,708	$1,091,800

(1)	Certain of the NEOs elected to have vested shares withheld to cover applicable state and federal taxes incurred upon vesting. As a result, the net shares received upon the vesting and the related net value realized are as follows:

Name	Net Shares Acquired on Vesting	Net Value Realized on Vesting
Pierce H. Norton II	33,051	$1,928,914
Curtis L. Dinan	22,829	$1,332,373
Caron A. Lawhorn	22,821	$1,331,891
Robert S. McAnnally	-	$-
Joseph L. McCormick	12,362	$721,493

(2)

Includes RSUs and PSUs originally granted by ONEOK in 2013 that were cancelled and replaced with RSUs and PSUs under our ECP in connection with our separation from ONEOK. These awards vested in 2016 and were paid in shares of our common stock. PSUs vested at 184 percent of the initial grant. This level of payout was achieved due to ONEOK’s relative total shareholder return being above the 90th percentile of the total shareholder return of ONEOK’s specified peer group of companies with respect to 31.6 percent of the total PSU award and our relative total shareholder return being above the 80th percentile of the total shareholder return of our specified peer group with respect to the remaining 68.4 percent of the total PSU award.

(3)	The value received on vesting represents the market value of the shares received based on the average of the high and low prices of our common stock on the NYSE on the date of vesting.

PENSION BENEFITS FOR 2016

The following table sets forth the estimated present value of accumulated benefits as of December 31, 2016, and payments made during 2016, in respect to each NEO under the referenced retirement plans.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Pierce H. Norton II	Supplemental Executive Retirement Plan	12.08	$2,279,979	$-
	Qualified Pension Plan	12.08	$592,959	$-
Curtis L. Dinan	Supplemental Executive Retirement Plan	13.00(2)	$1,755,082	$-
	Qualified Pension Plan	13.00(2)	$470,436	$-
Caron A. Lawhorn	Supplemental Executive Retirement Plan	18.25	$1,250,685	$-
	Qualified Pension Plan	18.25	$918,261	$-
Robert S. McAnnally	Supplemental Executive Retirement Plan	-(3)	$-	$-
	Qualified Pension Plan	-(3)	$-	$-
Joseph L. McCormick	Supplemental Executive Retirement Plan	-	$-	$-
	Qualified Pension Plan	14.00(4)	$693,095	$-

52	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

(1)	Each executive officer’s benefit is determined as of age 62 when an unreduced benefit can be received under the SERP and Qualified Pension Plan. The present value of the unreduced benefit is determined using the assumptions from a measurement date of December 31, 2016. Material assumptions used in the calculation of the present value of accumulated benefits are included in Note 12 to our audited financial statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2017.

(2)	Mr. Dinan’s actual service is 12 years and ten months. There is no resulting benefit augmentation with respect to the additional two months credited to Mr. Dinan’s years of service.

(3)	Mr. McAnnally is not a participant in the SERP or the Qualified Pension Plan.

(4)	Mr. McCormick’s actual service is 13 years and ten months. There is no resulting benefit augmentation with respect to the additional two months credited to Mr. McCormick’s years of service. Mr. McCormick is not a participant in the SERP.

Qualified Pension Plan. The Qualified Pension Plan is a defined benefit pension plan qualified under the Internal Revenue Code. At December 31, 2016, the plan covered non-bargaining unit employees hired prior to January 1, 2005, and certain bargaining-unit employees. Also, at December 31, 2016, non-bargaining unit employees hired after December 31, 2004, employees represented by Local No. 304 of the International Brotherhood of Electrical Workers hired on or after July 1, 2010, employees represented by United Steelworkers hired on or after December 15, 2011, and employees who accepted a one-time opportunity to opt out of the Qualified Pension Plan were covered by our Profit-Sharing Plan.

Benefits under the Qualified Pension Plan generally become vested and non-forfeitable after completion of five years of continuous employment. Under the plan, a vested participant receives a monthly retirement benefit at normal retirement age, unless an early retirement benefit is elected under the plan, in which case the retirement benefit may be actuarially reduced for early commencement. Generally, participants retiring on or after age 62 through normal retirement age receive 100 percent of their accrued monthly benefit which may be reduced depending on the optional form of payment elected at retirement. Benefits are calculated at retirement date based on a participant’s credited service (limited to a maximum of 35 years) and final average earnings. The earnings utilized in the retirement plan benefit formula in the Qualified Pension Plan for employees includes the base salary and STI compensation paid to an employee during the period of the employee’s final average earnings, less any amounts deferred under the NQDC Plan. The period of final average earnings means the employee’s highest earnings during any 60 consecutive months of the last 120 months of employment. For any NEO who retires with vested benefits under the plan, the compensation shown as “Salary” and “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for 2016 would be considered eligible compensation in determining benefits, except that the plan benefit formula takes into account only fixed percentages of final average earnings. The amount of eligible compensation that may be considered in calculating retirement benefits is also subject to limitations in the Internal Revenue Code and the limitations contained in certain collective bargaining agreements applicable to the plan.

Supplemental Executive Retirement Plan. We maintain a SERP in order to provide supplemental retirement benefits to certain officers. The SERP provides that officers may be selected for participation in a supplemental retirement benefit or an excess retirement benefit, or both. If a participant is eligible for both the supplemental retirement benefit and the excess retirement benefit, the excess retirement benefit and benefits payable under the Qualified Pension Plan are treated as an offset that reduces the supplemental retirement benefit.

Participants in the SERP were selected by our Chief Executive Officer or, in the case of our Chief Executive Officer, by our Board. Our Board may amend or terminate the SERP at any time, provided that accrued benefits to current participants may not be reduced.

No new participants have been added to our SERP since 2005, and the SERP was closed to any additional participants as of January 1, 2014.

Supplemental benefits payable to participating employees in the SERP are based upon a specified percentage (reduced for early retirement and commencement of payment of benefits under the SERP) of the highest 36 consecutive month’s compensation of the employee’s last 60 months of service. The excess retirement benefit under the SERP pays a benefit equal at least to the benefit that would be payable to the participant under the Qualified Pension Plan if limitations imposed by the Internal Revenue Code were not applicable, less the benefit payable under the Qualified Pension Plan with such limitations. Benefits under the SERP are offset by the payment of benefits under the Qualified Pension Plan that were or would have been paid if the Qualified Pension Plan benefits were commenced at the same time as the SERP benefits. We fund benefits payable under the SERP through a rabbi trust arrangement.

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	53

NONQUALIFIED DEFERRED COMPENSATION FOR 2016

The following table sets forth certain information regarding the participation by the NEOs in our NQDC Plan.

Nonqualified Deferred Compensation

Name		Year	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Fiscal Year End(3)
Pierce H. Norton II		2016	$96,860	$84,960	$72,117	$9,260	$958,737
		2015	$87,000	$75,600	$(14,379)	$50,571	$714,340
		2014	$44,400	$33,300	$49,195	$44,502	$616,690
Curtis L. Dinan	(6)	2016	$62,780	$658,049	$9,950,101	$-	$19,876,287
	(5)	2015	$62,060	$598,606	$(4,925,045)	$-	$9,205,357
	(4)	2014	$61,250	$479,508	$(274,575)	$-	$13,469,736
Caron A. Lawhorn		2016	$167,500	$28,620	$34,509	$5,220	$1,113,897
		2015	$109,800	$28,380	$4,030	$13,310	$888,488
		2014	$65,500	$12,600	$47,294	$15,854	$759,588
Robert S. McAnnally		2016	$38,180	$19,278	$2,410	$-	$59,868
		2015	$-	$-	$-	$-	$-
		2014	$-	$-	$-	$-	$-
Joseph L. McCormick		2016	$138,620	$20,645	$58,861	$-	$699,896
		2015	$122,000	$28,200	$(5,226)	$-	$472,608
		2014	$83,560	$7,920	$22,175	$-	$327,634

(1)	The “All Other Compensation” column of the Summary Compensation Table at page 48 includes these amounts paid under our NQDC Plan as our excess matching contributions with respect to our 401(k) Plan and excess quarterly and annual company contributions, if applicable, with respect to our Profit Sharing Plan.

(2)	There were no above-market earnings in 2016, 2015, or 2014.

(3)	Includes amounts previously reported in the Summary Compensation Table in the previous years when earned, if that officer’s compensation was required to be disclosed in a previous year. Amounts reported in such years include previously earned, but deferred, salary and annual incentive awards, company matching contributions, and shares that were deferred upon vesting and the dividend equivalents accumulated on these deferrals.

(4)	Includes the value of 25,130 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2010, 27,594 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2011, 74,504 ONEOK shares the receipt of which was deferred upon vesting in January 2012, 56,000 ONEOK shares the receipt of which was deferred upon vesting in January 2013, and 48,738 ONE Gas shares issued upon our separation from ONEOK, in the case of 2010, 2011, 2012 and 2013, under the deferral provisions of ONEOK’s Equity Compensation Plan, plus the dividend accumulation on these deferrals for a year-end deferred share balance of 133,830, 194,956 and 201,805 for 2012, 2013, and 2014, respectively, in ONEOK shares and 49,849 for 2014 in ONE Gas shares.

(5)	Includes the value of 25,130 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2010, 27,594 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2011, 74,504 ONEOK shares the receipt of which was deferred upon vesting in January 2012, 56,000 ONEOK shares the receipt of which was deferred upon vesting in January 2013, and 48,738 ONE Gas shares issued upon our separation from ONEOK, in the case of 2010, 2011, 2012 and 2013, under the deferral provisions of ONEOK’s Equity Compensation Plan, plus the dividend accumulation on these deferrals for a year-end deferred share balance of 194,956, 201,805 and 215,182 for 2013, 2014, and 2015, respectively, in ONEOK shares and 49,849 and 51,221 for 2014 and 2015, respectively, in ONE Gas shares.

(6)	Includes the value of 25,130 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2010, 27,594 ONEOK shares the receipt of which was deferred by Mr. Dinan upon vesting in January 2011, 74,504 ONEOK shares the receipt of which was deferred upon vesting in January 2012, 56,000 ONEOK shares the receipt of which was deferred upon vesting in January 2013, and 48,738 ONE Gas shares issued upon our separation from ONEOK, in the case of 2010, 2011, 2012 and 2013, under the deferral provisions of ONEOK’s Equity Compensation Plan, plus the dividend accumulation on these deferrals for a year-end deferred share balance of 201,805, 215,182 and 231,081 for 2014, 2015, and 2016, respectively, in ONEOK shares and 49,849 and 51,221 and 54,430 for 2014, 2015 and 2016, respectively, in ONE Gas shares.

We maintain a NQDC Plan to provide select employees with the option to defer portions of their compensation and provide nonqualified deferred compensation benefits that are not otherwise available due to limitations on employer and employee contributions to qualified defined contribution plans under the federal tax laws. We match contributions for the benefit of plan participants to replace any company contributions a participant may lose because of limits imposed under the federal tax laws on contributions by a participant in the 401(k) Plan and our Profit-Sharing Plan, as well as participants in the Qualified Pension Plan who do not participate in the SERP.

54	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

The NQDC Plan also allows for supplemental credit amounts, which are amounts that can be contributed at the discretion of the Committee. Under the NQDC Plan, participants have the option to defer a portion of their salary and/or STI compensation to a short-term deferral account, which pays out a minimum of five years from the date of election to defer compensation into the short-term deferral account, or to a long-term deferral account, which pays out at retirement or termination of the participant’s employment. Participants are immediately 100 percent vested. Short-term deferral accounts are credited with an investment return based on the five-year United States Treasury bond rate as of the first business day of January each year: for 2016, this was 1.73 percent. Long-term deferral accounts are credited with the actual investment return based on the amount of gains, losses and earnings for each of the investment options selected by the participant. For the year ended December 31, 2016, the investment return for the investment options for long-term investment accounts were as follows:

Fund Name	Plan Level Returns
Fidelity Balanced Fund — Class K	7.12%
Vanguard Institutional Index	11.93%
Dodge & Cox International Stock Fund	8.26%
American Beacon Funds Large Cap Value	15.98%
Vanguard PRIMECAP	10.63%
Schwab Managed Retirement Trust 2010 Class IV	5.11%
Schwab Managed Retirement Trust 2015 Class IV	5.17%
Schwab Managed Retirement Trust 2020 Class IV	5.92%
Schwab Managed Retirement Trust 2025 Class IV	6.63%
Schwab Managed Retirement Trust 2030 Class IV	7.12%
Schwab Managed Retirement Trust 2035 Class IV	7.59%
Schwab Managed Retirement Trust 2040 Class IV	7.94%
Schwab Managed Retirement Trust 2045 Class IV	8.29%
Schwab Managed Retirement Trust 2050 Class IV	8.36%
Schwab Managed Retirement Trust 2055 Class IV	8.47%
Schwab Managed Retirement Trust Income Fund	4.20%
JPMorgan Small Cap Equity (VSEIX)	22.15%
JPMorgan Large Cap Growth Fund — Class R6	-1.74%
PIMCO Total Return — Institutional Class	2.56%
Delaware Small Cap Value — Institutional Class	31.35%

At the distribution date, cash is distributed to participants based on the fair market value of the deemed investment of the participant’s accounts at that date. We fund benefits payable under the NQDC Plan through a rabbi trust arrangement.

POTENTIAL POST-EMPLOYMENT PAYMENTS AND PAYMENTS UPON A CHANGE IN CONTROL

Described below are the post-employment compensation and benefits that we provide to our NEOs. The objectives of these compensation and benefits are to:

•	assist in recruiting and retaining talented executives in a competitive market;

•	provide security for any compensation or benefits that have been earned;

•	permit executives to focus on our business;

•	eliminate any potential personal bias of an executive against a transaction that is in the best interests of our stakeholders;

•	avoid the costs associated with separately negotiating executive severance benefits; and

•	provide us with the flexibility needed to react to a continually changing business environment.

We do not enter into individual employment agreements with our executive officers. Instead, in general, the rights of our executives with respect to specific events are covered by our compensation and benefit plans. Under this approach, post-employment compensation and benefits are established separately from the other compensation elements of our executives.

The use of a “plan approach” instead of individual employment agreements serves two objectives. First, the plan approach provides us with more flexibility to change the terms of severance benefits from time to time if necessary. Second, the plan approach is more transparent, both internally and externally. Internal transparency eliminates the need to negotiate separation benefits on a case-by-case basis and assures an executive that his or her severance benefits are comparable with those of his or her peers.

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	55

Payments Made Upon Any Termination. Regardless of the manner in which an NEOs’ employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. These amounts include:

•	accrued but unpaid salary;

•	amounts contributed under our 401(k) Plan, Profit-Sharing Plan and NQDC Plan; and

•	amounts accrued and vested through our Qualified Pension Plan and SERP.

Payments Made Upon Retirement. In the event of the retirement of an NEO, in addition to the items identified above, such NEO will be entitled to:

•	receive a prorated share of each outstanding performance unit granted under our ECP upon completion of the performance period;

•	receive a prorated portion of each outstanding RSU granted under our ECP upon completion of the restricted period;

•	receive a prorated portion of the outstanding STI upon completion of the plan year; and

•	participate, along with his or her qualifying dependents, in post-retirement health and life benefits.

Payments Made Upon Death or Disability. In the event of the death or disability of an NEO, in addition to the benefits listed under the headings “Payments Made Upon Any Termination” and “Payments Made Upon Retirement” above, the NEO will receive applicable benefits under our disability plan or payments under our life insurance plan.

Payments Made Upon or Following a Change in Control. We believe that the possibility of a change in control creates uncertainty for executive officers because such transactions frequently result in changes in senior management. Our Board has adopted a change in control severance plan (the “Change-in-Control Plan”) that covers all of our executive officers, including the NEOs. Subject to certain exceptions, the Change-in-Control Plan will provide our officers with severance benefits if they are terminated by us without cause (as defined below) or if they resign for good reason (as defined below), in each case within two years following a change in control of ONE Gas. All change in control benefits are “double trigger,” meaning that payments and benefits under the plan are payable only if the officer’s employment is terminated by us without “cause” or by the officer for a “good reason” at any time during the two years following a change in control. Severance payments under the plan consist of a cash payment that may be up to three times the participant’s base salary and target STI award, plus reimbursement of COBRA healthcare premiums for 18 months. Our Board, upon the recommendation of the Committee, established a severance multiplier of one, two or three times annual salary plus target annual award for all participants in the Change-in-Control Plan, including three times for the Chief Executive Officer and two times for each of the other NEOs.

The Change-in-Control Plan does not provide for additional pension benefits upon a change in control. In addition, the Change-in-Control Plan does not contain an excise tax gross-up for any participant. Rather, severance payments and benefits under the Change-in-Control Plan will be reduced if, as a result of such reduction, the officer would receive a greater total payment after taking taxes, including excise taxes, into account.

For the purposes of the Change-in-Control Plan, a “change in control” generally means any of the following events:

•

an acquisition of our voting securities by any person that results in the person having beneficial ownership of 20 percent or more of the combined voting power of our outstanding voting securities, other than an acquisition directly from us;

•

the current members of our Board, and any new director approved by a vote of at least two-thirds of our Board, cease for any reason to constitute at least a majority of our Board, other than in connection with an actual or threatened proxy contest (collectively, the “Incumbent Board”);

•

the consummation of a merger, consolidation or reorganization with us or in which we issue securities, unless (a) our shareholders immediately before the transaction, as a result of the transaction, directly or indirectly own at least 50 percent of the combined voting power of the voting securities of the company resulting from the transaction, (b) the members of our Incumbent Board, after the execution of the transaction agreement, constitute at least a majority of the members of the Board of the company resulting from the transaction, or (c) no person other than persons who, immediately before the transaction owned 20 percent or more of our outstanding voting securities, has beneficial ownership of 20 percent or more of the outstanding voting securities of the company resulting from the transaction; or

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

For the purposes of the Change-in-Control Plan, termination for “cause” means a termination of employment of a participant in the Change-in-Control Plan by reason of:

•	a participant’s indictment for or conviction in a court of law of a felony, crime, or offense involving misuse or misappropriation of money or property;

•

a participant’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the company (or a division or subsidiary) or a participant’s violation of any covenant, agreement or obligation not to compete with the company (or a division or subsidiary);

56	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

•

any act of dishonesty by a participant that adversely affects the business of the company (or a division or subsidiary) or any willful or intentional act of a participant that adversely affects the business, or reflects unfavorably on the reputation, of the company (or a division or subsidiary);

•	a participant’s material violation of any written policy of the company (or a division or subsidiary); or

•

a participant’s failure or refusal to perform the specific directives of the Board or its officers, which are consistent with the scope and nature of the participant’s duties and responsibilities, to be determined in the Board’s sole discretion.

For the purposes of the Change-in-Control Plan, “good reason” means:

•	a participant’s demotion or material reduction of the participant’s significant authority or responsibility with respect to employment with the company as of the date the change in control occurred;

•	a material reduction in the participant’s base salary as of the date immediately prior to the change in control;

•	a material reduction in STI and/or LTI targets from those applicable to the participant immediately prior to the change in control;

•

the relocation to a new principal place of employment of the participant’s employment by the company, which is more than 35 miles farther from the participant’s principal place of employment prior to such change; and

•	the failure of a successor company to explicitly assume the Change-in-Control Plan.

Potential Post-Employment Payments Tables. The following tables reflect estimates of the incremental amount of compensation due each NEO in the event of such executive’s termination of employment by reason of death, disability or retirement, termination of employment without cause, or with good reason within two years following a change in control. The amounts shown assume that such termination was effective as of December 31, 2016, and are estimates of the amounts that would be paid to the executives upon such termination, including, with respect to PSUs, the performance factor calculated as if the performance period ended on December 31, 2016. The amounts reflected in the “Qualifying Termination Following a Change in Control” column of the following tables are amounts that would be paid pursuant to our Change-in-Control Plan and, with respect to the PSUs, assume achievement of a performance factor at the target of 100 percent.

Pierce H. Norton II	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$-	$-	$3,990,000
Health and Welfare Benefits	$-	$-	$28,849
Equity
Restricted Unit	$727,528	$727,528	$1,135,792
Performance Unit	$5,378,270	$-	$4,539,803
Total	$6,105,798	$727,528	$5,675,595
Total	$6,105,798	$727,528	$9,694,444

Curtis L. Dinan	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$-	$-	$1,435,500
Health and Welfare Benefits	$-	$-	$28,849
Equity
Restricted Unit	$300,715	$300,715	$427,652
Performance Unit	$2,252,444	$-	$1,708,851
Total	$2,553,159	$300,715	$2,136,503
Total	$2,553,159	$300,715	$3,600,852

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	57

Caron A. Lawhorn	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$-	$-	$1,188,000
Health and Welfare Benefits	$-	$-	$28,849
Equity
Restricted Unit	$300,715	$300,715	$427,652
Performance Unit	$2,252,444	$-	$1,708,851
Total	$2,553,159	$300,715	$2,136,503
Total	$2,553,159	$300,715	$3,353,352

Robert S. McAnnally	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$-	$-	$1,072,500
Health and Welfare Benefits	$-	$-	$26,014
Equity
Restricted Unit	$79,637	$79,637	$170,489
Performance Unit	$559,206	$-	$678,684
Total	$638,843	$79,637	$849,173
Total	$638,843	$79,637	$1,947,687

Joseph L. McCormick	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$-	$-	$961,000
Health and Welfare Benefits	$-	$-	$-
Equity
Restricted Unit	$195,219	$195,219	$288,498
Performance Unit	$1,462,529	$-	$1,157,349
Total	$1,657,748	$195,219	$1,445,847
Total	$1,657,748	$195,219	$2,406,847

58	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

INTRODUCTION

At our 2015 annual meeting of shareholders, a substantial majority of our shareholders voted for an annual say on pay vote. As a result, we intend to provide our shareholders with an annual, non-binding advisory say on pay vote on executive compensation until the next required non-binding advisory vote on the frequency of future advisory say on pay votes as required by the rules of the Securities and Exchange Commission.

OUR EXECUTIVE COMPENSATION PROGRAM

As described in the Compensation Discussion and Analysis section of this proxy statement and the compensation tables and narratives discussion set forth above, our executive compensation program is based on our pay-for-performance philosophy and is designed with the following goals in mind:

•	to align the interests of our executive officers with the interests of our stakeholders;

•	to attract, retain and motivate executives who are critical to the successful implementation of our strategic plan;

•	to pay our executives fairly relative to our industry peers based on their responsibilities, experience and performance; and

•	to implement sound governance practices by implementing executive compensation best practices and policies.

Our Executive Compensation Committee regularly reviews the compensation program for our NEOs to assess their effectiveness in delivering these goals.

Examples of how the various elements of our compensation program for our NEOs are linked to company performance and are designed to achieve the goals set forth above include:

•

a substantial portion of our NEOs’ compensation is “variable” or “at-risk” incentive compensation, meaning that it is tied to our performance relative to various short-term and long-term objectives, which are based on a number of financial and business goals;

•	awards to each executive officer are subject to fixed maximums established by our Executive Compensation Committee;

•	incentive awards are based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	STI and LTI awards are not tied to formulas that are designed to focus executives on specific short- and intermediate-term outcomes;

•	the Executive Compensation Committee approves the final annual incentive plan awards after the review and confirmation of executive and operating and financial performance;

•	STI and LTI awards are subject to clawback provisions as described on page 45;

•	for executive officers, a significant portion of incentive award value is delivered in the form of our stock-based compensation that vests over multiple years;

•	for executive officers, approximately 80 percent of the long-term, stock-based incentive amounts are in the form of PSUs; and

•	executive officers are subject to our share-ownership guidelines, described on page 44.

For additional information on the compensation program for our NEOs, including specific information about compensation in fiscal year 2016, please read the “Compensation Discussion and Analysis,” along with the subsequent tables and narrative descriptions, beginning on page 35.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to the NEOs, as disclosed in the company’s proxy statement for the 2017 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

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VOTE REQUIRED AND BOARD RECOMMENDATION

This vote is advisory and will not be binding on the company, our Board or our Executive Compensation Committee. Our Board and our Executive Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Approval of this proposal requires the affirmative vote of the holders of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on the proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as present and entitled to vote for purposes of determining the outcome of the vote on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NEOS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND THE RELATED NARRATIVE DISCUSSION.

60	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

PROPOSAL 4 – APPROVAL OF THE MATERIAL TERMS OF OUR ANNUAL OFFICER INCENTIVE PLAN FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

Our shareholders are being asked to approve the material terms of our Annual Officer Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code. We are asking for shareholder approval under this Proposal 4 in order to facilitate our intended deductibility in accordance with Section 162(m) of compensation paid under the Annual Officer Incentive Plan to certain executive officers. Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to the principal executive officer and to the three other most highly compensated executive officers of the company, other than the principal financial officer. However, the deduction limitation does not apply to performance-based compensation that satisfies the requirements of Section 162(m). The requirements of Section 162(m) for performance-based compensation include, but are not limited to, shareholder approval of the material terms of the performance goals under which compensation is paid and the re-approval of such performance goals every five years.

Pursuant to Section 162(m), performance goals must be objective and pre-established by the Executive Compensation Committee while the outcome is substantially uncertain, and in no event later than the earlier of (i) 90 days after the commencement of the period of service to which a performance goal relates and (ii) the lapse of 25 percent of the period of service.

SUMMARY OF THE PROPOSAL

Proposal 4 requests shareholders solely to approve the material terms of our Annual Officer Incentive Plan, and not to approve any other terms of the Annual Officer Incentive Plan. The material terms of our Annual Officer Incentive Plan for purposes of Section 162(m) consist of the following items:

•	The employees eligible to receive compensation.

Under the Annual Officer Incentive Plan, the employees eligible to receive a performance-based award include active full-time officers who are granted awards by the Executive Compensation Committee for any performance period.

•	A description of the business criteria on which the performance goal is based (the “Performance-Based Business Criteria”).

Under the Annual Officer Incentive Plan, cash may be granted subject to the satisfaction of performance goals determined by the Executive Compensation Committee. Performance goals for cash awards are designed by the Executive Compensation Committee to support our business strategy and align the interests of participants with the interests of our shareholders. Performance goals may be based on one or more business performance criteria that apply to a participant, one or more business units, subsidiaries, divisions or sectors of our company, or our company as a whole and, if so determined by the Executive Compensation Committee, by comparison with a designated peer group of companies or businesses. Performance goals may include one or more of the following criteria or standards:

(i)	increased revenue;

(ii)	net income measures, including without limitation, income after capital costs, and income before or after taxes;

(iii)	stock price measures, including without limitation, growth measures and total stockholder return;

(iv)	market share;

(v)	earnings per share (actual or targeted growth);

(vi)	earnings before interest, taxes, depreciation, and amortization;

(vii)	economic value added;

(viii)	cash flow measures, including without limitation, net cash flow, and net cash flow before financing activities;

(ix)	return measures, including without limitation, return on equity, return on average assets, return on capital, risk adjusted return on capital, return on investors’ capital and return on average equity;

(x)	operating measures, including without limitation, operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency;

(xi)	expense measures, including but not limited to, finding and development costs, overhead costs, and general and administrative expense;

(xii)	margins;

(xiii)	shareholder value;

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	61

(xiv)	reserve addition;

(xv)	proceeds from dispositions;

(xvi)	total market value; and

(xvii)	corporate value criteria or standards including, without limitation, ethics, environmental and safety compliance.

•	The maximum amount of compensation that could be paid to any employee if the performance goal is attained.

Under the Annual Officer Incentive Plan, the maximum dollar amount that may be paid as performance cash awards to any employee in any plan year is $4,000,000.

EFFECT OF PROPOSAL

The sole effect of shareholders’ approval of the material terms of the Annual Officer Incentive Plan will be to facilitate the intended tax deductibility of compensation paid under the Annual Officer Incentive Plan. Whether or not shareholder approval of this proposal is obtained, we may or may not grant cash awards to employees in the future pursuant to the Annual Officer Incentive Plan, which awards, if granted, may in certain instances not be fully tax deductible by the company. Further, even if this proposal is approved by our shareholders, there are additional requirements that must be satisfied for performance-based awards under the Annual Officer Incentive Plan to be fully deductible under Section 162(m).

DESCRIPTION OF THE ANNUAL OFFICER INCENTIVE PLAN

For the purpose of providing context for this Proposal 4, set forth below is a summary of the terms of the Annual Officer Incentive Plan, which is qualified in its entirety by the specific language of the Annual Officer Incentive Plan document, a copy of which is attached to this proxy statement as Appendix A.

Purpose of our Annual Officer Incentive Plan

The purpose of the Annual Officer Incentive Plan is to provide cash-based incentive compensation to those officers who contribute significantly to the growth and success of our company and to align the interests of those who hold positions of major responsibility in our company with the interests of our shareholders.

General Information about the Annual Officer Incentive Plan

Administration of the Annual Officer Incentive Plan. The Executive Compensation Committee will administer the Annual Officer Incentive Plan. Executive Compensation Committee members must be non-management directors, must be independent under NYSE listing standards and must be “outside directors” under applicable Internal Revenue Service regulations. The Executive Compensation Committee has full power and authority to interpret, administer, construe, and to issue awards under the Annual Officer Incentive Plan.

Effective Date and Duration of the Annual Officer Incentive Plan. The Annual Officer Incentive Plan was approved by our Board on November 18, 2016. The Annual Officer Incentive Plan will become effective if approved by shareholders at the company’s 2017 annual meeting of shareholders and shall remain in effect until such time as the Annual Officer Incentive Plan is terminated in accordance with the terms of the plan.

Eligibility for Participation in the Annual Officer Incentive Plan. The participants for any performance period shall be those active full-time officers who are granted awards by the Executive Compensation Committee under the Annual Officer Incentive Plan for such performance period.

Limitations. Under the Annual Officer Incentive Plan, the maximum dollar amount that may be paid as performance cash awards to any employee in any plan year is $4,000,000.

Clawbacks. Awards made pursuant to the Annual Officer Incentive Plan are subject to recovery pursuant to the company’s compensation recovery policy then in effect. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements and the company’s compensation recovery policy then in effect, the company shall have the right, and shall take all actions necessary, to recover any amounts paid to any individual under the plan.

Termination Due to Death, Disability, or Retirement. In the event a participant’s employment with the company and all subsidiaries is terminated by reason of death, disability, or retirement prior to the payment date of an award or during a performance period, the participant (or the participant’s estate) (subject to the Executive Compensation Committee’s discretion as allowed by the plan) shall be entitled to a distribution of the award on the payment date that such award would otherwise have been payable to the participant pursuant to the plan after the completion of the performance period, pro-rated based upon a fraction, the numerator of which is the number of full days worked on active payroll in an incentive-eligible position during the applicable performance period and the denominator of which is the number of days in such performance period (or the number of days remaining in such performance period after the individual is assigned to an incentive-eligible position), as determined by the Executive Compensation Committee. In the event no award is payable under the plan upon completion of the performance period, no amount will be payable to a participant.

62	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

Termination for Reasons Other than Death, Disability, or Retirement. In the event a participant’s employment is terminated with the company and all subsidiaries prior to the end of the performance period for any reason other than death, disability, or retirement, the participant’s award for such performance period shall be immediately forfeited and the participant shall have no right to any payment thereafter; provided, however, that under such circumstances the Executive Compensation Committee may, in its sole discretion, pay the participant an amount not to exceed a percentage of the amount earned according to the terms of the award equal to the portion of the performance period through the participant’s termination. In the event no award is payable under the plan upon completion of the performance period, no amount will be payable to a participant.

Amendment or Termination of the Annual Officer Incentive Plan. The Executive Compensation Committee or the Board may suspend or terminate the Annual Officer Incentive Plan or any portion thereof at any time and for any reason in its sole discretion. The Board may amend the plan from time to time in such respects as the Board may deem advisable in order that awards under the plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the company; provided, however, that no amendments to the plan will be effective without the approval of the shareholders of the company if shareholder approval of the amendment is then required for payments under the plan to continue to qualify as performance-based compensation pursuant to Section 162(m) of the Code. Any termination, suspension, or amendment of the plan may adversely affect any outstanding award without the consent of the affected participant.

Performance Goals

Performance awards may be granted subject to the satisfaction of the Performance-Based Business Criteria described in the “Summary of the Proposal” section above, as determined by the Executive Compensation Committee.

Change of Control Provisions

If a change of control occurs (as defined in the Annual Officer Incentive Plan), each outstanding award shall be deemed to have achieved a level of performance equal to the actual performance level achieved as of the occurrence of such change of control as determined by the Executive Compensation Committee. In determining whether a performance level is achieved in this circumstance, the Executive Compensation Committee may make any adjustment in the performance goals by measuring such criteria over the period commencing on the first day of the performance period and ending on the date of the change of control, instead of over the entire performance period.

Transferability Provisions

Except pursuant to testamentary will or the laws of descent and as otherwise expressly permitted by the Annual Officer Incentive Plan, no right or interest of any participant in an award will be assignable or transferable, or subjected to any lien, during the lifetime of the participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

Discretionary Downward Adjustments

At any time after an award has been granted but before the award has been paid, the Executive Compensation Committee, in its sole and absolute discretion, may reduce or eliminate the award granted to any participant for any reason or for no reason, including, without limitation, the Executive Compensation Committee’s judgment that the performance goals have become an inappropriate measure of achievement, additional performance goals are necessary to measure achievement, change in the employment status, position or duties of the participant, unsatisfactory performance of the participant, or the participant’s service for less than the entire performance period.

Internal Revenue Code Section 162(m)

Subject to shareholder approval of this proposal and certain additional requirements, compensation deemed paid by the company to individuals who are granted awards under the Annual Officer Incentive Plan may qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code and may not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the federal income tax deduction by the company of compensation paid by it to certain executive officers of the company. The $1,000,000 limitation does not apply to compensation deemed paid with respect to those awards or options that qualify as performance-based compensation that meets the requirements of Section 162(m). Whether or not shareholder approval of this proposal is obtained, the company may or may not grant performance-based awards to employees in the future pursuant to the Annual Officer Incentive Plan, which awards, if granted, may in certain instances not be fully tax deductible by the company.

VOTE REQUIRED AND BOARD RECOMMENDATION

The Annual Officer Incentive Plan provides annual cash incentives to our executive officers and other key employees for achieving established, objective performance goals. The Annual Officer Incentive Plan is an important component of our overall executive compensation program. The Annual Incentive Plan is designed to preserve the deductibility of payments that constitute performance-based compensation under Section 162(m) of the Internal Revenue Code. Accordingly, management and our Board request that you vote for our request to approve the material terms of our Annual Officer Incentive Plan in order to facilitate the deductibility of all compensation paid under the Annual Officer Incentive Plan under Section 162(m) of the Internal Revenue Code.

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	63

Approval of this proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as present and entitled to vote for purposes of determining the outcome of the vote on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE MATERIAL TERMS OF OUR ANNUAL OFFICER INCENTIVE PLAN FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE.

64	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

RELATED-PERSON TRANSACTIONS

Our Board recognizes that transactions in which we participate and in which a related person (executive officer, director, director nominee, five percent or greater shareholder and their immediate family members) has a direct or indirect material interest can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its stakeholders. Accordingly, as a general matter, it is our preference to avoid related-person transactions. Nevertheless, we recognize that there are situations where related-person transactions may be in, or may be consistent with, the best interests of the company and its stakeholders including, but not limited to, situations where we provide products or services to related persons on an arm’s length basis and on terms comparable with those provided to unrelated third parties.

In the event we enter into a transaction in which an executive officer (other than an employment relationship), director (other than compensation arrangements for service on our Board provided to each director), director nominee, five percent or greater shareholder, or a member of their immediate family has a direct or indirect material interest, the transaction is presented to our Audit Committee and, if warranted, our Board, for review to determine if the transaction creates a conflict of interest is otherwise fair to the company. In determining whether a particular transaction creates a conflict of interest and, if so, that is fair to the company, our Audit Committee and, if warranted, our Board, consider the specific facts and circumstances applicable to each such transaction, including: the parties to the transaction, their relationship to the company and nature of their interest in the transaction; the nature of the transaction; the aggregate value of the transaction; the length of the transaction; whether the transaction occurs in the normal course of our business; the benefits to our company provided by the transaction; if applicable, the availability of other sources of comparable products or services; and, if applicable, whether the terms of the transaction, including price or other consideration, are the same or substantially the same as those available to the company if the transaction were entered into with an unrelated party.

We require each executive officer and director to annually provide us written disclosure of any transaction in which we participate and in which the officer or director or any of his or her immediate family members has a direct or indirect material interest. Our Corporate Governance Committee reviews our disclosure of related-party transactions in connection with its annual review of director independence. These procedures are not in writing but are documented through the meeting agendas and minutes of our Audit and Corporate Governance Committees.

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	65

ABOUT THE 2017 ANNUAL MEETING

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about our 2017 annual meeting of shareholders. Please also consult the more detailed information contained elsewhere in this proxy statement and the documents referred to in this proxy statement.

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of ONE Gas, Inc. of proxies to be voted at our 2017 annual meeting of shareholders and at any adjournment or postponement of the meeting. You are invited to attend our annual meeting of shareholders on May 25, 2017, at 9:00 a.m., Central Daylight Time. The meeting will be held at our company headquarters at ONE Gas, Inc., First Place Tower, 15 E. Fifth Street, 2nd Floor, Tulsa, Oklahoma 74103. For directions to the meeting, please visit our website at www.ONEGas.com.

Who may attend and vote at the annual meeting?

All shareholders who held shares of our common stock at the close of business on March 27, 2017, may attend and vote at the meeting. If your shares are held in the name of a broker, bank, or other holder of record, often referred to as being held “in street name,” bring a copy of your brokerage account statement or legal proxy, which you may obtain from your broker, bank, or other holder of record of your shares.

Please note: no cameras, recording equipment, large bags, weapons, briefcases or packages will be permitted in the meeting.

Will the annual meeting be webcast?

Our annual meeting also will be webcast on May 25, 2017. You are invited to visit www.ONEGas.com at 9:00 a.m., Central Daylight Time, on May 25, 2017, to access the webcast of the meeting. Registration for the webcast is required. An archived copy of the webcast will also be available on our website for 30 days following the meeting.

How do I vote?

If you were a shareholder of record at the close of business on the record date of March 27, 2017, you have the right to vote the shares of record you held that day in person at the meeting or you may appoint a proxy through the Internet, by telephone or by mail to vote your shares on your behalf. The Internet and telephone methods of voting generally are available 24 hours a day and will ensure that your proxy is confirmed and posted immediately. These methods of voting are also available to shareholders who hold their shares in our Direct Stock Purchase and Dividend Reinvestment Plan, our Employee Stock Purchase Plan, our 401(k) Plan and our Profit-Sharing Plan. In addition, these voting methods are available to ONEOK employees who own our shares in the ONEOK, Inc. 401(k) Plan or the ONEOK, Inc. Profit-Sharing Plan (referred to collectively as the “ONEOK Plans”). You may revoke your proxy any time before the annual meeting by following the procedures outlined below under the caption “What can I do if I change my mind after I vote my shares by proxy?” Please help us save time and postage costs by appointing a proxy via the Internet or by telephone.

When you appoint a proxy via the Internet, by telephone or by mailing a signed proxy card, you are appointing John W. Gibson, Chairman of the Board and Joseph L. McCormick, Senior Vice President, General Counsel and Assistant Secretary, as your representatives at the annual meeting, and they will vote your shares as you have instructed them. If you appoint a proxy via the Internet, by telephone or by mailing a signed proxy card but do not provide voting instructions, your shares will be voted for the election of each proposed director nominee named herein, and for proposal numbers 2, 3 and 4.

To appoint a proxy to vote your shares on your behalf, please select from the following options:

Via the Internet

•	Go to the website at www.proxypush.com/ogs, which is available 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 24, 2017.

•

Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•	Follow the simple instructions.

•	If you appoint a proxy via the Internet, you do not have to return your proxy card.

By telephone

•	On a touch-tone telephone, call toll-free 1.866.883.3382, 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 24, 2017.

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•

Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•	Follow the simple recorded instructions.

•	If you appoint a proxy by telephone, you do not have to return your proxy card.

By mail

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope.

•	If mailed, your completed and signed proxy card must be received prior to the commencement of voting at the annual meeting.

What if my shares are held by my broker or bank?

If your shares are held in a brokerage account or by a bank, broker or its nominee, your shares are considered to be held “in street name.” If you held shares “in street name” as of the record date of March 27, 2017, this proxy statement and our 2016 annual report to shareholders should have been forwarded to you by your bank, broker or its nominee, together with a voting instruction card. You have the right to direct your bank, broker or its nominee how to vote your shares by using the voting instruction card you received from your bank, broker or its nominee, or by following any instructions provided by your bank, broker or its nominee for voting via the Internet or telephone.

Under the rules of the NYSE, unless you provide your bank, broker or its nominee with your instructions on how to vote your shares, your bank, broker or its nominee of record is prohibited from:

(1)	voting your shares in the election of directors; and

(2)	voting on the advisory vote to approve executive compensation.

However, your bank, broker or its nominee of record can vote on the ratification of the selection of our independent registered public accounting firm.

Consequently, unless you respond to their request for your voting instructions in a timely manner, your shares held by your bank, broker or its nominee will not be voted on any of these matters (which is referred to as a “broker non-vote”), except the ratification of the selection of our independent registered public accounting firm. Please provide your voting instructions so that your shares may be voted.

What can I do if I change my mind after I vote my shares by proxy?

If you were a shareholder of record at the close of business on the record date, you have the right to revoke your proxy at any time before it is voted at the meeting by:

(1)	notifying our corporate secretary in writing;

(2)	authorizing a later proxy via the Internet or by telephone;

(3)	returning a later-dated proxy card; or

(4)	voting at the meeting in person.

If your shares are held by your bank, broker or its nominee you may revoke any voting instructions you may have previously provided only in accordance with revocation instructions provided by the bank, broker or its nominee.

Is my vote confidential?

Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed and returned directly to our stock transfer agent who is responsible for tabulating the vote in a manner that protects your voting privacy. It is our policy to protect the confidentiality of shareholder votes throughout the voting process. The vote of any shareholder will not be disclosed to our directors, officers or employees, except:

(1)	to meet legal requirements;

(2)	to assert or defend claims for or against us; or

(3)	in those limited circumstances where:

(a)	a proxy solicitation is contested (which, to our knowledge, is not the case in connection with the 2017 annual meeting),

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(b)	a shareholder writes comments on a proxy card, or

(c)	a shareholder authorizes disclosure.

The vote tabulator and the inspector of election has been, and will remain, independent of us. This policy does not prohibit shareholders from disclosing the nature of their votes to our directors, officers or employees, or prevent us from voluntarily communicating with our shareholders, ascertaining which shareholders have voted or making efforts to encourage shareholders to vote.

How is common stock held in our 401(k) Plan, our Profit-Sharing Plan and the ONEOK Plans voted?

If you hold shares of our common stock through our 401(k) Plan, our Profit-Sharing Plan or the ONEOK Plans, in order for those shares to be voted as you wish, you must instruct the trustee of these plans, Fidelity Management Trust Company, how to vote those shares by providing your instructions via the Internet, by telephone or by mail in the manner outlined above. If you fail to provide your instructions, or if you return an instruction card with an unclear voting designation or with no voting designation at all, then the trustee will vote the shares in your account in proportion to the way the other participants in each respective plan vote their shares. These votes receive the same confidentiality as all other shares voted.

To allow sufficient time for voting by the trustee of our 401(k) Plan, our Profit-Sharing Plan and the ONEOK Plans, your voting instructions must be received by May 22, 2017.

How will shares for which a proxy is appointed be voted on any other business conducted at the annual meeting that is not described in this proxy statement?

Although we do not know of any business to be considered at the 2017 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to John W. Gibson, Chairman of the Board, and Joseph L. McCormick, our Senior Vice President, General Counsel and Assistant Secretary, to vote on these matters at their discretion.

What shares are included on the proxy card(s)?

The shares included on your proxy card(s) represent all of the shares that you owned of record as of the close of business on March 27, 2017, including those shares held in our Direct Stock Purchase and Dividend Reinvestment Plan, our Employee Stock Purchase Plan, our 401(k) Plan, our Profit-Sharing Plan and the ONEOK Plans. If you do not authorize a proxy via the Internet, by telephone or by mail, your shares, except for those shares held in our 401(k) Plan, our Profit-Sharing Plan and the ONEOK Plans, will not be voted. Please refer to the discussion above for an explanation of the voting procedures for your shares held by our 401(k) Plan, our Profit-Sharing Plan and the ONEOK Plans.

What does it mean if I receive more than one proxy card?

If your shares are registered differently or are in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards, or appoint a proxy via the Internet or telephone, to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible.

Why did we receive just one copy of the proxy statement and annual report when we have more than one stock account in our household?

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” This procedure permits us to send a single copy of the proxy statement and annual report to a household if the shareholders provide written or implied consent. We previously mailed a notice to eligible registered shareholders stating our intent to utilize this rule unless the shareholder provided an objection. Shareholders continue to receive a separate proxy card for each stock account. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy card included with this proxy statement. Shareholders of record voting via telephone or over the Internet can choose this option by following instructions provided by telephone or over the Internet, as applicable. If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver copies, to the extent you request them, for each member of your household who was a registered shareholder as of the record date. You may make this request by providing written instructions to Wells Fargo Shareowner Services, Attn: Householding/ONE Gas, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854. You also may contact Wells Fargo Shareowner Services in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household. If you are not a registered shareholder and your shares are held by a broker, bank or other holder of record, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

Is there a list of shareholders entitled to vote at the annual meeting?

The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the meeting for any purpose relevant to the meeting between the hours of 9:00 a.m. and 4:30 p.m. CDT at our principal executive offices at 15 East Fifth Street, Tulsa, Oklahoma, and may be viewed by contacting our corporate secretary.

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May I access the notice of annual meeting, proxy statement, 2016 annual report and accompanying documents on the Internet?

The notice of annual meeting, proxy statement, 2016 annual report and accompanying documents are currently available on our website at www.ONEGas.com. Additionally, in accordance with rules of the Securities and Exchange Commission, you may access this proxy statement, our 2016 annual report and any other proxy materials we use at http://shareholder.onegas.com, which does not infringe on the anonymity of a person accessing such website. The website does not employ “cookies” or other user-tracking features.

Instead of receiving future copies of our proxy and annual report materials by mail, shareholders may elect to receive an email that will provide electronic links to these proxy and annual report materials. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and will also give you an electronic link to the proxy voting site. You may log on to www.proxypush.com/ogs and follow the prompts to enroll in the electronic proxy delivery service. If you hold your shares in a brokerage account, you may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank, or other holder of record of your shares regarding the availability of this service.

What out-of-pocket costs will we incur in soliciting proxies?

Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, will assist us in the distribution of proxy materials and solicitation of votes for a fee of $8,500, plus out-of-pocket expenses. We also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders. We will pay all costs of soliciting proxies.

Who is soliciting my proxy?

Our Board is sending you this proxy statement in connection with its solicitation of proxies for use at our 2017 annual meeting of shareholders. Certain of our directors, officers and employees also may solicit proxies on our behalf in person or by mail, telephone, fax or email.

Who will count the vote?

Representatives of our stock transfer agent, Wells Fargo Shareholder Services, a division of Wells Fargo Bank, N.A., will tabulate the votes and act as the inspector of the election.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Voting results will be published in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the annual meeting.

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SHAREHOLDER PROPOSALS

The rules of the Securities and Exchange Commission provide when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under these rules, proposals that shareholders would like to submit for inclusion in our proxy statement for our 2018 annual meeting of shareholders should be received by our corporate secretary at our principal executive offices no later than December 6, 2017. Only those shareholder proposals eligible for inclusion under the rules of the Securities and Exchange Commission will be included in our proxy statement.

If a shareholder desires to present a proposal, other than the nomination of directors at our 2018 annual meeting, outside the process provided by the rules of the Securities and Exchange Commission, the shareholder must follow the procedures set forth in our bylaws. Our bylaws generally provide that a shareholder may present a proposal at an annual meeting if (1) the shareholder is a shareholder of record at the time the shareholder gives written notice of the proposal and is entitled to vote at the meeting and (2) the shareholder gives timely written notice of the proposal, including any information regarding the proposal required under our bylaws, to our corporate secretary. To be timely for our 2018 annual meeting, a shareholder’s notice must be delivered to, or mailed to and received at, our principal executive offices no later than December 6, 2017.

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HOUSEHOLDING

Shareholders with multiple accounts that share the same last name and household mailing address will receive a single copy of shareholder documents (annual report, proxy statement, or other informational statement) unless we are instructed otherwise. Each shareholder, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs.

If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver additional copies, to the extent you request copies, for each member of your household who was a registered shareholder as of the record date by providing written instructions to Wells Fargo Shareowner Services, Attn: Householding/ONE Gas, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854. You also may contact us in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder, or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household. If you are not a registered shareholder and your shares are held by a broker, bank or other holder of record, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

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ANNUAL REPORT ON FORM 10-K

Our 2016 annual report to shareholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2016) is available on our corporate website at www.ONEGas.com. Additionally, and in accordance with the rules of the Securities and Exchange Commission, you may access our 2016 annual report at http://shareholder.onegas.com, which does not infringe on the anonymity of a person accessing such website. The website does not employ “cookies” or other user-tracking features. We will provide, without charge, on the written request of any person solicited hereby, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2016. Written requests should be mailed to Brian K. Shore, Corporate Secretary, ONE Gas, Inc., 15 E. Fifth Street, Tulsa, Oklahoma 74103.

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OTHER MATTERS

So far as is now known to us, there is no business other than that described above in this proxy statement to be presented to the shareholders for action at the annual meeting. Should other business come before the annual meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please authorize a proxy electronically via the Internet, by telephone, or by mail. Please act promptly to ensure that you will be represented at this important meeting.

By order of the Board.

Brian K. Shore

Corporate Secretary

Tulsa, Oklahoma

April 5, 2017

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APPENDIX A

ANNUAL OFFICER INCENTIVE PLAN

ARTICLE I

PURPOSE

1.1 Purpose of the Plan. The ONE Gas, Inc. Annual Officer Incentive Plan (the “Plan”) is a performance-based annual bonus program. The purpose of the Plan is to provide cash-based incentive compensation to those officers who, in the opinion of ONE Gas, Inc. (the “Company”), contribute significantly to the growth and success of the Company; and to align the interests of those who hold positions of major responsibility in the Company with the interests of Company shareholders. The Plan provides each Participant the opportunity to earn cash payments that are intended to meet the requirements of performance-based compensation under Section 162(m)(4)(c) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be administered and interpreted so to ensure such compliance.

ARTICLE II

DEFINITIONS

Unless context otherwise indicates, the following definitions shall be applicable:

2.1 “Award” shall mean a right granted to a Participant pursuant to Article IV of the Plan to receive a cash payment from the Company based upon achievement of the Participant’s Performance Goal(s) during the relevant Performance Period and subject to the Committee’s discretion pursuant to Section 6.2 of the Plan.

2.2 “Base Salary” shall mean the actual base salary in effect at the end of the Performance Period to which an Award applies as shown in the payroll/personnel records of the Company.

2.3 “Board” shall mean the Board of Directors of the Company.

2.4 “Change of Control” shall mean the occurrence of any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this Section 2.4(a), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any company or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned or controlled, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b) The individuals who, as of November 18, 2016, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board of Directors; or, following a Merger which results in a Parent Company, the board of directors of the ultimate Parent Company; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c) The consummation of:

(1) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

(B) the stockholders of the Company, immediately before such Merger, own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the company resulting from such Merger (the “Surviving Company”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Company is not Beneficially Owned, directly or indirectly by another Person (a “Parent Company”), or (y) if there is one or more Parent Companies, the ultimate Parent Company;

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(C) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (i) the Surviving Company, if there is no Parent Company, or (ii) if there is one or more Parent Companies, the ultimate Parent Company; and

(D) no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such Merger had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the outstanding voting securities or common stock of (i) the Surviving Company if there is no Parent Company, or (ii) if there is one or more Parent Companies, the ultimate Parent Company.

(2) A complete liquidation or dissolution of the Company; or

(3) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities if: (1) such acquisition occurs as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this subparagraph) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur, or (2) (A) within five business days after a Change in Control would have occurred (but for the operation of this subparagraph), or if the Subject Person acquired Beneficial Ownership of twenty percent (20%) or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities inadvertently, then after the Subject Person discovers or is notified by the Company that such acquisition would have triggered a Change in Control (but for the operation of this subparagraph), the Subject Person notifies the Board of Directors that it did so inadvertently, and (B) within two business days after such notification, the Subject Person divests itself of a sufficient number of Shares or Voting Securities so that the Subject Person is the Beneficial Owner of less than twenty percent (20%) of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities.

Notwithstanding any provisions to the Plan to the contrary, with respect to an Award subject to Section 409A of the Code that provides for payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2.4 unless the event would also constitute a “change in ownership” of the Company, a “change in effective control” of the Company, or a “change in ownership of a substantial portion of the Company’s assets” under Section 409A of the Code.

2.5 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time; references to particular sections of the Code include references to regulations and rulings thereunder and to successor provisions.

2.6 “Committee” shall mean the Executive Compensation Committee of the Board.

2.7 “Company” shall mean ONE Gas, Inc., its divisions and subsidiaries, or, any successor thereto by merger, consolidation, liquidation or other reorganization.

2.8 “Covered Employee” shall mean an individual who with respect to a Performance Period is a “covered employee” within the meaning of Section 162(m) of the Code.

2.9 “Disability” shall mean a physical or mental infirmity which impairs the Participant’s ability to perform substantially his or her duties for a period of one-hundred eighty (180) consecutive days. With respect to any Award that is subject to Section 409A of the Code that provides for payment due to a Participant’s Disability, the Committee may not find that a Disability exists with respect to such Participant unless, in the Committee’s opinion, such Participant is also “disabled” within the meaning of Code Section 409A.

2.10 “Employee” shall mean an active full-time employee of the Company, and shall exclude independent contractors, or leased or temporary employees. Employees included in other annual cash incentive plans (including but not limited to participants in the ONE Gas, Inc. Annual Employee Incentive Plan) shall not be considered as Employees for the purpose of this Plan. Except as otherwise specifically provided in this Plan, separated and retired employees shall not be considered as Employees for purposes of this Plan.

2.11 “GAAP” shall mean generally accepted accounting principles set forth in the opinions, statements and pronouncements of the Financial Accounting Standards Board (or predecessors or successors thereto or agencies with similar functions) or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination and in any event applied in a manner consistent with the application thereof used in the preparation of the Company’s financial statements.

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2.12 “Maximum Award Opportunity” shall mean an amount equal to a percentage of Base Salary to be awarded to a Participant with respect to a single Performance Period upon achieving the maximum level of performance respecting a Performance Goal as established by the Committee pursuant to Article 5 of the Plan, provided however that no payment to a Participant in respect of any Performance Period under this Plan shall exceed $4 million.

2.13 “ONEOK Group” shall mean ONEOK, Inc. and any of its direct or indirect subsidiaries.

2.14 “Participant” shall mean an Employee of the Company who is eligible to participate in the Plan under the eligibility provisions of Section 4.

2.15 “Performance Goal” shall mean performance objectives established by the Committee for each Performance Period for the purpose of determining the extent to which a Participant will receive an Award for such Performance Period. Each Performance Goal selected for a particular Performance Period shall include any one or more of the following performance criteria, either individually or in any combination, applied to the Company as a whole, to a Subsidiary, to a business unit of the Company or any Subsidiary, to an affiliate of the Company or any Subsidiary or to any individual, measured either annually or cumulatively over a period of time, on an absolute basis or relative to an identified index or peer group, and, where applicable, may be measured on a pre-tax or post-tax basis, in the aggregate or on a per- share basis and on an absolute basis or as a percentage change over a period of time:

(i) increased revenue;

(ii) net income measures, including without limitation, income after capital costs, and income before or after taxes;

(iii) stock price measures, including without limitation, growth measures and total stockholder return;

(iv) market share;

(v) earnings per share (actual or targeted growth);

(vi) earnings before interest, taxes, depreciation, and amortization;

(vii) economic value added;

(viii) cash flow measures, including without limitation, net cash flow, and net cash flow before financing activities;

(ix) return measures, including without limitation, return on equity, return on average assets, return on capital, risk adjusted return on capital, return on investors’ capital and return on average equity;

(x) operating measures, including without limitation, operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency;

(xi) expense measures, including but not limited to, finding and development costs, overhead costs, and general and administrative expense;

(xii) margins;

(xiii) shareholder value;

(xiv) reserve addition;

(xv) proceeds from dispositions;

(xvi) total market value; and

(xvii) corporate value criteria or standards including, without limitation, ethics, environmental and safety compliance.

2.16 “Performance Period” shall mean the period designated by the Committee and communicated to each Participant over which the attainment of the Performance Goal(s) will be measured for purposes of determining payment of an Award or, for an Employee who is first hired as an employee after the first day of such period and who becomes a Participant during such period, such portion of the period as determined by the Committee consistent with the requirements of Section 162(m) of the Code.

2.17 “Plan” shall mean the ONE Gas, Inc. Annual Officer Incentive Plan.

2.18 “Retirement” shall mean a voluntary termination of employment of the Participant with the Company by the Participant if at the time of such termination of employment the Participant has completed both five (5) years of service with the Company and attained age fifty (50). For this purpose, “years of service” means the number of full years of service of a Participant, based on such Participant’s period of continuous employment with the Company; provided that a Participant shall receive service credit for continuous service provided to members of the ONEOK Group as if that service had been rendered to the Company if there is no break in service between the Participant’s service with a member of the ONEOK Group and the Participant’s service with the Company.

2.19 “Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company; as determined by the Committee.

76	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

ARTICLE III

PLAN ADMINISTRATION

3.1 The Committee. The Plan will be administered by a committee appointed by the Board consisting of two or more directors, each of whom is an “outside director” within the meaning of Section 162(m)(4)(c)(i) of the Code (the “Committee”). The Committee may adopt rules and regulations for carrying out the Plan and may designate such other committee or committees, in its discretion, to administer the Plan with respect to Participants who are not Covered Employees. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. In accordance with and subject to the provisions of the Plan, the Committee will have full authority and discretion with respect to Awards made under the Plan, including without limitation the following: (a) selecting the officers for participation in the Plan; (b) establishing the terms of each Award; (c) determining the time or times when Awards will be granted; and (d) establishing the restrictions and other conditions to which the payment of Awards may be subject. Except as provided in Section 3.2 and Article 10, the Committee will have no authority under the Plan to amend or modify, in any manner, the terms of any outstanding Award; provided, however, that the Committee shall have the authority to reduce or eliminate the compensation or other economic benefit due pursuant to an Award upon the attainment of the Performance Goals included in such Award. Each determination, interpretation, or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons.

3.2 Adjustments. The Committee may provide in any Award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions or divestitures, (f) foreign exchange gains and losses or (g) gains and losses that are treated as unusual in nature or that occur infrequently under Accounting Standards Codification Topic 225. Such inclusions or exclusions shall be prescribed in a form and at a time that meets the requirements of Section 162(m) of the Code for qualification of the Award as performance-based compensation within the meaning of Section 162(m)(4)(c) of the Code.

ARTICLE IV

PARTICIPATION

The Participants for any Performance Period shall be those officers who are granted Awards by the Committee under the Plan for such Performance Period.

ARTICLE V

PERFORMANCE GOALS

Prior to the beginning of each Performance Period, or not later than ninety (90) days following the commencement of the relevant Performance Period (or, in the case of a Performance Period for a period of time of less than 12 months’ duration, no later than by the end of the first 25% of such period or such earlier date as may be required pursuant to Section 162(m) of the Code), the Committee shall establish and communicate in writing to each Participant the specific Performance Goals which must be achieved for each Participant to receive an Award payment for such Performance Period.

For an Employee who is first hired as an employee and who becomes a Participant after the first day of the Performance Period, the Performance Goals and other criteria as set forth in this Article V shall be established by the Committee and communicated to the Participant within the time period permitted by Section 162(m) of the Code.

ARTICLE VI

PAYMENT OF AWARDS

6.1 Performance Period Payments. The Committee shall make a determination as soon as practicable after appropriate financial and other data respecting the Performance Goal(s) respecting the applicable Performance Period, or such portion of the applicable Performance Period as the Committee shall determine, whether the Performance Goal(s) have been achieved and the amount of the Award payment for each Participant, provided, however, that in no event will an Award payment payable under this Plan exceed the Maximum Award Opportunity for any Performance Period. The Committee shall certify the foregoing determinations in writing.

Payment of each Award in a cash lump sum, less applicable withholding taxes pursuant to Article IX of the Plan, shall be made as soon as practicable after certification by the Committee, provided, however, that any such payment shall be made no later than March 15 of the year immediately following the year in which the applicable Performance Period expires.

6.2 Discretionary Downward Adjustments. At any time after an Award has been granted but before the Award has been paid, the Committee, in its sole and absolute discretion, may reduce or eliminate the Award granted to any Participant for any reason or for no reason, including, without limitation, the Committee’s judgment that the Performance Goals have become an inappropriate measure of achievement, additional Performance Goals are necessary to measure achievement, change in the employment status, position or duties of the Participant, unsatisfactory performance of the Participant, or the Participant’s service for less than the entire Performance Period.

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	77

ARTICLE VII

TERMINATION OF EMPLOYMENT

7.1 Termination Due to Death, Disability, or Retirement. In the event a Participant’s employment with the Company and all Subsidiaries is terminated by reason of death, Disability, or Retirement prior to the payment date of an Award or during a Performance Period, the Participant (or the Participant’s estate) (subject to the Committee’s discretion as allowed by Sections 3.2 and 6.2 of the Plan) shall be entitled to a distribution of the Award on the payment date that would otherwise have been payable to the Participant pursuant to Article VI of the Plan after the completion of the Performance Period, pro-rated based upon a fraction, the numerator of which is the number of full days worked on active payroll in an incentive-eligible position during the applicable Performance Period and the denominator of which is the number of days in such Performance Period (or the number of days remaining in such Performance Period after the individual is assigned to an incentive-eligible position), as determined by the Committee. In the event no Award is payable under Article 6 upon completion of the Performance Period, no amount will be payable to a Participant.

7.2 Termination for Reasons Other than Death, Disability, or Retirement. In the event a Participant’s employment is terminated with the Company and all Subsidiaries prior to the end of the Performance Period for any reason other than death, Disability, or Retirement, the Participant’s Award for such Performance Period shall be immediately forfeited and the Participant shall have no right to any payment thereafter; provided, however, that under such circumstances the Committee may, in its sole discretion, pay the Participant an amount not to exceed a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s termination. In the event no Award is payable under Article VI upon completion of the Performance Period, no amount will be payable to a Participant.

ARTICLE VIII

CHANGE OF CONTROL

If a Change of Control occurs, then notwithstanding any other provisions of the Plan, each outstanding Award shall be deemed to have achieved a level of performance equal to the actual performance level achieved as of the occurrence of such Change of Control as determined by the Committee. In determining whether a performance level is achieved in this circumstance, the Committee may make any adjustment in the Performance Goals by measuring such criteria over the period commencing on the first day of the Performance Period and ending on the date of the Change of Control, instead of over the entire Performance Period. In the event of a Change of Control, payment of an award shall be made as soon as practicable, but in no event later than 60 days following such Change of Control.

ARTICLE IX

PAYMENT OF WITHHOLDING TAXES

All distributions under the Plan are subject to withholding of all applicable taxes. The Company may condition the delivery of benefits under the Plan on satisfaction of the applicable withholding obligations and is entitled to withhold and deduct from the payment made pursuant to an Award or from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to any payment made pursuant to an Award.

ARTICLE X

AMENDMENT; MODIFICATION; TERMINATION

The Committee or the Board may suspend or terminate the Plan or any portion thereof at any time and for any reason in its sole discretion. The Board may amend the Plan from time to time in such respects as the Board may deem advisable in order that Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no amendments to the Plan will be effective without the approval of the shareholders of the Company if shareholder approval of the amendment is then required for payments under the Plan to continue to qualify as performance-based compensation pursuant to Section 162(m) of the Code. Any termination, suspension, or amendment of the Plan may adversely affect any outstanding Award without the consent of the affected Participant.

ARTICLE XI

NON-FUNDED, UNSECURED OBLIGATION

11.1 Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the cash, if any, payable under the Plan (subject to the authority of the Committee pursuant to Article III), unsecured by any assets of the Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person. To the extent that a Participant acquires a right to receive such a cash payment under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Company.

78	ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement

11.2 No portion of any amount payable to Participants under the Plan shall be held by the Company in trust or escrow or any other form of asset segregation.

ARTICLE XII

EFFECTIVE DATE; DURATION OF THE PLAN

The Plan was approved by the Board on November 18, 2016. The Plan is subject to shareholder approval as required by Section 162(m) of the Code. The Plan will become effective if approved by shareholders at the Company’s 2017 annual meeting of shareholders and shall remain in effect until such time as the Plan is terminated as provided in Article X. No amounts will be paid pursuant to the Plan unless and until such time shareholder approval is obtained. Any payments pursuant to Awards outstanding upon termination of the Plan may continue to be made in accordance with the terms of the Awards, subject to the authority of the Committee pursuant to Articles III and IX of the Plan.

ARTICLE XIII

MISCELLANEOUS

13.1 Employment. The Plan does not constitute a contract of employment and nothing in the Plan will interfere with or limit in any way the right of the Company to terminate the employment or otherwise modify the terms and conditions of the employment of any Employee or Participant at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company.

13.2 Restrictions or Transfer. Except pursuant to testamentary will or the laws of descent and as otherwise expressly permitted by the Plan, no right or interest of any Participant in an Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

13.3 Governing Law. Except in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration, and effect of the Plan and any rules, regulations, and actions relating to the Plan will be governed by and construed exclusively in accordance with the internal, substantive laws of the State of Oklahoma, without regard to the conflict of law rules of the State of Oklahoma or any other jurisdiction.

13.4 Clawbacks. Awards made pursuant to the Plan are subject to recovery pursuant to the Company’s compensation recovery policy then in effect. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements and the company’s compensation recovery policy then in effect, the Company shall have the right, and shall take all actions necessary, to recover any amounts paid to any individual under this Plan.

13.5 Code Section 162(m). It is the intent of the Company that the Plan comply fully with and meet all the applicable requirements of Code Section 162(m) and the regulations thereunder with respect to Awards. If any provision of the Plan or if any Award would otherwise conflict with the intent expressed in this Section 13.5, that provision, to the extent possible, shall be interpreted so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees. Nothing herein shall be interpreted to preclude a Participant who is or may be a Covered Employee from receiving any remuneration from the Company that is awarded not pursuant to the Plan or does not comply with Code Section 162(m).

13.6 Code Section 409A. The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Code Section 409A. The Plan and all Awards shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom. Should any provision of the Plan, any Award hereunder, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of the Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Employee’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s termination date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on the Employee under Section 409A. Any payments to be made under this Plan upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

13.7 Successors. The Plan will be binding upon and inure to the benefit of the successors of the Company and the Participants.

ONE Gas, Inc. Notice of 2017 Annual Meeting of Shareholders and Proxy Statement	79

15 East Fifth Street
Tulsa, OK 74103
www.ONEGas.com

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

       INTERNET/MOBILE – www.proxypush.com/ogs

               Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 24, 2017.

       PHONE – 1-866-883-3382

               Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 24, 2017.

        MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

  Please detach here

Your Board of Directors recommends a vote FOR the re-election of each of the Class III director nominees listed below:

1.	Election of two Class III directors:
		FOR	AGAINST	ABSTAIN
	01 Robert B. Evans	☐	☐	☐

	02 Michael G. Hutchinson	☐	☐	☐

Your Board of Directors recommends a vote FOR Proposals 2, 3 and 4:

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONE Gas, Inc. for the year ending December 31, 2017.				☐ For	☐ Against	☐ Abstain

3.	Advisory vote to approve the Company’s executive compensation.				☐ For	☐ Against	☐ Abstain

4.	Approval of the material terms of our Annual Officer Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.				☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐					Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ONE Gas, Inc.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 25, 2017

9:00 a.m. Central Time

15 East Fifth Street Tulsa, Oklahoma 74103	proxy

ANNUAL MEETING OF SHAREHOLDERS MAY 25, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John W. Gibson and Joseph L. McCormick, or either of them, with the power of substitution in each, proxies to vote all shares of stock of the undersigned in ONE Gas, Inc. at the Annual Meeting of Shareholders to be held May 25, 2017, and at any and all adjournments or postponements thereof, upon the matter of the election of directors, the proposals referred to in Items 2, 3 and 4 of this Proxy, and any other business that may properly come before the meeting.

Shares will be voted as specified. IF YOU SIGN BUT DO NOT GIVE SPECIFIC INSTRUCTIONS, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS PROPOSED AND FOR PROPOSALS 2, 3 AND 4.

This card also constitutes voting instructions by the undersigned participant to the trustee of the ONE Gas, Inc. 401(k) Plan, the ONE Gas, Inc. Profit Sharing Plan, the ONEOK, Inc. 401(k) Plan and the ONEOK, Inc. Profit Sharing Plan for all shares votable by the undersigned participant and held of record by such trustee, if any. The trustee will vote these shares as directed provided your voting instruction is received by 11:59 p.m. Central Daylight Time on May 22, 2017. If there are any shares for which instructions are not timely received, the trustee will cause all such shares to be voted in the same manner and proportion as the shares of the plan for which timely instructions have been received, unless to do so would be contrary to ERISA. All voting instructions for shares held of record by the plans shall be confidential.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF CLASS III DIRECTORS AS PROPOSED AND FOR PROPOSALS 2, 3 AND 4.

If you vote by the Internet or Telephone, DO NOT return your proxy card.

Please complete, sign and date the proxy card and return it in the postage-paid envelope.

See reverse for voting instructions.